Schedule 14A
(Rule 14a-101)
Information Required In Proxy Statement
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO.  )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

REYNOLDS AMERICAN INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 23, 2009

Dear Shareholder:

You are cordially invited to attend the 2009 annual meeting of shareholders of Reynolds American Inc. The meeting will be held at 9:00 a.m. (Eastern Time), on Wednesday, May 6, 2009, in the Reynolds American Plaza Building Auditorium at RAI’s corporate offices, 401 North Main Street, Winston-Salem, North Carolina.

The matters to be acted on at the annual meeting are described in the accompanying notice of meeting and proxy statement. Please give careful attention to these proxy materials.

Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing to most of our shareholders access to our proxy materials over the Internet through a process informally called “e-proxy.” We believe these rules allow us to deliver proxy materials to our shareholders in a cost-efficient and an environmentally sensitive manner, while preserving the ability of shareholders to receive paper copies of these materials if they wish.

It is important that your shares be represented and voted at the annual meeting regardless of the size of your holdings. Whether or not you plan to attend the annual meeting, we encourage you to vote your shares in advance of the annual meeting by using one of the methods described in the accompanying proxy materials.

Attendance at the annual meeting will be limited to our shareholders as of the record date of March 9, 2009, and to guests of RAI, as more fully described in the proxy statement. Admittance tickets will be required. If you are a shareholder and plan to attend, you MUST pre-register for the meeting and request an admittance ticket by writing to the Office of the Secretary, Reynolds American Inc., 401 North Main Street, P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. If your shares are not registered in your own name, evidence of your stock ownership as of March 9, 2009, must accompany your letter. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement. An admittance ticket will be held in your name at the registration desk, not mailed to you in advance of the meeting.

We anticipate that a large number of shareholders will attend the meeting. Seating is limited, so we suggest that you arrive early. The auditorium will open at 8:30 a.m.

If you have questions or need assistance in voting your shares, please contact our Shareholder Services Department at (866) 210-9976 (toll-free).

Thank you for your support and continued interest in RAI.

Sincerely,

Susan M. Ivey
Chairman of the Board,
President and Chief Executive Officer

Reynolds American Inc.
401 North Main Street
P.O. Box 2990
Winston-Salem, North Carolina 27102-2990

Notice of Annual Meeting of Shareholders
To be Held on Wednesday, May 6, 2009

March 23, 2009

To our Shareholders:

The 2009 annual meeting of shareholders of Reynolds American Inc. will be held at 9:00 a.m. (Eastern Time) on Wednesday, May 6, 2009, in the Reynolds American Plaza Building Auditorium at RAI’s corporate offices, 401 North Main Street, Winston-Salem, North Carolina. At the meeting, shareholders will be asked to take the following actions:

(1)	to elect four Class II directors to serve until the 2012 annual meeting of shareholders and one Class I director to serve until the 2011 annual meeting of shareholders;

(2)	to approve the Reynolds American Inc. 2009 Omnibus Incentive Compensation Plan;

(3)	to ratify the appointment of KPMG LLP as independent auditors for RAI’s 2009 fiscal year;

(4)	to act on four shareholder proposals, if presented by their proponents; and

(5)	to transact any other business as may be properly brought before the meeting or any adjournment or postponement thereof.

Only holders of record of RAI’s common stock as of the close of business on March 9, 2009, are entitled to notice of, and to vote at, the 2009 annual meeting of shareholders of RAI.

Whether or not you plan to attend the meeting, we urge you to vote your shares using a toll-free telephone number or the Internet, or by completing, signing and mailing the proxy card that either is included with these materials or will be sent to you at your request. Instructions regarding the different voting methods are contained in the accompanying proxy statement.

By Order of the Board of Directors,

McDara P. Folan, III
Secretary

Reynolds American Inc.
401 North Main Street
P.O. Box 2990
Winston-Salem, North Carolina 27102-2990

Proxy Statement

i

Information about the Annual Meeting and Voting

The Board of Directors, sometimes referred to as the Board, of Reynolds American Inc. is soliciting your proxy to vote at our 2009 annual meeting of shareholders (or any adjournment or postponement of the annual meeting). (References in this proxy statement to “RAI,” “we,” “our,” or “us” are references to Reynolds American Inc.) This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the 2009 annual meeting. Please read it carefully.

In accordance with certain rules, referred to as e-proxy, of the Securities and Exchange Commission, referred to as the SEC, we are making our proxy materials (consisting of this proxy statement, our 2008 Annual Report on Form 10-K and a letter from our Chairman) available over the Internet, rather than mailing a printed copy of our proxy materials to every shareholder. We began mailing a Notice of Internet Availability of Proxy Materials, referred to as the Notice, on or about March 23, 2009, to all shareholders entitled to vote, except shareholders who already had requested a printed copy of our proxy materials and except participants in our CIP and SIP, defined below, to whom we began mailing proxy materials (including a proxy card) on or about March 23, 2009. More information about e-proxy is provided in the following set of questions and answers, including information on, if you have received the Notice, how to receive by mail, free of charge, paper copies of the proxy materials.

When and where will the annual meeting be held?

The date, time and place of our 2009 annual meeting are set forth below:

Date:	Wednesday, May 6, 2009
Time:	9:00 a.m. (Eastern Time)
Place:	Reynolds American Plaza Building Auditorium RAI Corporate Offices 401 North Main Street Winston-Salem, North Carolina

What is required to attend the annual meeting?

Attendance at our 2009 annual meeting will be limited to our shareholders as of the record date of March 9, 2009, referred to as the record date, and to pre-approved guests of RAI. All shareholder guests must be pre-approved by RAI and will be limited to spouses, persons required for medical assistance and properly authorized representatives of our shareholders as of the record date. Admittance tickets will be required to attend the meeting. If you are a shareholder and plan to attend, you MUST pre-register and request an admittance ticket for you (and any guest for whom you are requesting pre-approval) no later than Friday, May 1, 2009, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. If your shares are not registered in your own name, evidence of your stock ownership as of March 9, 2009, must accompany your letter. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement. An admittance ticket will be held in your name at the registration desk — not mailed to you in advance of the meeting. Proper identification will be required to obtain an admittance ticket.

The 2009 annual meeting is a private business meeting. In accordance with RAI’s Amended and Restated Bylaws, referred to as Bylaws, and North Carolina law, our Chairman has the right and authority to determine and maintain the rules, regulations and procedures for the conduct of the meeting, including, but not limited to, maintaining order and the safety of those in attendance, dismissing business not properly submitted, opening and closing the polls for voting and limiting time allowed for discussion of the business at the meeting. A copy of the meeting rules will be provided to all properly pre-registered shareholders and guests with their admittance ticket.

We anticipate that a large number of shareholders will attend the meeting. Seating is limited, so we suggest you arrive early. The auditorium will open at 8:30 a.m.

If you have a disability, we can provide reasonable assistance to help you participate in the meeting. If you plan to attend the meeting and require assistance, please write or call the Office of the Secretary of RAI no later than May 1, 2009, at P.O. Box 2990, Winston-Salem, North Carolina 27102-2990; telephone number (336) 741-5162.

What is the purpose of the annual meeting?

At our 2009 annual meeting, shareholders will vote upon the matters outlined in the notice of meeting — the election of directors, the approval of the Reynolds American Inc. 2009 Omnibus Incentive Compensation Plan, referred to as the Omnibus Plan, ratification of the appointment of our independent auditors, and four shareholder proposals, if such proposals are presented by their proponents at the meeting. Also, RAI’s management will report on RAI’s performance during the last fiscal year and respond to questions from shareholders.

What are the Board’s recommendations regarding the matters to be acted on at the annual meeting?

The Board recommends a vote:

•	for the election of all director nominees,

•	for the approval of the Omnibus Plan,

•	for the ratification of the appointment of KPMG LLP as our independent auditors for our 2009 fiscal year,

•	against the four shareholder proposals described on pages 80 to 87 of this proxy statement, and

•	for or against any other matters that come before the annual meeting, as the proxy holders deem advisable.

What is e-proxy, and why is RAI using it?

E-proxy refers to the rules adopted by the SEC permitting companies to make their proxy materials available over the Internet, instead of mailing paper copies of the proxy materials to every shareholder. We are using e-proxy to distribute proxy materials to most of our shareholders because it will be cost effective for the company and the shareholders (by lowering printing and mailing costs), reduce the consumption of paper and other resources, and provide shareholders with more choices for accessing proxy information.

I received the Notice, but I prefer to read my proxy materials on paper — can I get paper copies?

Yes. In addition to providing instructions on accessing the proxy materials on the Internet (by visiting a web site referred to in the Notice), the Notice has instructions on how to request paper copies by phone, e-mail or on the Internet. You will be sent, free of charge, printed materials within three business days of your request. Once you request paper copies, you will continue to receive the materials in paper form until you instruct us otherwise.

I had consented before to the electronic delivery of proxy materials — will I continue to receive them via e-mail?

Yes. The e-proxy rules work in harmony with the existing rules allowing shareholders to consent to electronic delivery of proxy materials. If you have already registered to receive materials electronically, you will continue to receive them that way. If you have not already done so, but desire now to consent to electronic delivery, please see the question below “Can I receive future proxy materials from RAI electronically?”

Who is entitled to vote at the annual meeting?

Shareholders who owned RAI common stock at the close of business on March 9, 2009, the record date, are entitled to vote. As of the record date, we had 291,330,661 shares of RAI common stock outstanding. Each outstanding share of RAI common stock is entitled to one vote. The number of shares you own is reflected on your Notice and/or proxy card.

Is there a difference between holding shares “of record” and holding shares in “street name”?

Yes. If your shares are registered directly in your name with RAI’s transfer agent (BNY Mellon Shareowner Services), then you are considered to be the shareholder “of record” with respect to those shares, and the Notice and/or these proxy materials are being sent directly to you by RAI. If your shares are held in the name of a bank, broker or other nominee, then you are considered to hold those shares in “street name” or to be the “beneficial owner” of such shares. If you are a beneficial owner, then the Notice and/or these proxy materials are being forwarded to you by your nominee who is considered the shareholder of record with respect to the shares.

How many votes must be present to hold the annual meeting?

A quorum of shareholders is necessary to hold a valid meeting. The holders of record, present in person or by proxy at the meeting, of a majority of the shares entitled to vote constitute a quorum. Once a share is represented for any purpose at the meeting, it is considered present for quorum purposes for the remainder of the meeting. Abstentions, shares that are withheld as to voting with respect to one or more of the director nominees and “broker non-votes” will be counted in determining the existence of a quorum. A “broker non-vote” occurs on an item when a nominee is not permitted to vote without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the nominee with such instructions.

How can I vote my shares?

You may vote in person at our 2009 annual meeting or you may designate another person — your proxy — to vote your stock. The written document used to designate someone as your proxy also is called a proxy or proxy card. We urge you to vote your shares by proxy even if you plan to attend the annual meeting. You can always change your vote at the meeting. If you are a shareholder of record, then you can vote by proxy over the Internet by following the instructions in the Notice, or, if you request printed copies of the proxy materials by mail, you can also vote by mail or telephone.

If you are a beneficial owner and you want to vote by proxy, then you may vote by proxy over the Internet, or if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone by following the instructions in the Notice.

If I want to vote my shares in person at the annual meeting, what must I do?

If you plan to attend the meeting and vote in person and you hold your shares directly in your own name, then we will give you a ballot when you arrive. However, if you hold your shares in street name, then you must obtain a legal proxy assigning to you the right to vote your shares from the nominee who is the shareholder of record. The legal proxy must accompany your ballot to vote your shares in person.

If I hold shares in an employee benefit plan sponsored by RAI, how will those shares be voted?

If you participate in the Reynolds American Capital Investment Plan, referred to as the CIP, or in the Savings and Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico, referred to as the SIP, then your proxy card will serve as voting instructions for the trustee of the CIP or the custodian of the SIP for shares of RAI common stock allocated to your account under the CIP or the SIP. Shares for which no instructions are received will be voted by the trustee of the CIP and the custodian of the SIP in the same proportion as the shares for which instructions are received by each of them.

What are my choices when voting?

You may specify whether your shares should be voted for all, some or none of the director nominees. You also may specify whether your shares should be voted for or against, or whether you abstain from voting with respect to, each of the other proposals.

What if I do not specify how I want my shares voted?

If you sign and return a proxy card, one of the individuals named on the card (your proxy) will vote your shares as you have directed. If you are a shareholder of record and return a signed proxy card, or if you give your proxy by telephone or over the Internet, but do not make specific choices, your proxy will vote your shares in accordance with the Board’s recommendations listed above. Please see the discussion below under “How many votes are required to elect directors and adopt the other proposals?” for further information on the voting of shares.

If any other matter is presented at our 2009 annual meeting, then your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters that had been properly presented to be acted upon at the annual meeting.

Can I change my proxy?

Yes. You may revoke or change your proxy by:

•	sending in another signed proxy card with a later date,

•	notifying our Secretary in writing before the meeting that you have revoked your proxy, or

•	voting in person at the meeting or through Internet or telephone voting. Your latest telephone or Internet vote is the one that is counted.

How many votes are required to elect directors and adopt the other proposals?

The required number of votes depends upon the particular item to be voted upon:

Item		Vote Necessary*

• Item 1:	Election of Directors	Directors are elected by a “plurality” of the votes cast at the meeting, meaning that the director nominee with the most votes for a particular slot is elected for that slot. Director nominees do not need a majority to be elected.
• Item 2:	Approval of the Omnibus Plan	Approval requires the affirmative vote of a majority of the votes cast at the meeting and that the total votes cast represent over 50% of the shares entitled to vote on the proposal.
• Item 3:	Ratification of the appointment of independent auditors	Approval requires the affirmative vote of a majority of the votes cast at the meeting.
• Items 4-7:	Shareholder proposals	Approval requires the affirmative vote of a majority of the votes cast at the meeting.

*	Under rules of the New York Stock Exchange, referred to as the NYSE, if you hold your shares in street name, then your broker is permitted to vote your shares on Items 1 and 3 even if it does not receive voting instructions from you. Under NYSE rules, your broker may not vote your shares on Item 2 and Items 4-7 without instructions from you. Without your voting instructions, a broker non-vote will occur on Item 2 and Items 4-7. Abstentions, shares that are withheld as to voting with respect to nominees for director and broker non-votes will not be counted as votes cast.

Who counts the votes?

We will retain an independent party, Broadridge Financial Solutions, Inc., to receive and tabulate the proxies, and to serve as an inspector of election to certify the results.

Are votes confidential?

The votes of all shareholders will be held in confidence from our directors, officers and employees, except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against RAI,

•	in case of a contested proxy solicitation,

•	if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management, or

•	to allow the independent inspectors of election to certify the results of the vote.

How do I obtain the voting results?

Preliminary voting results will be announced at the 2009 annual meeting, and will be set forth in a press release that we intend to issue after the annual meeting. The press release will be available on our web site at www.reynoldsamerican.com. Final voting results will be published in our Quarterly Report on Form 10-Q for the quarter ending June 30, 2009, which we will file with the SEC. A copy of this Quarterly Report on Form 10-Q will be available on our web site after its filing with the SEC.

Can I receive future proxy materials from RAI electronically?

Yes. Shareholders can elect to receive an e-mail that will provide electronic links to these materials in the future. If you are a registered shareholder, and have not already elected to view documents issued by us over the Internet, then you can choose to receive these documents electronically by following the appropriate prompts when you vote using the Internet. (If you hold your RAI common stock in nominee name, then you should review the information provided by your nominee for instructions on how to elect to view future proxy materials and annual reports using the Internet.) By choosing to receive shareholder materials electronically, you support us in our effort to control escalating printing and postage costs, and to protect the environment. We hope that our shareholders find this service convenient and useful. Costs normally associated with electronic access, such as usage and telephonic charges, will be your responsibility.

If you elect to view our annual reports and proxy materials using the Internet, we will send you a notice at the e-mail address provided by you explaining how to access these materials, but we will not send you paper copies of these materials unless you request them. We also may choose to send one or more items to you in paper form even though you elected to receive them electronically. Your consent to receive materials electronically rather than by mail will be effective until you revoke it by terminating your registration by going to the web site www.enrollicsdelivery.com/rai, writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990, or calling us at (336) 741-5162. If at any time you would like to receive a paper copy of the annual report, proxy statement or other documents issued by us, you may request any of these documents by writing to the address above, calling us at (336) 741-5162 or going to the web site www.reynoldsamerican.com.

By consenting to electronic delivery, you are stating to us that you currently have access to the Internet and expect to have access to the Internet in the future. If you do not have access to the Internet, or do not expect to have access in the future, please do not consent to electronic delivery because we may rely on your consent and not deliver paper copies of documents, including, for example, future annual meeting materials or other documents issued by us.

Can RAI deliver only one set of annual meeting materials to multiple shareholders who share the same address?

Yes. SEC rules allow us to send a single Notice or copy of our proxy materials to two or more of our shareholders sharing the same address, subject to certain conditions, in a process called “householding.” To take advantage of the cost savings offered by householding, we have delivered only one Notice or copy of proxy materials to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or proxy materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice, proxy statement or Form 10-K, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061, or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future Notices, proxy statements and Forms 10-K for your household, please contact Broadridge at the above phone number or address.

How will RAI solicit votes, and who will pay for the proxy solicitation?

We are soliciting this proxy on behalf of your Board of Directors and will bear the solicitation expenses. We are making this solicitation by mail, but our directors, officers and employees also may solicit by telephone, e-mail, facsimile or in person. We will pay for the cost of these solicitations, but these individuals will receive no additional compensation for their solicitation services. We will reimburse nominees, if they request, for their expenses in forwarding proxy materials to beneficial owners.

Is a list of shareholders available?

Yes, an alphabetical list of the names of all shareholders of record, as of the close of business on the record date, will be available for inspection by any shareholder or his or her representative, upon written demand, during the period from March 25, 2009, to May 6, 2009. This list can be viewed at RAI’s corporate offices located at 401 North Main Street, Winston-Salem, North Carolina 27101 between the hours of 8:30 a.m. and 5:00 p.m. Under applicable North Carolina law, a shareholder or his or her representative may, under certain circumstances and at the shareholder’s expense, copy the list during the period it is available for inspection. A shareholder desiring to inspect and/or copy the shareholder list should contact RAI’s Secretary at 401 North Main Street, Winston-Salem, North Carolina 27101 (phone: (336) 741-5162), to make necessary arrangements. In addition, we will make the shareholders’ list available for inspection to any shareholder or his or her representative during the 2009 annual meeting.

Whom should I contact if I have questions about voting at the annual meeting?

If you have any questions or need further assistance in voting your shares, please contact:

Reynolds American Inc.
Shareholder Services
P.O. Box 2990
Winston-Salem, NC 27102-2990
(866) 210-9976 (toll-free)

The Board of Directors

Item 1:	Election of Directors

The business and affairs of RAI are managed under the direction of your Board of Directors. The Board currently consists of 13 directors who are divided into three classes, two classes of four directors each and one class of five directors, with each class serving staggered terms of three years. The Class I directors, except as otherwise noted below, have a term ending on the date of the 2011 annual meeting, the Class II directors have a term ending on the date of the 2009 annual meeting, and the Class III directors have a term ending on the date of the 2010 annual meeting. Pursuant to our Articles of Incorporation, each class is to consist, as nearly as may reasonably be possible, of one-third of the total number of directors constituting the Board.

Currently, our Class II directors are Nicandro Durante, Holly K. Koeppel, H.G.L. (Hugo) Powell, Joseph P. Viviano and Thomas C. Wajnert. Pursuant to our Corporate Governance Guidelines, the Board expects that no director will be nominated for election to the Board following his or her 70th birthday. Mr. Viviano turned 70 years old during his term as a Class II director and has elected to retire from the Board effective with the 2009 annual meeting, coincident with the expiration of his term as a Class II director.

The remaining persons currently serving on the Board as a Class II director — Nicandro Durante, Holly K. Koeppel, H.G.L. (Hugo) Powell and Thomas C. Wajnert — have been nominated for re-election to such class at the 2009 annual meeting. If re-elected at the 2009 annual meeting, Ms. Koeppel and Messrs. Durante, Powell and Wajnert will hold office until the 2012 annual meeting or until their successors have been elected and qualified.

In addition to the foregoing persons’ nomination for re-election as Class II directors, Luc Jobin has been nominated for re-election to Class I at the 2009 annual meeting. Mr. Jobin was first elected to serve as a director at the Board’s July 2008 meeting, when he was elected to Class I. Although the term of the other Class I directors ends on the date of the 2011 annual meeting, Mr. Jobin’s current term as a Class I director is scheduled to expire on the date of the 2009 annual meeting because, under the law of North Carolina (the state in which RAI is incorporated), he was elected to fill a vacancy on the Board. If re-elected at the 2009 annual meeting, Mr. Jobin, like the other current Class I directors, will hold office until the 2011 annual meeting.

Pursuant to the terms of the Governance Agreement, dated July 30, 2004, as amended, referred to as the Governance Agreement, by and among RAI, Brown & Williamson Holdings, Inc. (formerly known as Brown & Williamson Tobacco Corporation), referred to as B&W, and British American Tobacco p.l.c., the parent corporation of B&W and referred to as BAT, B&W has designated Messrs. Durante and Powell as nominees for re-election as Class II directors. (The material terms of the Governance Agreement relating to the nomination of directors are described below under “— Governance Agreement.”) The Board’s Corporate Governance and Nominating Committee, referred to as the Governance Committee, also has recommended Ms. Koeppel and Mr. Wajnert as nominees for re-election to the Board as Class II directors and Mr. Jobin as a nominee for re-election to the Board as a Class I director. The other persons who have been designated by B&W pursuant to the Governance Agreement as directors of RAI are Ms. Atkins (Class I director) and Messrs. Feinstein and Withington (Class III directors).

As previously disclosed, two directors resigned from the Board during the 2008 fiscal year — John T. Chain, Jr., who retired from the Board effective with the 2008 annual meeting, coincident with the expiration of his term as a Class I director, and Antonio Monteiro de Castro, who resigned as a Class II director effective December 4, 2008.

Your proxy will vote for each of the nominees for directors unless you specifically withhold authority to vote for a particular nominee. If any such nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected.

Your Board of Directors recommends a vote FOR the election of each of the four Class II director nominees and the one Class I director nominee.

Biographies of Board Members

Certain biographical information regarding the persons nominated for election to the Board at our 2009 annual meeting and regarding the other persons serving on the Board (other than Mr. Viviano who will retire effective with the 2009 annual meeting) is set forth below:

Director Nominees

Name	Age	Business Experience

Class II Directors (terms expiring in 2012)

Nicandro Durante	52	Mr. Durante has been the Chief Operating Officer for BAT, the world’s second largest publicly traded tobacco group, since January 2008. Mr. Durante joined Souza Cruz SA, a BAT Brazilian subsidiary, in 1981, and in 1996 was appointed Marketing Finance Controller of Souza Cruz’s head office in the UK. He served as Finance Director of Souza Cruz in Hong Kong from 1998 until 2002, when he was appointed General Manager of Souza Cruz. Mr. Durante was appointed BAT’s Regional Director for Africa & Middle East in March 2006. Mr. Durante commenced serving on the Board of RAI as of December 4, 2008.

Holly K. Koeppel	50	Ms. Koeppel has been executive vice president and chief financial officer of American Electric Power Company, Inc., referred to as AEP, one of the largest power generators and distributors in the United States, since 2006. She joined AEP in 2000 as vice president, new ventures, corporate development, and was promoted to senior vice president, corporate development and strategy in 2002. Later that year, she was promoted to executive vice president, energy services of AEP. She became executive vice president, commercial operations of AEP in 2003 and served as executive vice president of AEP Utilities-East from 2004 until she was appointed chief financial officer in 2006. Ms. Koeppel commenced serving on the board of RAI as of July 16, 2008. She currently serves on the Advisory Board of Rolls Royce Solid-Oxide Fuel Cell Division and is a director of Energy Insurance Mutual. Ms. Koeppel is an active advocate of the Women’s Fund of Central Ohio, a member of The Ohio State University Dean’s Advisory Council and a member of the Opera Columbus Board and the Board of the Center of Science and Industry.

H.G.L. (Hugo) Powell	64	Mr. Powell retired in 2002 from Interbrew S.A., an international brewer that in 2004 became part of InBev S.A., where he served as Chief Executive Officer beginning in 1999. During Mr. Powell’s tenure as Chief Executive Officer, he led Interbrew through a crucial period in its expansion and evolution, including the completion of 33 acquisitions. Between 1984 and 1999, Mr. Powell held various operational positions within John Labatt Ltd. and Interbrew, including Chief Executive Officer of Interbrew Americas since 1995. Mr. Powell commenced serving on the Board of RAI as of July 30, 2004. Mr. Powell also serves on the board of directors of ITC Limited.

Name	Age	Business Experience

Thomas C. Wajnert	65	Mr. Wajnert has been self-employed since July 2006, providing advisory services, including acting as a Senior Advisor to Irving Place Capital Partners. From January 2002 to June 2006, he had been Managing Director of Fairview Advisors, LLC, a merchant bank he co-founded. Mr. Wajnert retired as Chairman of the Board and Chief Executive Officer of AT&T Capital Corporation, a commercial finance and leasing company, where he was employed from November 1984 until December 1997. Mr. Wajnert commenced serving on the Board of RAI as of July 30, 2004, and served on the board of directors of R. J. Reynolds Tobacco Holdings, Inc., a wholly owned subsidiary of RAI and formerly a publicly traded company, referred to as RJR, from June 1999 to July 2004. Mr. Wajnert also serves on the boards of directors of NYFIX, Inc., United Dominion Realty Trust, Inc., Alter Moneta Corporation and Churchill Financial Corp., and is Non-Executive Chairman of FGIC, Inc., a privately held financial guarantee insurance company.

Class I Director (term expiring in 2011)

Luc Jobin	49	Mr. Jobin has been executive vice president of Power Corporation of Canada, referred to as PCC, an international management and holding company, since February 2005, with responsibility for overseeing PCC’s diversified portfolio of investments. Prior to joining PCC, he spent 22 years in a variety of financial and executive management positions with Imasco Limited and its Canadian tobacco subsidiary, Imperial Tobacco. Imasco, a major Canadian consumer products and services corporation, became a BAT subsidiary in 2000. Mr. Jobin served as president and chief executive officer of Imperial Tobacco from the fall of 2003 until he joined PCC. Mr. Jobin commenced serving on the Board of RAI as of July 16, 2008. He also serves on the boards of directors of Victoria Square Ventures Inc., Picchio Pharma, Inc. and GESCA Ltd., and is a member of the board of directors of On the Tip of the Toes Foundation, which organizes therapeutic adventure expeditions for teenagers living with cancer.

Continuing Directors

Class III Directors (terms expiring in 2010)

Martin D. Feinstein	60	Mr. Feinstein was the Chairman of Farmers Group, Inc. and Farmers New World Life Insurance Company from 1997 to July 2005, and served as the Chief Executive Officer of Farmers Group, Inc. from 1997 to April 2005 and as President and Chief Operating Officer of Farmers Group, Inc. from 1995 to 1996. Prior to 1995, Mr. Feinstein held various management positions with Farmers Group, Inc. He retired from Farmers Group, Inc. in July 2005. Farmers Group, Inc. was an indirect, wholly owned subsidiary of B.A.T. Industries p.l.c., an affiliate of BAT, from 1988 to 1998. Mr. Feinstein was a member of the board of directors of B.A.T. Industries p.l.c. from January 1997 to September 1998, and was a member of the Group Management Board of Zurich Financial Services from 1998 to April 2005. Mr. Feinstein commenced serving on the Board of RAI as of November 30, 2005. He also is a member of the boards of directors of GeoVera Holdings, Inc. and Almin p.l.c.

Name	Age	Business Experience

Susan M. Ivey	50	Ms. Ivey has been President and Chief Executive Officer of RAI since January 2004, and was elected the Chairman of the Board of RAI effective January 1, 2006. She served as Chairman of the Board of R. J. Reynolds Tobacco Company, a wholly owned operating subsidiary of RAI, referred to as RJR Tobacco, from July 2004 to May 2008. From July 2004 to December 2006, she also served as Chief Executive Officer of RJR Tobacco. She served as President and Chief Executive Officer of B&W from 2001 to 2004. Ms. Ivey also served as a director of B&W from 2000 to 2004 and Chairman of the Board of B&W from January 2003 to 2004. Prior to 2001, Ms. Ivey held various marketing positions with B&W and BAT after joining B&W in 1981. Ms. Ivey commenced serving on the Board of RAI as of January 2004. She also is a member of the board of directors of R.R. Donnelley & Sons Company. In addition, Ms. Ivey is a member of the boards of directors of the United Way of Forsyth County, the Winston-Salem YWCA and the University of Florida Foundation; and serves on the boards of trustees of Wake Forest University, Senior Services, Inc. of Winston-Salem and Salem College.

Lionel L. Nowell, III	54	Mr. Nowell has been Senior Vice President and Treasurer of PepsiCo, the world’s fourth-largest food and beverage company, since August 2001. Prior to that, he served as Chief Financial Officer for The Pepsi Bottling Group, a position he assumed in 2000 after serving as Controller for PepsiCo since July, 1999. Mr. Nowell joined PepsiCo in July, 1999 from RJR Nabisco, Inc. (now known as RJR), where he was Senior Vice President, Strategy and Business Development from January, 1998 to July, 1999. Mr. Nowell commenced serving on the Board of RAI as of September 26, 2007. Mr. Nowell also is a member of the board of directors of American Electric Power Company, Inc. He also serves on the Dean’s Advisory Board at The Ohio State University Fisher College of Business and is an active member of the Executive Leadership Council, American Institute of Certified Public Accountants and the Ohio Society of CPAs.

Neil R. Withington	52	Mr. Withington has been Director, Legal and Security, and Group General Counsel of BAT, the world’s second largest publicly traded tobacco group, since August 2000. Mr. Withington joined BAT in 1993 as a Senior Lawyer and served in that capacity until 1995. He was named as the Assistant General Counsel and Head of Product Liability Litigation Group of BAT in 1996. Mr. Withington then served as the Deputy General Counsel of BAT from 1998 until 2000. Mr. Withington commenced serving on the Board of RAI as of July 30, 2004.

Name	Age	Business Experience

Class I Directors (terms expiring in 2011)

Betsy S. Atkins	54	Ms. Atkins has been the Chief Executive Officer of Baja Ventures, an independent venture capital firm focused on the technology and life sciences industry, since 1994. Previously, Ms. Atkins served as Chairman and Chief Executive Officer of NCI, Inc., a functional food/nutraceutical company, from 1991 through 1993. Ms. Atkins commenced serving on the Board of RAI as of July 30, 2004. Ms. Atkins also serves on the boards of directors of Polycom, Inc., Chico’s FAS Inc. and SunPower Corporation, as well as a number of private companies (including the board of directors of The NASDAQ Stock Market LLC), and is an advisor to British Telecom. Ms. Atkins also is a member of the Florida International University Board of Trustees.

Nana Mensah	56	Mr. Mensah has been the Chairman and Chief Executive Officer of ‘XPORTS, Inc., a privately held company that exports food packaging and food processing equipment and pharmaceuticals to foreign markets, since January 2005, and previously served in those same positions from April 2003 until July 2003 and from October 2000 until December 2002. He had served as the Chief Operating Officer — Domestic of Church’s Chicken, a division of AFC Enterprises, Inc. and one of the world’s largest quick-service restaurant chains, from August 2003 to December 2004, when it was sold to a private equity firm. Mr. Mensah was President, U.S. Tax Services of H&R Block Inc., a tax, mortgage and financial services company, from January 2003 until March 2003. Mr. Mensah commenced serving on the Board of RAI as of July 30, 2004, and served on the board of directors of RJR from June 1999 to July 2004. Mr. Mensah is a Distinguished Fellow at Georgetown College in Kentucky. He also is a member of the boards of trustees of the Lexington Philharmonic Society, the Children’s Miracle Network and the Kentucky Children’s Hospital.

John J. Zillmer	53	Mr. Zillmer served as Chairman and Chief Executive Officer of Allied Waste Industries, Inc., the nation’s second-largest waste management company, from May 2005 until December 2008, when Allied Waste merged with Republic Services, Inc. Prior to joining Allied Waste, Mr. Zillmer had been retired since January 2004. From May 2000 until January 2004, he served as Executive Vice President of ARAMARK Corporation. During the same period, he also served as President of ARAMARK’s Food and Support Services Group. From August 1999 to May 2000, he served as President of ARAMARK’s Food and Support Services International division, and from May 1995 to August 1999, he served as President of ARAMARK’s Business Services division. Mr. Zillmer commenced serving on the Board of RAI as of July 12, 2007. He also is a member of the board of directors of Ecolab Inc.

Governance Agreement

In connection with the business combination transactions, collectively referred to as the Business Combination, consummated on July 30, 2004, pursuant to which, among other things, the U.S. cigarette and tobacco business of B&W was combined with the business of RJR Tobacco, RAI, B&W and BAT entered into the Governance Agreement, which sets forth the parties’ agreement regarding various aspects of the governance of RAI, including the nomination of RAI directors. As noted above, under “— Item 1: Election of Directors,” the Board currently consists of 13 persons. Under the terms of the Governance Agreement, the Board is nominated as follows:

Nominator	Nominee

B&W	B&W has the right to designate for nomination five directors, at least three of whom are required to be independent directors and two of whom may be executive officers of BAT or any of its subsidiaries.
Governance Committee	The Governance Committee will recommend to the Board for nomination:
• the chief executive officer of RAI or an equivalent senior executive officer, and
• the remaining directors, each of whom is required to be an independent director.

The number of directors B&W is entitled to designate for nomination to the Board will be affected by the amount of RAI common stock which B&W owns. (As of the date of this proxy statement, B&W owns approximately 42% of RAI common stock.) Specifically, the Governance Agreement provides that designations by B&W will be subject to the following limitations prior to the recommendation of nominees by the Governance Committee:

If B&W’s ownership interest in RAI as of a specified date is:	B&W will have the right to designate:

• less than 32% but greater than or equal to 27%	• two independent directors, and
• two directors who may be executive officers of BAT or any of its subsidiaries.
• less than 27% but greater than or equal to 22%	• two independent directors, and
• one director who may be an executive officer of BAT or any of its subsidiaries.
• less than 22% but greater than or equal to 15%	• one independent director, and
• one director who may be an executive officer of BAT or any of its subsidiaries.
• less than 15%	• no directors.

In addition, the Governance Agreement provides that in no event will the number of directors designated by B&W divided by the total number of directors then comprising the Board, exceed the number of directors which B&W is then entitled to designate pursuant to the terms of the Governance Agreement divided by 12, rounded up to the nearest whole number.

For purposes of the Governance Agreement, an independent director means a director who would be considered an “independent director” of RAI under the NYSE listing standards, as such listing standards may be amended from time to time, and under any other applicable law that imposes as a condition to any material benefit to RAI or any of its subsidiaries, the independence of one or more members of the Board, excluding, in each case, requirements that relate to “independence” only for members of a particular committee or directors fulfilling a particular function. In no event will any person be deemed to be an “independent director” if such person is, or at any time during the three years preceding the date of determination was, a director, officer or employee of BAT or any of its subsidiaries, other than RAI and its subsidiaries, if applicable. In addition, no person will be deemed to be an “independent director” unless such person also would be considered to be an “independent director” of BAT under the NYSE listing standards, whether or not such person is in fact a director of BAT, assuming the NYSE listing standards were applicable to BAT. Under the Governance Agreement, the fact that a person has been designated by B&W for nomination will not by itself disqualify that person as an “independent director.”

Pursuant to the Governance Agreement, because the Board has included all of B&W’s designees on management’s slate of nominees, and because the Board will include the number of directors designated by B&W in accordance with the terms of the Governance Agreement following the election of directors at the 2009 annual meeting, BAT and its subsidiaries will vote, pursuant to an irrevocable proxy, their shares of RAI common stock in favor of management’s slate of nominees (consisting of Ms. Koeppel and Messrs. Durante, Powell and Wajnert for Class II, and Mr. Jobin for Class I) at the 2009 annual meeting. Under the Governance Agreement, BAT and its subsidiaries will not be required to vote in favor of management’s slate of nominees at a particular shareholders’ meeting if a third party has made a material effort to solicit proxies in favor of a different slate of directors for that meeting.

Determination of Independence of Directors

The NYSE listing standards require that all listed companies have a majority of independent directors. For a director to be “independent” under the NYSE listing standards, the board of directors of a listed company must affirmatively determine that the director has no material relationship with the company, or its subsidiaries or affiliates, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company or its subsidiaries or affiliates. In accordance with the NYSE listing standards, RAI’s Board has adopted the following standards to assist it in its determination of director independence; a director will be determined not to be independent under the following circumstances:

•	the director is, or has been within the last three years, an employee of RAI, or an immediate family member is, or has been within the last three years, an executive officer, of RAI,

•	the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from RAI, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service),

•	(1) the director is a current partner or employee of a firm that is RAI’s internal or external auditor; (2) the director has an immediate family member who is a current partner of such a firm; (3) the director has an immediate family member who is a current employee of such a firm and currently works on RAI’s audit; or (4) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on RAI’s audit within that time,

•	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of RAI’s present executive officers at the same time serves or served on that company’s compensation committee, or

•	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, RAI for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues.

The foregoing director independence standards are set forth in the Governance Guidelines, which can be found in the “Governance” section of the www.reynoldsamerican.com web site, or can be requested, free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

The Board has determined that the following directors are independent within the meaning of the foregoing NYSE listing standards: Betsy S. Atkins, Martin D. Feinstein, Luc Jobin, Holly K. Koeppel, Nana Mensah, Lionel L. Nowell, III, H.G.L. (Hugo) Powell, Joseph P. Viviano, Thomas C. Wajnert and John J. Zillmer. None of the foregoing independent directors has any relationship with RAI, other than being a director and/or shareholder of RAI.

Committees and Meetings of the Board of Directors

The standing committees of the Board are the Audit and Finance Committee, referred to as the Audit Committee, the Compensation and Leadership Development Committee, referred to as the Compensation Committee, and the Governance Committee. All of the current standing committees of the Board are comprised of non-management directors, who are independent as defined by applicable NYSE listing standards as discussed above under “— Determination of Independence of Directors.” Pursuant to the Governance Agreement, each of the Board committees will have at least five members. The Governance Agreement also provides that the directors designated by B&W will have proportionate representation on each Board committee, with at least one director designated by B&W serving on each Board committee so long as any directors designated by B&W serve on the Board. B&W, which has designated one member to serve on the Audit Committee, has provided a revocable waiver with respect to its right to have an additional B&W designee serve on the Audit Committee. Notwithstanding the foregoing, a director designated by B&W may not serve on any Board committee if such service would violate mandatory legal or exchange listing requirements or any other applicable law that requires committee member independence as a condition to a material benefit to RAI or any of its subsidiaries.

Each of the Board’s three standing committees operates in accordance with the terms of a written charter. Copies of each such charter can be found in the “Governance” section of the www.reynoldsamerican.com web site, or can be requested, free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. Information regarding the current membership of each standing committee of the Board is set forth in the table below, and information regarding the activities of each standing committee of the Board is presented following the table.

RAI Board Standing Committees
	Audit		Compensation	Governance
Director(1)	Committee		Committee	Committee

Betsy S. Atkins(2)			X	X
Martin D. Feinstein(2)	X			X
Luc Jobin	X
Holly K. Koeppel	X
Nana Mensah			X
Lionel L. Nowell, III	X
H.G.L. (Hugo) Powell(2)			X	X (3)
Joseph P. Viviano			X (3)	X
Thomas C. Wajnert	X	(3)(4)		X
John J. Zillmer			X
Number of Meetings in 2008	10		6	6

(1)	Only non-management directors serve on the standing committees of the Board.

(2)	A B&W designee.

(3)	Chair of committee.

(4)	The Board has determined that Mr. Wajnert meets the definition of an “audit committee financial expert,” within the meaning of Item 407(d)(5) of Regulation S-K.

For 2008, the Board also established an ad hoc committee, the Committee on Strategic Matters, the purpose of which was to evaluate, and provide feedback regarding, long-range strategic plans and initiatives proposed by management. Such committee met four times during 2008. The members of the Committee on Strategic Matters were: Martin D. Feinstein, Antonio Monteiro de Castro, H.G.L. (Hugo) Powell and Thomas C. Wajnert (Chair).

Audit and Finance Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities by overseeing:

•	that management has maintained the reliability and integrity of the accounting policies, financial reporting and disclosure practices and financial statements of RAI and its subsidiaries,

•	that management has established and maintained processes to assure that an adequate system of internal control is functioning within RAI,

•	that management has established and maintained processes to assure compliance by RAI with all applicable laws, regulations and RAI policies,

•	that management has established and maintained processes to ensure adequate enterprise risk management,

•	the qualifications, independence and performance of RAI’s independent auditors and internal audit department, and

•	the financial policies, strategies and activities, and capital structure, of RAI.

The oversight of finance related matters was added to the Audit Committee’s responsibilities in 2008. The Audit Committee is directly responsible for the appointment, termination, compensation, retention, evaluation and oversight of the work of RAI’s independent auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for RAI. The Audit Committee also serves as a qualified legal compliance committee, within the meaning of the Sarbanes-Oxley Act of 2002, responsible for, among other things, reviewing reports by RAI’s attorneys of any material violations of securities laws and any material breaches of fiduciary duties under applicable law.

Compensation and Leadership Development Committee

General.  The Compensation Committee is responsible for:

•	overseeing and administering the policies, programs, plans and arrangements for compensating the executive management of RAI and its subsidiaries, and

•	overseeing leadership talent development and succession planning for the top executive leadership positions of RAI and its subsidiaries (other than succession planning for RAI’s Chief Executive Officer which is performed by the Governance Committee).

As part of its responsibilities, the Compensation Committee:

•	approves, or makes recommendations to the Board with respect to, the base salary and annual incentives payable to all of RAI’s executive officers, including the Chief Executive Officer,

•	approves, or makes recommendations to the Board with respect to, compensation and grants of restricted stock, performance shares, performance units and other long-term incentives to management employees, and

•	administers plans and programs relating to employee benefits, incentives and compensation.

In 2007, the Governance Committee was responsible for evaluating the Chief Executive Officer’s performance and making a recommendation to the independent directors for their approval of any changes to her base salary. Commencing in 2008, the Compensation Committee assumed the responsibility, with input from all members of the Board, for evaluating the performance of RAI’s Chief Executive Officer. Based on such evaluation, the Compensation Committee recommends to the independent directors for their approval any changes in the Chief Executive Officer’s annual compensation. For a discussion of the Compensation Committee’s policies relating to executive compensation, see “Executive Compensation — Compensation Discussion and Analysis” below.

RAI’s Chief Executive Officer has an indirect role in determining the annual base salary increase for certain executive officers, in that the Chief Executive Officer assigns the individual performance ratings for such persons. For 2008, with respect to the other executive officers named in the Summary Compensation Table below (each officer named in such table, including Ms. Ivey, is referred to as a named executive officer), Ms. Ivey, as Chief Executive Officer, assigned the performance rating for Ms. Lambeth and Messrs. Adams and Delen. For 2008, Ms. Lambeth assigned the performance rating for Mr. Payne; commencing in 2009, Ms. Ivey also will assign Mr. Payne’s performance rating. Ms. Ivey also assigns the performance rating for certain other executive officers who are her direct reports and are not named in the Summary Compensation Table.

The individual performance rating and the general merit increase determine the amount of a person’s proposed base salary increase; before the proposed base salary increase becomes effective for any named executive officer, however, the Compensation Committee or the other independent members of the Board must approve such increase. Similarly, certain of the named executive officers, other than the Chief Executive Officer, assign annual performance ratings for other executive officers of RAI who are not named in the Summary Compensation Table; the Compensation Committee approves, without further Board action, the base salary increase for such other officers. No executive officer has any role in determining or recommending the compensation of the Chief Executive Officer. No executive officer of RAI has a direct role in approving or recommending any stock-based awards to any other executive officer; instead, such awards are approved either by the Board or the Compensation Committee. See “Executive Compensation — Compensation Discussion and Analysis” for additional information regarding the process for determining executive officer compensation.

Delegation.  Pursuant to the Compensation Committee charter, the Chair of the Committee has the authority to approve the compensation for persons at the Executive Vice President level or below (except for the Chief Financial Officer, RJR Tobacco President and General Counsel) to the extent the Chair deems such approval necessary and appropriate under the circumstances, and if the Committee is not otherwise in session. In addition, the Compensation Committee may, in its discretion and as it considers appropriate, delegate such other of its powers and responsibilities to other subcommittees, or to committees comprised of officers or employees, except that grants to persons who are subject to the Section 16 reporting requirements may only be approved by a subcommittee comprised solely of two or more non-employee directors, and grants designed to be “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to as the Code, may only be approved by a subcommittee comprised solely of two or more outside directors. In February 2009, the Compensation Committee delegated to a committee consisting of Ms. Ivey, as Chief Executive Officer, and Lisa J. Caldwell, RAI’s Executive Vice President — Human Resources, the authority during the remainder of 2009 to approve, outside of the normal, annual grant cycle, grants under the Reynolds American Inc. Long-Term Incentive Plan, referred to as the LTIP, or, if approved by the shareholders, the Omnibus Plan, to persons at the Vice President level and below. Any such grants made under that delegated authority are required to have the same terms as the grants made to other employees as of March 2, 2009, and any such additional long-term incentive grants may not cause the maximum amount of the total 2009 long-term incentive grants approved by the Compensation Committee to be exceeded. See “Executive Compensation — Compensation Discussion and Analysis — Long-Term Incentive Compensation — 2009 LTIP Grants” below for information regarding the terms of the 2009 LTIP grants made to key employees.

Compensation Consultants.  Under its charter, the Compensation Committee has the sole authority to retain any compensation consultant for purposes of evaluating, and making recommendations with respect to, the compensation of our executive officers, as well as the sole authority to approve the terms of any such consulting arrangement, including the fees payable to the consultant. The Compensation Committee also has the sole authority to terminate any compensation consultant that it has retained. In addition to the retention of compensation consultants, the Compensation Committee has the authority, under its charter, to retain independent legal counsel or other independent advisors to assist the Committee in performing its duties.

The Compensation Committee currently uses Hewitt Associates to provide the Committee with on-going recommendations regarding executive compensation in light of market practices and legal or regulatory considerations, and consistent with RAI’s needs and the Committee’s compensation philosophy. Hewitt Associates provides the Compensation Committee with market or benchmark data to assist the Committee in making determinations concerning senior management base salary and annual incentive levels, and long-term incentive awards. A representative of Hewitt Associates generally attends each meeting of the Compensation Committee. The Compensation Committee has requested that Hewitt Associates work with RAI’s management in preparing appropriate executive compensation proposals for the Committee’s review and consideration; provide independent, candid advice to the Committee; and help ensure that the Committee receives the information and counsel necessary to make well-informed, reasoned decisions in the best interests of RAI’s shareholders.

The Human Resources departments of RAI and certain of its operating subsidiaries from time to time engage Hewitt Associates to provide compensation advice on matters not pertaining to the compensation of RAI’s executive officers. Pursuant to procedures established by the Compensation Committee in February 2007, management of RAI or its operating subsidiaries may retain the same compensation consulting firm retained by the Committee to provide market pricing and other compensation consulting services for positions at levels below those requiring the approval of the Committee. Further, management of RAI and its operating subsidiaries are required to obtain the prior approval of the Compensation Committee before engaging the same compensation consulting firm then retained by the Committee, if management expects that the fees payable to such firm for consulting services provided at management’s direction will exceed $1 million for such engagement or in the aggregate during any fiscal year.

The Governance Committee also currently uses Hewitt Associates to provide recommendations regarding compensation of RAI’s non-employee directors.

Compensation Committee Interlocks and Insider Participation.  An SEC rule requires RAI to disclose the existence of certain relationships involving any member of RAI’s Compensation Committee, on the one hand, and RAI, on the other hand. Such relationships, referred to as “compensation committee interlocks and insider participation” include, among other things, where

•	an executive officer of RAI served as a member of the compensation committee of another entity, one of whose executive officers served on RAI’s Compensation Committee, or

•	an executive officer of RAI served as a director of another entity, one of whose executive officers served on RAI’s Compensation Committee.

During 2008, there were no compensation committee interlocks or insider participation at RAI.

Corporate Governance and Nominating Committee

General.  The Governance Committee:

•	reviews the qualifications of candidates for nomination to the Board and its committees,

•	recommends to the Board nominees for election as directors,

•	reviews and evaluates annually and recommends the processes and practices through which the Board conducts its business,

•	reviews and evaluates annually the assignment of the various oversight responsibilities and activities of the Board committees,

•	reviews periodically the compensation of the Board in relation to comparable companies and recommends any changes needed to maintain appropriate and competitive Board compensation,

•	initiates and oversees annually an appraisal of the performance of the Board, the Board Committees, the Lead Director and, in conjunction with the Lead Director, the individual directors in meeting their respective corporate governance responsibilities,

•	reviews RAI’s corporate governance guidelines and considers the adequacy of such guidelines in light of current best practices and in response to any shareholder concerns,

•	reviews and reports to the Board on succession planning for RAI’s Chief Executive Officer, and

•	may nominate an independent director to serve as a lead director under the circumstances described below under “— Lead Director.”

Director Nomination Process.  The Board is responsible for selecting its members, subject to shareholder approval and the relevant provisions of the Governance Agreement, but delegates the screening process to the Governance Committee with input from the Chairman of the Board, the Chief Executive Officer (if different from the Chairman of the Board) and the Lead Director. The Governance Committee uses the following methods for identifying director nominees, other than incumbent directors being considered for re-election or nominees designated by B&W pursuant to the Governance Agreement:

•	professional third-party search firms, which provide candidate names, biographies and background information,

•	the Governance Committee’s, the Board’s and management’s networks of contacts, and

•	shareholder recommendations.

In connection with its process of identifying, screening and recommending candidates for Board membership, the Governance Committee evaluates each potential candidate against the qualifications set forth in its committee charter and the Governance Guidelines, and reviews the appropriate skills and characteristics required of directors in the context of prevailing business conditions and the then-existing composition of the Board. The qualifications considered in the selection of director nominees include the following:

•	experience as a director of a publicly traded company,

•	extent of experience in business, finance or management,

•	overall judgment to advise and direct RAI and its operating subsidiaries in meeting their responsibilities to shareholders, customers, employees and the public, and

•	the interplay of a candidate’s experience with the experience of the other Board members and the extent to which the candidate would be a desirable addition to the Board and any of its committees.

The objective is a diverse Board that brings to RAI a variety of perspectives and skills derived from high quality business and professional experience.

Additional policies regarding Board membership, as set forth in the Governance Guidelines, include the following:

•	a majority of the Board must be independent within the meaning of the Governance Guidelines and the NYSE listing standards,

•	the Executive Chairman of the Board, if there is one, and the Chief Executive Officer normally will be the only management directors,

•	a Board member, other than a non-independent designee of B&W pursuant to the Governance Agreement, who ceases to be active in his or her principal business or profession, or experiences other changed circumstances that could diminish his or her effectiveness as a Board member, is expected to offer his or her resignation to the Board, which will determine whether such member should continue to serve as a director, and

•	the Board expects that no director will be nominated for election or re-election to the Board following his or her 70th birthday.

Incumbent directors are reviewed for suitability for continued service on the Board by the Governance Committee and the full Board prior to their nomination for re-election.

Candidates are recommended to the full Board for nomination for election as directors only upon the affirmative vote of a majority of the members of the Governance Committee.

Shareholder Nominations to the Board.  Shareholders may recommend candidates for Board membership by submitting their recommendations in writing to the Office of the Secretary, Reynolds American Inc., P. O. Box 2990, Winston-Salem, North Carolina 27102-2990. The written recommendation must provide the following information:

•	the candidate’s name, age, business address and, if known, residence address,

•	the candidate’s principal occupation or employment,

•	the number of shares of RAI common stock owned by the candidate,

•	any other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC promulgated under the Exchange Act,

•	the written consent of the candidate to be named in the proxy statement as a nominee, if applicable, to serve as a director if elected, and to provide information the Board requests to determine whether the candidate qualifies as an independent director under applicable guidelines, and

•	a description of all arrangements or understandings between the shareholder (or shareholder related person, as such term is defined in RAI’s Bylaws), the candidate and any other person or persons (naming such person or persons), pursuant to which the recommendation is being made by the shareholder.

The Governance Committee will evaluate any director candidate recommended by a shareholder based upon the facts and circumstances at the time of the receipt of such recommendation. Applicable considerations would include:

•	whether the Governance Committee currently is looking to fill a new position created by an expansion of the number of directors, or a vacancy that may exist on the Board,

•	whether nomination of a particular candidate would be consistent with the Governance Agreement,

•	whether the current composition of the Board is consistent with the criteria described in the Governance Guidelines,

•	whether the candidate submitted possesses the requisite qualifications that generally are the basis for selection for candidates to the Board, as described in the Governance Guidelines and as described above, and

•	whether the candidate would be considered independent under the Governance Guidelines and the NYSE listing standards.

The Governance Committee will not alter the manner in which it evaluates a candidate based on whether the candidate was recommended by a shareholder or otherwise.

A shareholder also may nominate a person for election to the Board at the 2010 annual meeting of shareholders by providing notice and the other required information described in RAI’s Bylaws, in writing, to the Office of the Secretary, Reynolds American Inc., P. O. Box 2990, Winston-Salem, North Carolina 27102-2990, for receipt between October 24, 2009, and November 23, 2009. RAI’s Bylaws can be found in the “Governance” section of the www.reynoldsamerican.com web site or may be obtained, free of charge, from the Office of the Secretary.

Lead Director

Under the Governance Guidelines, the independent directors may elect, upon nomination by the Governance Committee, an independent director to serve as Lead Director if the positions of Chairman of the Board and Chief Executive Officer are held by the same person. Pursuant to the Governance Guidelines, the Board elected John T. Chain, Jr. to serve as Lead Director, commencing January 1, 2006. In 2007, the Board modified the Governance Guidelines to provide that the term of any future Lead Director would be one year, instead of three years. Upon General Chain’s retirement from the Board on May 5, 2008, the Board elected Mr. Wajnert to serve as Lead Director.

The Lead Director is responsible for:

•	presiding over executive sessions of the non-management directors and the independent directors,

•	calling meetings of the non-management directors and the independent directors as he or she deems necessary,

•	facilitating communications and serving as a liaison between the non-management directors and the Chairman of the Board and Chief Executive Officer, though each director is free to communicate directly with the Chairman of the Board and Chief Executive Officer,

•	consulting with the Chairman of the Board, the Chief Executive Officer and the Secretary on the agenda for Board meetings and on the need for special meetings of the Board,

•	together with the Chair of the Compensation Committee, communicating to the Chief Executive Officer the results of the evaluation of his or her performance,

•	in conjunction with the Governance Committee, overseeing the evaluation process of individual directors,

•	meeting with any director who is not adequately performing his or her duties as a member of the Board or any Board committee, and

•	otherwise consulting with the Chairman of the Board on matters relating to management effectiveness and Board performance.

Board Meetings

The Governance Guidelines provide that each Board meeting agenda shall include time for an executive session with only directors and the Chief Executive Officer present, and an executive session with only non-employee directors present. In addition, the Governance Guidelines provide that at the Board meeting following each annual meeting of shareholders, the Board shall have an executive session with only independent directors present. The Lead Director, if one has been appointed, is responsible for presiding over executive sessions of the non-management directors and the independent directors. In the absence of the Lead Director, if one has been appointed, the Chair of the Governance Committee shall preside over executive sessions of the non-management directors and the independent directors. Similarly, if no Lead Director has been appointed, and the Chairman of the Board is an employee of RAI or a subsidiary of RAI, then the Chair of the Governance Committee shall preside over executive sessions with only non-employee directors or independent directors present. As noted above, Mr. Wajnert has served as Lead Director since May 6, 2008. Currently, Mr. Powell serves as the Chair of the Governance Committee.

During 2008, there were seven meetings of the RAI Board. Each director attended at least 75% of the total meetings of the Board and committees of which he or she was a member, except that Mr. Zillmer attended approximately 69% of the total meetings of the Board and committees of which he was a member. The Governance Guidelines provide that Board members are expected to attend annual meetings of shareholders, barring unavoidable circumstances that prevent attendance. All of our current directors who were directors on May 6, 2008, except Ms. Atkins, attended our annual shareholders’ meeting held on that date.

Director Compensation

We provide to our non-employee directors (other than Messrs. Durante and Withington, both of whom were full-time employees of BAT during 2008, and Mr. Monteiro de Castro, who retired from BAT at the end of 2007) compensation for their service on the Board in the form of retainers and meeting fees, and certain equity awards, all as described in greater detail below. See “— Payment for Services of Certain Board Designees” below for a discussion of the compensation RAI pays or paid for the service of Messrs. Durante, Monteiro de Castro and Withington as directors of RAI. (Our non-employee directors, other than Messrs. Durante, Monteiro de Castro and Withington, are collectively referred to as Outside Directors). RAI does not compensate any director who is an employee of RAI or any of its subsidiaries in his or her capacity as a director, except that RAI does reimburse all directors for actual expenses incurred in connection with attendance at Board and committee meetings, including transportation, food and lodging expenses. If a guest accompanies a director on a trip to a Board meeting and the guest was not invited by RAI, then charges associated with that guest will not be reimbursed by RAI. Transportation, food and lodging expenses that are incurred by a guest and paid for by RAI will be imputed as income to the director. RAI also reimburses Outside Directors for the fees and expenses incurred by them in connection with their attendance at one director education program per year.

The Governance Committee, with the assistance of an outside compensation consultant, currently Hewitt Associates, periodically evaluates and recommends changes to the compensation program for RAI’s non-employee directors. No executive officer is involved in approving, or recommending changes to, any elements of the director compensation program.

The following table shows the annual compensation paid by RAI to the Outside Directors and Mr. Monteiro de Castro for their service on the Board during 2008.

2008 Director Compensation (1)

			Change in
			Pension Value
			and Nonqualified
		Stock	Deferred
	Fees Earned or	Awards	Compensation	All Other
Name	Paid in Cash ($)(6)	($)(7)(8)	Earnings ($)(9)	Compensation ($)(10)	Total ($)

Betsy S. Atkins	88,500	(176,612)	0	1,510	(86,602)
John T. Chain, Jr.(2)	36,692	(418,897)	123	11,790	(370,292)
Martin D. Feinstein	91,500	(221,281)	0	3,302	(126,479)
Luc Jobin(3)	42,390	194,257	0	2,056	238,703
Holly K. Koeppel(4)	42,390	159,551	0	1,966	203,907
Nana Mensah	84,000	13,165	0	2,662	99,827
Antonio Monteiro de Castro(5)	220,073	0	0	0	220,073
Lionel L. Nowell, III	85,500	15,127	0	2,786	103,413
H.G.L. (Hugo) Powell	103,000	(311,248)	223	11,010	(197,015)
Joseph P. Viviano	100,000	(311,248)	0	8,482	(202,766)
Thomas C. Wajnert	132,077	(311,248)	0	4,034	(175,137)
John J. Zillmer	73,500	132,699	0	1,286	207,485

(1)	As an employee director, Ms. Ivey receives no compensation for her service on the Board. See “Executive Compensation” below for information regarding the compensation that she receives in her capacity as RAI’s Chief Executive Officer and President. During 2008, RAI did not pay any compensation directly to Messrs. Durante or Withington for serving as directors. See “— Payment for Services of Certain Board Designees” below for information regarding the compensation RAI pays for the Board service of such persons.

(2)	General Chain retired from the Board effective May 5, 2008.

(3)	On July 16, 2008, the Board elected Mr. Jobin to serve as a director.

(4)	On July 16, 2008, the Board elected Ms. Koeppel to serve as a director.

(5)	As noted above, Mr. Monteiro de Castro resigned from the Board effective December 4, 2008. At BAT’s direction, the fee that normally would have been paid to BAT for Mr. Monteiro de Castro’s service on the Board during 2008 was paid directly to Mr. Monteiro de Castro. See “— Payment for Services of Certain Board Designees” below for additional information.

(6)	The amounts in this column include Board and Board committee retainers paid for service in 2008, fees paid for Board and Board committee meetings attended in 2008 and, in the case of General Chain and Mr. Wajnert, the supplemental retainer paid for service as Lead Director. Amounts are shown in this column notwithstanding a director’s election to defer his or her retainers and meeting fees pursuant to the plan described below under “— Deferred Compensation Plan.” For additional information regarding director meeting fees and retainers, see “— Annual Retainers and Meetings Fees” below.

(7)	The amounts shown in this column represent the amount recognized as compensation expense in 2008 (pursuant to Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment,” referred to as FAS 123(R)) by RAI for financial statement reporting purposes with respect to awards made during 2008, and in previous years, under the Equity Incentive Award Plan for Directors of Reynolds American Inc., referred to as the EIAP. In some cases, the amounts shown in this column are negative, representing a decrease in the amount recognized as compensation expense in 2008 due to the decline in the price of RAI’s common stock during 2008. The amounts shown in this column do not equal the value that any director actually received during 2008 with respect to his or her EIAP awards. Certain Outside Directors have elected to receive RAI common stock, in lieu of RAI common stock equivalents (which also are referred to as deferred stock units), with respect to their initial and/or annual awards under the EIAP. Under FAS 123(R), the amount of compensation expense recognized for RAI common stock awarded under the EIAP is more or less than the compensation expense recognized for deferred stock units awarded under the EIAP. The assumptions upon which the amounts in this column are based are set forth in note 18 to consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on February 23, 2009, referred to as the 2008 Annual Report on Form 10-K. No Outside Director forfeited any stock awards during 2008.

The amounts in this column do not include any dividends paid on shares of RAI common stock issued under the EIAP, or dividend equivalents earned on deferred stock units awarded under the EIAP or credited under the Amended and Restated Deferred Compensation Plan for Directors of Reynolds American Inc., referred to as the DCP. See “— Equity Awards” below for a discussion of the material terms of the EIAP and DCP. The amount of dividend equivalents earned or credited on directors’ deferred stock units, and charged to expense (or the decrease in such amount), in 2008 was as follows — Ms. Atkins: ($8,827); General Chain: ($3,260); Mr. Feinstein: $12,610; Mr. Jobin: $0; Ms. Koeppel: $2,485; Mr. Mensah: $6,250; Mr. Nowell: $12,859; Mr. Powell: ($167); Mr. Viviano: ($167); Mr. Wajnert: ($167); and Mr. Zillmer: $1,045.

(8)	The grant date fair value, as determined in accordance with FAS 123(R), of the stock awards made in 2008, under the EIAP, to each of Ms. Koeppel and Mr. Jobin was $195,820, to General Chain was $10,000, and to each other Outside Director was $147,760. The aggregate number of outstanding stock awards (representing deferred stock units awarded under the EIAP or credited under the DCP) held by the Outside Directors as of December 31, 2008, are set forth below:

Name	Units (#)

Betsy S. Atkins	14,989
John T. Chain, Jr.	22,845
Martin D. Feinstein	17,061
Luc Jobin	412
Holly K. Koeppel	3,973
Nana Mensah	6,082
Lionel L. Nowell, III	8,496
H.G.L. (Hugo) Powell	27,288
Joseph P. Viviano	22,733
Thomas C. Wajnert	21,528
John J. Zillmer	1,111

No stock options were granted to Outside Directors in 2008, and no stock options were held by Outside Directors as of December 31, 2008.

(9)	The amounts in this column reflect the interest earned on the cash accounts of the Outside Directors who participate in the DCP to the extent such interest is considered “above-market” within the meaning of applicable SEC rules.

(10)	The amounts in this column include the value of matching gifts made on behalf of Ms. Atkins and Messrs. Chain, Powell and Viviano pursuant to the program described below under “Other Benefits — Matching Grants Program;” an amount up to $1,500 for a laptop computer, to be used for Board meetings, for all Outside Directors other than Ms. Atkins and Messrs. Chain, Powell, Viviano and Zillmer, the value of which is imputed to the individual director for income tax purposes; and the cost of life insurance premiums, for all Outside Directors other than Mmes. Atkins and Koeppel, and Mr. Powell, and excess liability insurance premiums, for all Outside Directors, paid by RAI for certain insurance offered to the Outside Directors, as described below under “Other Benefits — Insurance and Indemnification Benefits.”

Annual Retainers and Meeting Fees

•	Each Outside Director receives an annual retainer of $60,000.

•	The Lead Director, if one is elected, receives a supplemental annual retainer of $20,000.

•	Each Outside Director who is a Chair of one of the standing committees of the Board receives a supplemental annual retainer as follows — Audit Committee Chair: $20,000; Compensation Committee Chair: $10,000; and Governance Committee Chair: $10,000.

•	Each Outside Director receives an attendance fee of $1,500 for each Board meeting attended, and members of each Board committee receive an attendance fee of $1,500 for each committee meeting attended (except Mr. Monteiro de Castro). In addition, each Outside Director who is not a member of an ad hoc committee, but who attends a meeting of such a committee, receives the same meeting fee as committee members.

Deferred Compensation Plan

Under the DCP, Outside Directors may defer payment of their retainers and meeting fees until termination of service as a director or until a selected year in the future. Participating directors may elect, on an annual basis, to direct RAI to defer their retainers and meeting attendance fees in 25% increments to a cash account, a stock account or a combination of both. The plan provides that amounts deferred to a cash account earn interest at the prime rate as set by JPMorgan Chase Bank, and amounts deferred to a stock account mirror the performance of, and receive dividend equivalents based on, RAI common stock. Participating directors are entitled to receive a distribution, only in the form of cash, of their account balances either in full on the deferral date or in up to ten annual installments commencing on a selected future date.

Equity Awards

RAI provides its Outside Directors with certain stock-based awards pursuant to the terms of the EIAP. Upon election to the Board, an Outside Director receives under the EIAP an initial grant of 3,500 deferred stock units or, at the director’s election, 3,500 shares of RAI common stock. Upon appointment as a Non-Executive Chairman of the Board, such director receives a grant of 3,500 deferred stock units or, at such person’s election, 3,500 shares of RAI common stock, so long as such director previously did not receive an initial grant upon his or her election to the Board. In addition, pursuant to the EIAP, each Outside Director receives on the date of each annual meeting of shareholders (provided the Outside Director remains on the Board after the date of such meeting), a grant of 2,000 (or, in the case of a Non-Executive Chairman of the Board, 4,000) deferred stock units or, at the director’s election, 2,000 (or, in the case of a Non-Executive Chairman, 4,000) shares of RAI common stock. If RAI does not hold an annual meeting of shareholders in any year, then the annual award under the EIAP will be made to Outside Directors on the anniversary of the preceding year’s annual meeting of shareholders. Shares of RAI common stock awarded to Outside Directors in lieu of deferred stock awards upon a director’s initial award or any annual award under the EIAP will not bear any transfer restrictions, other than any restrictions arising generally by virtue of federal and state securities laws. Each Outside Director also is entitled to receive a quarterly award of deferred stock units on the last day of each calendar quarter, with the number of units being equal to: $10,000 (or, in the case of a Non-Executive Chairman of the Board, $20,000) divided by the average closing price of a share of RAI common stock for each business day during the last month of such calendar quarter. If a director has served for less than the entire quarter, the number of units granted will be prorated based upon the period of such person’s actual Board service during the quarter.

The deferred stock units granted under the EIAP receive dividends at the same rate as RAI common stock, but the dividends are credited in the form of additional deferred stock units. The deferred stock units have no voting rights. Distribution of deferred stock units will be made after the participant ceases to be a director, at the participating director’s election, either in a single lump sum or in up to ten annual, equal installments. At the election of the director, the payment of the initial and annual deferred stock unit grants may be made in cash or in RAI common stock, which shares of stock will not bear transfer restrictions other than any restrictions arising generally by virtue of federal and state securities laws. Distribution of the deferred stock units received in connection with a quarterly award will be made only in cash. Cash distributions of deferred stock units generally are based on the average closing price of RAI common stock during December of the year preceding payment. Notwithstanding the foregoing, upon the death of a participating director (whether before or after ceasing to serve as a director), any deferred stock units then outstanding in such director’s account will be distributed in a single lump sum cash amount to the director’s designated beneficiary or estate, as the case may be. Such distribution will be made after the end of the quarter in which the plan administrator is notified of the participant’s death and will be based upon the average closing price of RAI common stock during that month.

An aggregate of 1,000,000 shares of RAI common stock have been authorized for issuance under the EIAP. Shares relating to awards under the EIAP that are forfeited, terminated or settled in cash in lieu of stock will become available for future grants. The EIAP also affords its administrator, the Governance Committee, the discretion to grant Outside Directors options to acquire shares of RAI common stock. Any such options will have an exercise price equal to the per share closing price of RAI common stock on the date of grant, will vest and become exercisable in full six months after the date of grant and will have a ten-year term. No options were granted to Outside Directors in 2008, and no options currently are outstanding under the EIAP.

Other Benefits

Insurance and Indemnification Benefits.

•	Each Outside Director is offered, during the term of their service on the Board, life insurance coverage having a death benefit of either $50,000 or $100,000. The Outside Director does not pay for such coverage, but the value of the coverage is imputed to the director for income tax purposes. General Chain also had separate life insurance coverage, paid for by RAI, associated with his prior service as a director of Nabisco Group Holdings Corp., the former parent of RJR; the amount of such additional coverage was $25,000 during 2008.

•	Each Outside Director is offered, during the term of their service on the Board, excess liability insurance coverage of $10,000,000. The Outside Director does not pay for this coverage, but the value of this coverage also is imputed to the director. Such excess coverage may be extended for an additional three-month period following the end of the director’s Board service, subject to the director’s payment of the premium for such period. To receive such excess liability coverage, an Outside Director is required to maintain, at his or her own cost, underlying liability insurance with certain limits depending upon the type of underlying coverage.

•	Each Outside Director is covered by RAI’s business travel insurance policy, which provides benefits of up to $500,000 upon an Outside Director’s death or accidental injury occurring while the director is traveling in connection with his service on the Board.

•	All directors and officers of RAI and its subsidiaries are covered by RAI’s directors’ and officers’ liability insurance policy, which has an aggregate coverage limit of $395 million, with an additional $50 million of coverage for non-employee directors and, subject to certain conditions, employee directors.

•	All directors are covered by the indemnification provisions contained in RAI’s Articles of Incorporation, and are parties to individual indemnification agreements with RAI.

Matching Grants Program.  All Outside Directors are eligible to participate in a matching grants program sponsored by RAI and the Reynolds American Foundation. Pursuant to this program, RAI or the Reynolds American Foundation will match grants, on a one-for-one basis, that a director makes to an educational, art, cultural or charitable organization. The maximum, aggregate annual amount of the matching grants for each director is $10,000. The Reynolds American Foundation will provide a matching grant up to the first $4,000, and RAI will provide a matching grant up to the next $6,000, for each qualifying contribution made by an Outside Director. A director may participate in the matching grants program through the end of the calendar year in which the director terminates his or her service on the Board.

Payment for Services of Certain Board Designees

In general, in consideration for the service of the two BAT employee directors on the Board, referred to as the BAT employee directors, RAI pays BAT an annual fee, paid on a quarterly basis, per director. Such amounts are paid to BAT in lieu of any other compensation (other than the reimbursement of certain expenses) to which the BAT employee directors otherwise would be entitled in their capacities as members of RAI’s Board. For 2008, the amount of the annual fee for each of the two BAT employee directors was $237,500. As previously noted, Mr. Monteiro de Castro, although retired from BAT, continued to serve as a BAT employee director on RAI’s Board through December 4, 2008 (at which time Mr. Durante commenced his service as a BAT employee director on the Board). At BAT’s direction, RAI paid the fee associated with Mr. Monteiro de Castro’s Board service during 2008 directly to Mr. Monteiro de Castro, rather than to BAT. The fees for the

Board service of Messrs. Durante and Withington during 2008 were paid by RAI directly to BAT. For 2009, the annual fee for the Board service of each of Messrs. Durante and Withington will be $215,020, and the quarterly payment of such amounts will be made by RAI directly to BAT.

Equity Ownership Guidelines

After completion of five years of service as a member of RAI’s Board of Directors, each director is expected to hold and retain a minimum of 10,000 shares of RAI common stock. It is generally expected that a director will not dispose of RAI common stock during the first five years of service on the Board, unless the director holds and retains RAI common stock in excess of the minimum threshold level of 10,000 shares. For purposes of the foregoing ownership guidelines, RAI common stock includes:

•	shares of RAI common stock beneficially owned by the director,

•	deferred stock units or shares of RAI common stock granted to the director under the EIAP, and

•	deferred stock units received by the director as deferred compensation under the DCP.

Shares of RAI common stock subject to unexercised stock options held by a director are not counted toward an individual director’s stock ownership target. These stock ownership guidelines do not apply to any director who is also an officer or employee of BAT so long as such director does not participate in any equity compensation plan made available to RAI’s non-employee directors.

Code of Conduct

RAI has adopted a Code of Conduct that applies to all directors, officers and employees of RAI and its subsidiaries, including RAI’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Code of Conduct is intended to constitute a “code of ethics” within the meaning of Item 406(b) of Regulation S-K. Any amendment to, or waiver from, a provision of RAI’s Code of Conduct (other than technical, administrative or other non-substantive amendments) that applies to RAI’s Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer, or persons performing similar functions for RAI, will be disclosed on the www.reynoldsamerican.com web site within four business days following the date of the amendment or waiver. The Code of Conduct can be found in the “Governance” section of the www.reynoldsamerican.com web site, or can be requested, free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

Shareholder Communications to the Board

Shareholders and other constituencies may communicate directly with the Board or individual members of the Board by submitting written correspondence to Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. Shareholders and other constituencies may communicate directly with the non-management directors as a group by writing to the Lead Director or, if a Lead Director has not been appointed, to the Chair of the Governance Committee at the foregoing address.

Security Ownership of Certain Beneficial Owners and Management

Stock Ownership of Principal Shareholders

We have been notified by the persons in the following table that they are beneficial owners (as defined by the rules of the SEC) of more than 5% of RAI common stock.

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership		Percent of Class(4)

British American Tobacco p.l.c.	122,518,429	(1)	42.05
Globe House 4 Temple Place London, WC2R 2PG

Brown & Williamson Holdings, Inc.	122,518,429	(1)	42.05
103 Foulk Road, Suite 117 Wilmington, Delaware 19803

Invesco Ltd.	29,338,208	(2)	10.07
1360 Peachtree Street, NE Atlanta, Georgia 30309

Invesco Asset Management Limited	29,052,343	(3)	9.97
30 Finsbury Square London, England EC2A 1AG

(1)	Based upon a Schedule 13G/A filed by B&W and BAT with the SEC on February 12, 2009, (a) B&W and BAT hold sole dispositive and sole voting power over these shares and (b) B&W is the record and beneficial owner of these shares, and BAT is the beneficial owner of such shares by virtue of its indirect ownership of all of the equity and voting power of B&W.

(2)	According to a Schedule 13G/A filed by Invesco Ltd., on behalf of itself and certain of its investment advisory subsidiaries, with the SEC on February 12, 2009, Invesco Asset Management Limited, Invesco Institutional (N.A.), Inc., Invesco Asset Management Deutschland GmbH, Invesco Management S.A., Invesco PowerShares Capital Management LLC and Invesco PowerShares Capital Management Ireland Ltd. held, with respect to these shares, sole voting and dispositive power over 29,052,343 shares; 47,250 shares; 13,880 shares; 1,100 shares; 120,830 shares; and 485 shares, respectively, as of December 31, 2008; and Invesco Asset Management (Japan) Limited held, with respect to these shares, shared voting and sole dispositive power over 95,620 shares as of December 31, 2008.

(3)	See footnote 2 for additional information.

(4)	Information in this column is based on 291,330,661 shares of RAI common stock outstanding on March 9, 2009, the record date for the 2009 annual meeting.

Stock Ownership of Management

The following table indicates the number of shares of RAI common stock beneficially owned as of March 9, 2009, by each current director, each named executive officer and all directors and executive officers as a group, based on information provided to RAI by these individuals. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote, or the power to transfer, and stock options that are exercisable currently or become exercisable within 60 days. Except as described in the footnotes to the table, each person has sole investment and voting power over the shares for which he or she is shown as beneficial owner.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership	Percent of Class(7)

Non-Employee Directors
Betsy S. Atkins(1)	0	*
Nicandro Durante	0	*
Martin D. Feinstein(1)	355	*
Luc Jobin(1)	3,500	*
Holly K. Koeppel(1)	0	*
Nana Mensah(1)	7,820	*
Lionel L. Nowell, III(1)	8,287	*
H.G.L. (Hugo) Powell(1)(2)	7,600	*
Joseph P. Viviano(1)	6,500	*
Thomas C. Wajnert(1)	0	*
Neil R. Withington	0	*
John J. Zillmer(1)	5,500	*
Executive Officers
Thomas R. Adams(3)(4)	16,966	*
Daniel M. Delen(3)(4)	37,697	*
Jeffrey A. Eckmann(5)	6,817	*
Susan M. Ivey(3)(4)	125,222	*
E. Julia (Judy) Lambeth(3)(4)	19,062	*
Tommy J. Payne(3)(4)	22,860	*
All directors, director nominees and executive officers as a group (consisting of 23 persons)(6)	317,128	*

*	Less than 1%

(1)	The shares beneficially owned do not include the following deferred common stock units, which are RAI common stock equivalents awarded under the EIAP or credited under the DCP: (a) 15,299 units for Ms. Atkins; (b) 17,415 units for Mr. Feinstein; (c) 415 units for Mr. Jobin; (d) 4,051 units for Ms. Koeppel; (e) 6,205 units for Mr. Mensah; (f) 8,660 units for Mr. Nowell; (g) 27,845 units for Mr. Powell; (h) 23,206 units for Mr. Viviano; (i) 21,976 units for Mr. Wajnert; and (j) 1,130 units for Mr. Zillmer. Neither Ms. Ivey nor Messrs. Durante or Withington participate in the EIAP or DCP.

(2)	The shares owned by Mr. Powell have been pledged as collateral to a third party.

(3)	The shares beneficially owned do not include the following performance shares, granted under the LTIP, which upon vesting will be paid to the LTIP participant in RAI common stock: (a) 32,903 performance shares for Mr. Adams; (b) 60,482 performance shares for Mr. Delen; (c) 188,580 performance shares for Ms. Ivey; (d) 35,203 performance shares for Ms. Lambeth; and (e) 20,556 performance shares for Mr. Payne.

(4)	The shares beneficially owned include the following shares of restricted stock granted under the LTIP, which shares are subject to prohibitions against transfer, but carry voting and dividend rights, prior to vesting: (a) 8,661 shares of restricted stock for Mr. Adams; (b) 23,697 shares of restricted stock for Mr. Delen; (c) 72,927 shares of restricted stock for Ms. Ivey; (d) 13,835 shares of restricted stock for Ms. Lambeth; and (e) 8,404 shares of restricted stock for Mr. Payne.

(5)	Mr. Eckmann retired from RAI effective May 1, 2008.

(6)	The shares beneficially owned by all directors, director nominees and executive officers as a group: (a) do not include an aggregate of 126,207 deferred common stock units awarded to directors under the EIAP or credited to directors under the DCP; (b) do not include an aggregate of 426,321 performance shares granted to executive officers under the LTIP; (c) include an aggregate of 157,411 shares of restricted stock granted to executive officers under the LTIP, which shares are subject to prohibitions against transfer, but carry voting and dividend rights, prior to vesting; and (d) include 1,470 shares of stock (as to which beneficial ownership is disclaimed) held by the spouse of an executive officer.

(7)	The information in this column is based on 291,330,661 shares of RAI common stock outstanding on March 9, 2009, the record date for the 2009 annual meeting. For purposes of computing the percentage of outstanding shares held by each person named in the table, any security that such person has the right to acquire within 60 days is deemed to be held by such person, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Standstill Provisions; Transfer Restrictions

In addition to provisions relating to the nomination and election of directors to RAI’s Board, the Governance Agreement, among other things, prohibits BAT and its subsidiaries from acquiring, or making a proposal to acquire, beneficial ownership of additional shares of RAI common stock until the earlier of July 30, 2014 (the tenth anniversary of the Governance Agreement) and the date on which a significant transaction is consummated (such period is referred to as the Standstill Period). For purposes of the Governance Agreement, a significant transaction means any sale, merger, acquisition or other business combination involving RAI or its subsidiaries pursuant to which more than 30% of the voting power or the total assets of RAI would be received by any person or group. Under the Governance Agreement, BAT and its subsidiaries also are prohibited during the Standstill Period from taking certain actions, including, without limitation, participating in certain proxy solicitations with respect to RAI common stock and seeking additional representation on RAI’s Board. The Governance Agreement provides several exceptions to the foregoing prohibitions, including, without limitation, permitting BAT and its subsidiaries to acquire additional shares of RAI common stock in connection with certain BAT counteroffers made in response to a third party’s offer to enter into a significant transaction involving RAI.

The Governance Agreement also restricts the ability of BAT and its subsidiaries to sell or transfer shares of RAI common stock. Specifically, during the term of the Governance Agreement, BAT and its subsidiaries may not (subject to B&W’s obligation to participate in RAI’s share repurchase program, as discussed below):

•	sell or transfer RAI common stock if, to B&W’s knowledge, the acquiring party would beneficially own 7.5% or more of the voting power of all of RAI’s voting stock after giving effect to such sale or transfer, or

•	in any six-month period, and except in response to certain tender or exchange offers, sell or transfer RAI common stock representing more than 5% of the voting power of all of RAI’s voting stock without first obtaining the consent of a majority of the independent members of RAI’s Board not designated by B&W.

Notwithstanding these restrictions, B&W may transfer any of its shares of RAI common stock to BAT or its subsidiaries, and any such transferee may make similar transfers, provided the transferee agrees to be bound by the terms of the Governance Agreement and, provided further, that all shares of RAI common stock held by B&W and a permitted transferee will be taken into account for purposes of calculating any ownership thresholds applicable to B&W and/or its affiliates under the Governance Agreement. The Governance Agreement will terminate upon the occurrence of various events, including, without limitation, B&W’s ownership interest in RAI falling below 15%, and the election by BAT and B&W to terminate the Governance Agreement, which election may be made in the event of RAI’s material breach of certain provisions of the Governance Agreement (and RAI’s failure to cure such breach in a timely manner). In other cases, each of BAT and B&W, on the one hand, and RAI, on the other hand, may terminate certain provisions of the Governance Agreement upon the material breach of the Governance Agreement by the other (subject to the breaching party’s right to cure the breach in a timely manner), except that other provisions of the Governance Agreement will remain in effect.

In addition to the provisions of the Governance Agreement described in the preceding three paragraphs and under the heading “The Board of Directors” above, the Governance Agreement also grants BAT and its subsidiaries the right to have shares of RAI common stock held by them to be registered under the securities laws in certain circumstances, requires the approval of a majority of the directors designated by B&W to authorize certain issuances or repurchases of RAI securities, and requires the approval of B&W, as a shareholder of RAI, for RAI to effect certain transactions.

In April 2008, RAI and B&W entered into an agreement pursuant to which B&W agreed to participate in RAI’s share repurchase program on a basis approximately proportionate with B&W’s 42% ownership of RAI’s equity, and the Governance Agreement was amended accordingly. For more information, see “Certain Relationships and Related Transactions — 2008 Related Person Transactions” below.

A copy of the Governance Agreement and Amendments No. 1 and No. 2 to the Governance Agreement are included as Exhibits 10.7, 10.8 and 10.9, respectively, to our 2008 Annual Report on Form 10-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires RAI’s directors and executive officers, and any persons holding more than 10% of RAI’s equity securities, to file with the SEC reports disclosing their initial ownership of RAI’s equity securities, as well as subsequent reports disclosing changes in such ownership. To RAI’s knowledge, based solely on a review of such reports furnished to it and written representations by certain reporting persons that no other reports were required, during the 2008 fiscal year, RAI’s directors, executive officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements, except that B&W was late in filing with the SEC reports on Form 4 reporting three separate sales aggregating 723,065 shares of RAI common stock to RAI pursuant to B&W’s agreement with RAI to participate in RAI’s share repurchase program as discussed above.

Executive Compensation

Compensation Discussion and Analysis

Introduction

RAI’s executive compensation programs serve two primary objectives — to attract, motivate, and retain exceptional management talent, and to reward our management for strong performance and the successful execution of RAI’s business plans and strategies. Consistent with these objectives, a meaningful portion of the annual compensation, and all of the long-term compensation, of each named executive officer is variable or “at risk,” in that the receipt or value of that compensation is dependent upon the attainment of specific performance goals by RAI and/or its operating subsidiaries. In addition, RAI’s executive compensation programs are designed to provide adequate incentives to overcome the reluctance that some people may have to work in a controversial industry, such as the tobacco industry.

The Board’s Compensation Committee, comprised solely of independent directors, is responsible for, among other things, structuring and administering the compensation programs and plans in which our named executive officers participate. The table below lists the name, title and employer of each of our named executive officers:

Name	Title	Employer

Susan M. Ivey	Chairman of the Board, Chief Executive Officer and President	RAI
Thomas R. Adams	Executive Vice President and Chief Financial Officer	RAI
Daniel M. Delen	President and Chief Executive Officer	RJR Tobacco
E. Julia (Judy) Lambeth	Executive Vice President — Corporate Affairs, General Counsel and Assistant Secretary	RAI
Tommy J. Payne	Executive Vice President — Public Affairs	RAI
Jeffrey A. Eckmann(1)	Former RAI Group President	RAI

(1)	Mr. Eckmann is included as a named executive officer because, but for his retirement from RAI effective May 1, 2008, he would have been among the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer for the fiscal year ended December 31, 2008.

In performing its duties, the Compensation Committee regularly obtains the advice of an outside compensation consultant, who is retained by, and reports directly to, the Committee. Since May 2005, the Compensation Committee has retained Hewitt Associates to provide it with compensation consulting services and to assist it in establishing competitive, cost-effective executive compensation programs. Hewitt also provides compensation consulting services to management on projects not related to the compensation of the named executive officers. Information regarding the Compensation Committee’s other duties, responsibilities and activities, and the policy governing management’s use of compensation consultants, is set forth above under “Committees and Meetings of the Board of Directors — Compensation and Leadership Development Committee — General;” and “Committees and Meetings of the Board of Directors — Compensation and Leadership Development Committee — Compensation Consultants.”

In determining appropriate levels of annual and long-term compensation for the named executive officers, the Compensation Committee compares the compensation paid to executives holding similar positions at a peer group of companies. This peer group is selected by the Committee and currently consists of the following 35 companies operating in the food, beverage, tobacco or consumer products industries:

Altria Group, Inc.	Kimberly-Clark Corporation
Anheuser-Busch Companies, Inc.	Land O’Lakes
Avery Dennison Corporation	L’Oreal USA, Inc.
Avon Products, Inc.	Lorillard, Inc.
Campbell Soup Company	Molson Coors Brewing Company
Chiquita Brands International	Nestle Purina PetCare Company
Clorox Company	Nestle USA
Colgate-Palmolive Company	Newell Rubbermaid Inc.
ConAgra Foods, Inc.	Phillip Morris International Inc.
Diageo North America, Inc.	Pitney Bowes Inc.
Eastman Kodak Company	S.C. Johnson Consumer Products
Fortune Brands, Inc.	Sara Lee Corporation
General Mills, Inc.	Sherwin-Williams Company
H. J. Heinz Company	Unilever United States, Inc.
Hallmark Cards, Inc.	United Stationers, Inc.
Hershey Company	UST, Inc.
Hormel Foods Corporation	Wm. Wrigley Jr. Company
Kellogg Company

In selecting the peer group, the Compensation Committee included not only those companies that compete directly with our operating subsidiaries in the tobacco business — Altria Group, Inc., Lorillard, Inc., Phillip Morris International Inc. and UST, Inc., but also certain companies outside of the tobacco industry that sell brand-focused consumer products. RAI’s revenues for 2008 were $8.8 billion, and the annual revenues of those peer group companies operating outside of the tobacco industry range from one-half to two times that amount, with the median annual revenues of the entire peer group being approximately $7.9 billion.

The peer group represents companies that RAI and its operating subsidiaries are most likely to compete against for senior executive talent. If our competition for talent changes, then the composition of our peer group might change. In addition, changes to our peer group may be necessary to reflect the impact of mergers, acquisitions and similar events involving companies within our peer group (for example, Altria Group, Inc.’s acquisition of UST, Inc. in the first quarter of 2009), or because compensation survey data for a peer group company ceases to be available. Beginning in November of 2008, the Compensation Committee excluded the following companies from the peer group, either because compensation survey data was no longer available from the Committee’s compensation consultant for them or because they were no longer within the revenue range of the other peer group companies: Cadbury Schweppes, plc, Constellation Brands, Inc. and Miller Brewing Company. In light of these deletions from the peer group, the Compensation Committee elected to add the following companies to the peer group: Chiquita Brands International, Clorox Company, Diageo North America, Inc., L’Oreal USA, Inc., Newell Rubbermaid Inc., Pitney Bowes Inc. and United Stationers, Inc. Phillip Morris International Inc. was added as a result of its spin-off in 2008 from Altria Group, Inc., and UST, Inc. will be deleted in 2009 due to its acquisition.

In connection with overseeing RAI’s executive compensation programs, the Compensation Committee annually reviews tally sheets that set forth the total amount of compensation, including base salary, short-term and long-term incentives, and amounts payable upon the termination of employment under various scenarios, payable to certain of RAI’s executive officers. Tally sheets include gains that executives have realized from prior LTIP awards, as well as projected gains from such awards. Tally sheets assist the Committee in assessing the cumulative effect of its various executive compensation decisions. The Compensation Committee believes that periodic reviews of tally sheets help to prevent decisions from being made in isolation, without considering how a change in one compensation program may impact another compensation program or an individual’s overall compensation. The Compensation Committee reviewed tally sheets for certain of RAI’s executive officers, including all of the named executive officers (except Mr. Eckmann), in September 2008, and then used such information to assist in making its compensation decisions for 2009.

The material components of the compensation program for named executive officers consist of annual base pay and perquisites; an annual cash incentive; long-term incentive compensation; severance benefits payable upon the occurrence of a designated qualifying termination of employment; and retirement benefits. Each of these components is discussed below, together with information regarding other compensation policies.

Annual Compensation

Base Salary

In determining the annual base salary of any of our executive officers for the first time, that is, upon a person being hired as, or promoted to become, an executive officer, the Compensation Committee generally targets the officer’s salary at approximately the 50th percentile of those persons in the peer group holding a comparable position. An individual’s base salary level is intended to provide a basic degree of financial security. The Compensation Committee considers other relevant factors as well in setting an executive officer’s base salary for the first time, such as the person’s experience and, in the case of a new hire, whether such person is employed elsewhere (and, if so, at what rate). Depending upon the existence of such factors, the Compensation Committee may target a particular officer’s salary either above or below the 50th percentile of the comparable peer group position.

Under its charter, the Compensation Committee approves the initial determination of an executive officer’s base salary, except that in the case of the initial base salary determination for the Chief Executive Officer, Chief Financial Officer, RJR Tobacco President and General Counsel, the Committee makes a recommendation to the independent members of the Board for their approval. After an executive officer’s base salary is set for the first time, an executive officer, like all other employees, is eligible to receive annually a base salary increase based upon individual performance and the target merit increase generally applicable to all employees of RAI and its subsidiaries, all as described below.

All employees, including our named executive officers, are required at the beginning of the year to establish specific individual objectives for the year. Each employee’s objectives are designed to be consistent with our fundamental core values (principled, creative, dynamic and passionate behavior) and our strategic and operational goals. The Compensation Committee reviewed and approved, without further Board action, the individual objectives for Ms. Ivey for 2008 and 2009, and Ms. Ivey approved the individual objectives for the other named executive officers for 2008 (other than for Mr. Payne, who for such year reported to, and whose objectives were approved by, Ms. Lambeth) and 2009 (other than for Mr. Eckmann, who retired from RAI effective May 1, 2008).

At the end of each year, each employee is assigned a performance rating based upon the extent to which the employee has met his or her objectives. In May 2008, the responsibility for evaluating the Chief Executive Officer shifted from the Governance Committee to the Compensation Committee. Accordingly, the Compensation Committee, rather than the Governance Committee, evaluated the Chief Executive Officer’s performance for 2008, with input from the entire Board, and recommended to the Board an appropriate performance rating. Ms. Ivey assigned the performance ratings for the other named executive officers for 2007 and 2008 (other than for Mr. Payne, who for such years reported to, and whose ratings were assigned by, Ms. Lambeth).

Depending upon an employee’s performance rating, he or she will receive a merit increase in base salary, generally effective April 1 of each year, in an amount equal to:

•	.5 times the target merit increase (for an individual who meets some, but not all, expectations),

•	the target merit increase (for an individual who fully meets expectations),

•	1.25 times the target merit increase (for an individual who outperforms some expectations and fully meets remaining expectations), or

•	2 times the target merit increase (for an individual who consistently and significantly exceeds expectations).

An employee whose performance does not meet expectations is not eligible to receive a merit increase.

The Compensation Committee recommends to the independent directors for approval the base salary increase for the Chief Executive Officer, Chief Financial Officer, RJR Tobacco President and General Counsel. The Compensation Committee approves, without further Board action, the base salary increases for the other officers of RAI and its subsidiaries who are at the Senior Vice President level or above. Generally, any employee’s base salary increase will not exceed two times the target merit increase. The target merit increase in any year is based upon prevailing market practices and economic conditions. For 2009, the Compensation Committee approved a 3% target merit increase, a reduction of .25% from the prior year. The amount of each named executive officer’s base salary increase (and the target merit increase) for 2008 and 2009, expressed as a percentage of such officer’s base salary immediately prior to such increase, is shown in the table below:

	Base Salary
	Increase
	(%)(1)
Executive	2008	2009

Susan M. Ivey(2)	4.10	3.00
Thomas R. Adams	3.25	3.00
Daniel M. Delen(2)	4.06	3.00
E. Julia (Judy) Lambeth	3.25	3.00
Tommy J. Payne	4.06	3.00
Jeffrey A. Eckmann(3)	3.25	—
Target Merit Increase	3.25	3.00

(1)	The increase is effective on April 1 of each year.

(2)	As described in more detail in the paragraph immediately following this table, Ms. Ivey’s and Mr. Delen’s annual base salary increases for 2009 will be paid to them in a lump sum.

(3)	Mr. Eckmann retired from RAI effective May 1, 2008.

To ensure that base salary levels do not become too costly and do not escalate above a range that is competitive in the market, we generally impose a cap on the amount of the annual base salary of any salaried employee, including the base salary of any named executive officer. If the increase in annual base salary resulting from the annual merit review process, or from a promotion, would cause the base salary to exceed the 65th percentile for those persons in the peer group holding a comparable position, then the employee or named executive officer will receive (in the pay period immediately following the effective date of the increase) the amount of such excess in a lump sum cash payment. Any such lump sum cash payment is not taken into account for purposes of calculating amounts payable under the annual incentive plan, described below, but is considered in determining benefits under other plans, such as our defined contribution and defined benefit plans. For 2009, both Ms. Ivey’s and Mr. Delen’s base salaries prior to any increase resulting from the annual merit review process exceeded the 65th percentile cap. As a result, the three percent merit increases for Ms. Ivey and Mr. Delen, approximately $37,000 and $23,700, respectively, also are in excess of the cap and will be paid to them in a lump sum. With the exception of Ms. Ivey’s and Mr. Delen’s 2009 merit increases, no other named executive officer exceeded the 65th percentile cap in connection with his or her respective 2009 base salary increase reflected in the table above.

Annual Incentives

As noted below, a significant portion of the annual compensation of each named executive officer is linked directly to the attainment of specific corporate financial and operating targets. The Compensation Committee believes that managers, such as the named executive officers, who hold positions affording them the authority to make critical decisions affecting the overall performance of RAI should have a material percentage of their annual compensation contingent upon the performance of RAI and/or its operating subsidiaries. Moreover, the greater the responsibilities a particular named executive officer has, the greater his or her annual cash bonus opportunity should be. The named executive officers’ annual cash incentive and annual base salary, together, are targeted at the mid-point between the 50th and 75th percentiles of the peer group. The Compensation Committee believes this level is reasonable from a financial perspective, and also allows RAI to be competitive in the market for executive talent. Further, as noted above, in evaluating whether RAI’s annual incentive (or any other element of RAI’s executive compensation program) provides an adequate inducement to attract highly qualified executive talent, the Compensation Committee is mindful of the reluctance that certain persons may have to work for RAI or its operating subsidiaries given the decline in the social acceptability of smoking and the controversial nature of the tobacco industry.

Each named executive officer is eligible to receive an annual cash incentive, with his or her target incentive expressed as a percentage of base salary, though an individual’s actual annual incentive received may be higher or lower than the targeted amount, as explained in further detail below.

A named executive officer’s actual cash bonus is equal to the product of his or her:

•	target bonus percentage,

•	annual base salary, and

•	a score based upon the performance of RAI and/or one or more RAI operating subsidiaries against designated performance metrics.

Generally, eligible employees receive cash bonuses pursuant to our Annual Incentive Award Plan, referred to as the AIAP, except that the named executive officers do not participate in the AIAP. Instead, in an effort to take advantage of the performance-based exception to the tax deduction limitation of Section 162(m) of the Code, the Compensation Committee generally denominates the cash bonus opportunity of the named executive officers in the form of performance units granted under the LTIP. See “Other Compensation Policies — Deductibility of Compensation” below for additional information about taxes and structuring executive compensation. The performance metrics used to determine benefits under the AIAP are the same as the performance metrics used to determine the value of such performance units.

2008 Annual Incentives.  The Compensation Committee approves the selection of performance metrics that are believed to have a positive correlation with shareholder returns. For 2008, the performance metrics, applicable to employees of RAI and RJR Tobacco, used to determine the score for purposes of the annual cash bonus calculation consisted of the following:

Performance Metric	RAI Employees	RJR Tobacco Employees

RAI Net Income	✓	—
RJR Tobacco Operating Income	—	✓
Market Share:
RJR Tobacco Growth Brands	✓	✓
Total Moist Snuff	✓	—
RJR Tobacco	—	✓
Shipment Volume:
Natural American Spirit	✓	—
Smokeless Tobacco Products	✓	✓

The selection of RAI net income and RJR Tobacco operating income continued to place a heightened focus on the importance of creating shareholder value as such measures help to drive RAI’s stock price. Such measures also have a direct impact on the amount of dividends paid to RAI’s shareholders, given the Board’s stated policy of returning approximately 75% of RAI’s net income to shareholders in the form of dividends. Moreover, RJR Tobacco’s business is dependent on the U.S. cigarette business, and cigarette consumption in the United States has been declining and is expected to continue to decline. As a result, increasing the market share of its growth brands is a key factor to RJR Tobacco’s, and thus RAI’s, future success, and is a key element in RJR Tobacco’s brand portfolio strategy. Consistent with that strategy, the Compensation Committee included for 2008 a performance metric based on the market share of RJR Tobacco’s growth brands. At the beginning of 2008, the Camel, Kool and Pall Mall brands were categorized as growth brands and were managed for long-term growth and profit (although Kool was subsequently reclassified to the support brand category in September of 2008). For 2008, the Compensation Committee believed it continued to be appropriate to include metrics relating to the performance of Conwood and Santa Fe Natural Tobacco Company, Inc., referred to as Santa Fe, for employees of RAI (including the named executive officers employed by RAI — Mmes. Ivey and Lambeth, and Messrs. Adams, Payne and Eckmann) for the following reasons: in the case of Conwood, because it is the only operating subsidiary of RAI, other than RJR Tobacco, that is separately reportable for financial statement purposes and because of the significance moist snuff and other smokeless tobacco products have in connection with RAI’s move to a total tobacco model; and in the case of Santa Fe, because of the significance Natural American Spirit, a brand sold by Santa Fe and referred to as NAS, has in connection with RAI’s strategy of promoting premium tobacco brands. (The term Conwood refers collectively to Conwood Company, LLC and its affiliated companies, all of which are engaged in the smokeless tobacco business and were acquired by RAI in 2006.)

The table below provides, with respect to the 2008 annual cash bonuses, a matrix showing the performance metrics used to calculate the score for these bonus payments, the weights assigned to each metric in the calculation, the final score for each metric and the overall bonus score:

	Performance Metric				Final (Weighted/Adjusted)
	Weighting (%)		Score (%)		Score (%)
	RAI	RJR Tobacco			RAI	RJR Tobacco
Performance Metric(1)	Employees(6)	Employees(7)	Initial(8)	Adjusted(9)	Employees	Employees

RAI Net Income	60	—	47.4	87.6	52.6	—
RJR Tobacco Operating Income	—	50	62.4	110.4	—	55.2
Market Share:
RJR Tobacco Growth Brands(2)
Camel	—	20	77.5	77.5	—	15.5
Kool	—	7.5	0.0	0.0	—	0.0
Pall Mall	—	7.5	200.0	200.0	—	15.0
Total RJR Tobacco Growth Brands(3)	15	—	112.0	112.0	16.8
RJR Tobacco Cigarettes	—	7.5	96.7	96.7	—	7.3
Total Moist Snuff	5	—	177.0	177.0	8.9	—
Shipment Volume:
NAS — Domestic	5	—	110.9	110.9	5.5	—
NAS — International	5	—	51.6	51.6	2.6	—
Smokeless Tobacco Products
Snus(4)	5	7.5	96.3	96.3	4.8	7.2
Conwood New Products	5	—	134.4	134.4	6.7	—
Joint Venture Termination Adjustment(5)					10.0	—

			Overall Score		107.9	100.2

(1)	Each metric in the above table has a minimum, target and maximum score associated with it. If the minimum score relating to a particular metric is not met, then such metric is assigned a score of zero in determining the overall bonus score. The maximum score that can be assigned to any metric is two times the target. An initial score is assigned to each metric based upon actual performance for the year. In calculating the adjusted score for any performance metric, the Compensation Committee may consider unanticipated, unusual or material events that have affected such metric; see note 9 below for a discussion of the adjustments made to the 2008 performance metrics. The adjusted score for each metric is then multiplied by its applicable percentage weighting; the resulting product yields a final score for the particular metric, which is then added to all other final metric scores (calculated in the same fashion), resulting in an overall score. Except as noted below in note 4, a named executive officer’s annual cash bonus is equal to the product of such overall score, the named executive officer’s base salary and the named executive officer’s target bonus percentage.

(2)	For RJR Tobacco employees, this metric is based on market share targets for the three individual RJR Tobacco growth brands. At the beginning of 2008, RJR Tobacco’s growth brands were Camel, Kool and Pall Mall. Kool was subsequently reclassified to the support brand category in September 2008. Despite such reclassification, Kool’s market share performance continued to be measured in the growth brand category as originally categorized for purposes of the AIAP.

(3)	For RAI employees, this metric is based on market share targets for all of RJR Tobacco’s growth brands, collectively. As indicated above, despite Kool’s reclassification to a support brand in September 2008, Kool’s market share performance continued to be measured in the growth brand category as originally categorized for purposes of the AIAP.

(4)	In the first quarter of 2008, the Committee determined that the target for the Snus metric would not be determinable until May 2008. In order to ensure that the payouts of the performance units granted to the named executive officers under the LTIP would satisfy the performance-based exception to Section 162(m) of the Code, the Snus metric was excluded from the performance metrics for the performance units. In lieu of receiving the payout for the Snus metric under the performance units, each named executive officer received a cash payment based on the Snus metric’s performance against the same target used for the AIAP.

(5)	The Compensation Committee, using negative discretion, approved RAI management’s recommendation to reduce the effect on the annual bonus score of the net gain resulting from the termination of the R.J. Reynolds-Gallaher International Sarl joint venture, referred to as the joint venture. Rather than include the entire net gain in RAI net income, which would have resulted in a 75 percentage point increase to RAI’s annual bonus score, management recommended that the gain be excluded entirely from RAI’s net income and that instead, in recognition of the successful negotiation of the termination of the joint venture, a significantly smaller but more proportionate ten percentage points be applied to RAI’s annual bonus score.

(6)	The performance metric weighting in this column is used to calculate bonus amounts payable to all RAI employees, including the named executive officers employed by RAI — Mmes. Ivey and Lambeth, and Messrs. Adams, Payne and Eckmann.

(7)	The performance metric weighting in this column is used to calculate bonus amounts payable to all RJR Tobacco employees, including Mr. Delen, the only named executive officer employed by RJR Tobacco.

(8)	The scores reflected in this column are before the effect of certain adjustments approved by the Compensation Committee, as described in more detail in note 9 below.

(9)	As described in this footnote, the Compensation Committee made adjustments, consistent with the manner in which the targets were established, in calculating the score for certain performance metrics. In calculating the adjusted scores for RAI net income and RJR Tobacco operating income as shown in this column, the Compensation Committee excluded the impact of pre-tax, non-cash trademark impairment charges recorded by RJR Tobacco and Conwood in 2008, and pre-tax restructuring and other related charges recorded by RAI in the third quarter of 2008 relating to severance benefits and costs. The adjusted scores for RAI net income and RJR Tobacco operating income also exclude the impact of the non-support brands’ share loss and the delisting of certain overseas military brands. As indicated in note 5 above, the Compensation Committee also used negative discretion to reduce the effect of the net gain resulting from the termination of the joint venture.

At the beginning of 2008, the Compensation Committee established the target for each performance metric, other than the Snus metric as discussed above, after considering the past performance of RAI and its operating subsidiaries and management’s 2008 business plan. In addition, the Compensation Committee established each target based upon the belief that the likelihood of actual performance exceeding the target was the same as the likelihood of actual performance not reaching the target. The foregoing approach strikes a proper balance, as a particular target should be set high enough so that executives are rewarded for achieving a level of performance that requires considerable individual effort, but not so unrealistically high that the compensation program ceases to be an effective incentive device.

For 2008, RAI’s net income target was $1.404 billion. Although the preceding table does not include the 2008 actual market share targets and shipment volume targets, given the competitively sensitive nature of that information, the 2008 market share targets for total RJR Tobacco growth brands and total moist snuff, as well as the 2008 shipment volume targets for NAS and smokeless tobacco products, represented an increase in the actual market share or shipment volume, as the case may be, achieved by each such performance metric in 2007.

RAI’s 2008 net income performance, after the adjustments described above, was slightly below target. The 2008 market share performance, however, was significantly above target for total moist snuff and above target for total RJR Tobacco growth brands. The 2008 shipment volume performance was significantly above target for Conwood new products; slightly above target for NAS — domestic; slightly below target for Snus; and significantly below target for NAS — international. Based on these results and the Compensation Committee’s use of negative discretion in its treatment of the net gain resulting from the termination of the joint venture, the aggregate adjusted annual incentive compensation performance for RAI was 107.9%.

For 2008, RJR Tobacco’s operating income target was $2.011 billion. Although the preceding table also does not include RJR Tobacco’s 2008 individual growth brands’ market share targets and Snus shipment volume targets, given the competitively sensitive nature of that information, the 2008 market share targets for the Camel, Kool and Pall Mall growth brands, as well as the 2008 shipment volume target for Snus, represented an increase in the actual market share or shipment volume, as the case may be, achieved by each such performance metric in 2007. RJR Tobacco’s cigarette brands, collectively, however, have experienced declining market share for several years. RJR Tobacco’s current brand portfolio strategy is designed to address such decline by focusing on the long-term market share growth of its growth brands while managing its support brands for long-term sustainability and profitability. Although the objective of such strategy is to grow the market share of RJR Tobacco’s growth brands in order to offset declines in the market share of other categories, management of RJR Tobacco anticipates that the total market share of RJR Tobacco’s cigarette brands will continue to decline. As a result, the RJR Tobacco total cigarette market share target for 2008 represented a decline from the actual 2007 market share.

RJR Tobacco’s operating income performance, after the adjustments described above, was slightly above target. While the 2008 market share performance for Pall Mall achieved the maximum score against target, Camel’s market share performance was below target and Kool failed to achieve the minimum threshold. Both RJR Tobacco’s total cigarette market share performance and the shipment volume performance for Snus were slightly below their targets. Based on these results, the aggregate adjusted annual incentive compensation performance for RJR Tobacco was 100.2%.

The table below shows each named executive officer’s target annual incentive, and actual annual incentive payout, for 2008, expressed as a percentage of annual base salary:

		Actual Incentive
	Target Incentive as %	Payout as
Executive	of Base Salary(2)	% of Base Salary(2)

Susan M. Ivey	130%	140.3%
Thomas R. Adams	75%	81.0%
Daniel M. Delen	85%	85.2%
E. Julia (Judy) Lambeth	75%	81.0%
Tommy J. Payne	65%	70.1%
Jeffrey A. Eckmann(1)	75%	81.0%

(1)	Mr. Eckmann received a pro rata portion of his annual cash incentive based upon the period of time in which he was employed during 2008; his actual incentive payout as a percentage of base salary in this table reflects the percentage of his base salary for the period of time in which he was employed during 2008.

(2)	The dollar amount of the 2008 annual incentive paid to each named executive officer is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

2009 Annual Incentives.  In February 2009, the Compensation Committee approved the performance metrics, and the weighting for each metric, to be used in calculating the score for the 2009 annual cash bonus payments to all employees, including the named executive officers (subject to the limitations described under “Other Compensation Policies — Deductibility of Compensation” below), as shown in the table below:

	Performance Metric
	Weighting (%)
	RAI	RJR Tobacco
Performance Metric	Employees	Employees

RAI Net Income	15	—
Operating Subsidiaries’ Operating Profit	45	—
RJR Tobacco Operating Profit	—	50
Market Share:
RJR Tobacco Total Growth Brands	20	—
Camel	—	20
Camel — Smoke-Free Tobacco	5	10
Pall Mall	—	10
Conwood Moist Snuff	10	—
RJR Tobacco	—	10
Shipment Volume:
NAS	5	—

The Compensation Committee approved the performance metrics based upon a consideration of the 2009 business plan and the past performance of RAI and its operating subsidiaries. As noted in the above table, with respect to RAI employee participants in the 2009 annual incentive program, the Compensation Committee has continued to place, consistent with RAI’s role as a holding company, more weighting on financial metrics than on the market share or volume metrics of the operating companies. Recognizing RAI’s advisory role to its operating subsidiaries, the Committee elected to include two financial metrics for 2009: RAI net income and the cumulative operating profit of its operating companies. The market share and volume metrics continue to reflect the key strategic growth areas for RAI and its operating subsidiaries. Once additional information is available regarding the economy, the potential impact of the increase in the federal tax on tobacco products, and the effect of any state tax increases and potential federal regulation, the Compensation Committee will establish the 2009 annual incentive targets for each of the performance metrics based on the same philosophy it used in establishing the 2008 annual incentive targets described above — that the likelihood of exceeding the targets is the same as the likelihood of not reaching the targets. Although the specific net income, operating income, market share and shipment volume targets will not be disclosed at the time they are established because management believes that disclosure of such information would result in competitive harm to RAI and its operating subsidiaries, the targets will be set at levels designed to motivate management to achieve financial and operating results that are expected to enhance shareholder value.

Perquisites

We have eliminated many of the perquisites that previously had been offered to senior management. We do provide, however, to each named executive officer, other than Ms. Lambeth and Mr. Delen, and to a group of approximately 22 other executives, an annual supplemental cash payment in lieu of participating in our former perquisites program, as described in more detail in footnote 11 to the Summary Compensation Table below. These supplemental cash payments are not taken into account in calculating benefits under any of our plans, including our defined contribution and defined benefit plans. With the exception of certain grandfathered executives, including the named executive officers other than Ms. Lambeth and Mr. Delen, RAI ceased providing such annual supplemental payments in 2004 (RAI instead provides non-grandfathered executives such as Ms. Lambeth and Mr. Delen with an annual financial planning allowance of $6,000). To remain competitive in the market, in 2008 we also provided our named executive officers and other executives with the following other benefits: personal excess liability insurance of up to $10 million; a mandatory annual physical examination; tax gross-ups relating to the foregoing insurance benefit and physical examination; and reimbursement of up to $30,000 for the cost of joining a country club. Commencing in 2009, the tax gross-up on the value of the personal excess liability insurance has been eliminated. The gross-up on the annual physical examination will continue, however, since the annual physical is required by RAI.

Long-Term Incentive Compensation

The Compensation Committee believes that an executive compensation program should have an appropriate mix between short-term and long-term incentive compensation. Although the performance of RAI and its operating subsidiaries over a one-year period helps drive shareholder returns, the Compensation Committee also believes that an overemphasis on short-term results ultimately will impair shareholder value. As a result, the Compensation Committee’s practice has been to award LTIP grants with a value dependent upon RAI’s performance over a three-year period, a measurement period commonly used by peer group companies. Consistent with the philosophy of allocating a significant portion of each executive’s total compensation to variable or performance-based compensation, the grant date value of LTIP grants to named executive officers is targeted to be at the mid-point between the 50th and 75th percentiles of the peer group. As discussed in greater detail below, for the 2007 and 2008 LTIP grants, a portion of each participant’s target LTIP award was potentially subject to increase or decrease based upon RAI’s AIAP score for the preceding year.

In 2007, the Compensation Committee determined that for RAI to remain within the targeted 50th and 75th percentiles of the peer group with respect to LTIP awards, the amount of the annual LTIP award for certain positions should be adjusted (in one case upward, and in other cases downward). For some positions, this adjustment was made in part with the 2007 LTIP grant, with the balance of such adjustment reflected in the 2008 LTIP grant.

Generally, in February of each year, the Compensation Committee, at its first regularly scheduled meeting of the year, approves broad-based LTIP grants to key employees, and recommends to the Board for approval LTIP grants for the Chief Executive Officer, Chief Financial Officer, RJR Tobacco President and General Counsel. The actual grant date of the LTIP awards is generally effective in early March of each year, after the public announcement of RAI’s financial results, and after the filing with the SEC of RAI’s Annual Report on Form 10-K, for the prior year. In addition to the regular annual LTIP grants, the Compensation Committee, depending upon the particular circumstances (such as the hiring or promotion of an executive officer, or as a retention device), may approve or recommend to the Board for approval, as the case may be, a supplemental LTIP grant outside of the normal annual grant cycle. No such supplemental grants were made to any named executive officer in 2008.

The table below provides for each named executive officer the targeted grant date value of the annual LTIP award, expressed as a multiple of annual base salary (but before any adjustment to the multiple, as discussed below, for prior year AIAP performance), for 2007, 2008 and 2009. For each person whose LTIP multiple decreased, RAI made two supplemental cash payments, each in an amount equal to 25% of such person’s annual base salary; the first such payments were made on March 31, 2007 and the second and final such payments were made on March 31, 2008.

	LTIP Target as Multiple
	of Base Salary
Executive	2007		2008		2009

Susan M. Ivey	6	X	6	X	6	X
Thomas R. Adams(1)	1.5	X	2.5	X	2.5	X
Daniel M. Delen	3	X	3	X	3	X
E. Julia (Judy) Lambeth	2.75	X	2.5	X	2.5	X
Tommy J. Payne	2.25	X	2	X	2	X
Jeffrey A. Eckmann(2)	2.75	X	2.5	X	—

(1)	Mr. Adams was promoted to Executive Vice President and Chief Financial Officer of RAI on January 1, 2008; he was not eligible to receive the supplemental cash payment described above.

(2)	The Board approved an LTIP grant to Mr. Eckmann in 2008. See “— 2008 and Pre-2008 LTIP Grants” below for more information about that grant. Mr. Eckmann received both of the supplemental cash payments described above.

2008 and Pre-2008 LTIP Grants

At its February 2008 meeting, the Board, based upon the Compensation Committee’s recommendation, approved LTIP grants, effective March 6, 2008, to the Chief Executive Officer, Chief Financial Officer, RJR Tobacco President, General Counsel and RAI Group President. The Compensation Committee also approved LTIP grants, effective March 6, 2008, to a group of approximately 450 employees of RAI and its operating subsidiaries, including Mr. Payne. Of the total 2008 LTIP grant to each named executive officer, approximately 70% was in the form of performance units and approximately 30% was in the form of restricted common stock. In 2007, the Compensation Committee established a set of guidelines for potential adjustments to LTIP grants, so that, at the time of the approval of each year’s LTIP grant, the restricted stock portion of each year’s LTIP grant would be increased by 10% if the prior year’s AIAP score was greater than 124% or decreased by 10% if such score was less than 75%. Based on the respective prior year AIAP scores, in accordance with the foregoing guidelines, the size of the 2007 grant of restricted stock was increased, but no adjustment was made to the restricted stock portion of the March 2008 LTIP grant. Although Mr. Eckmann had announced his plan to retire in the second quarter of 2008, it is RAI’s general policy to make LTIP grants to an otherwise eligible employee in connection with RAI’s regular, annual broad-based grants, even if the employee has already announced his or her intention to retire on a date certain. In the absence of this policy, it is believed that an employee who was contemplating retirement in the short-term would be inclined to postpone announcing his or her retirement until after the LTIP grant date, thus depriving RAI or its subsidiary of valuable time to locate a successor and plan a smooth transition. The Board also believed it was appropriate to include Mr. Eckmann in the pool of LTIP grantees for the 2008 grant due to the significant contributions he had made to RAI. (Pursuant to his employment offer letter with RAI, described below under “Severance Benefits — Severance Agreements,” Mr. Eckmann’s outstanding LTIP awards vested upon his retirement on May 1, 2008.)

The 2008 LTIP awards, the grant date value of which was weighted more heavily toward performance units than restricted stock, provide a strong link between each executive’s long-term compensation and RAI’s overall performance. The vesting of both the performance unit and restricted stock awards approved in February 2008 is conditioned upon the payment over a three-year period of a minimum quarterly dividend of $.85 per share (the amount of the quarterly dividend declared by the Board at its February 5, 2008 meeting), except that the Board retains the discretion, with respect to LTIP awards granted to persons who are not “covered employees” under Section 162(m) of the Code, to waive that condition. Subject to the foregoing, the shares of restricted stock granted in 2008 generally will vest on March 6, 2011. The value of each share of restricted stock will be equal to the fair market value of RAI common stock on the vesting date.

The performance metric used to value the performance unit grants approved in February 2008 will be RAI’s EPS for 2010. At the time the performance units were granted in 2008, the Compensation Committee believed that the selection of an EPS target several years in the future would motivate executives to focus on RAI’s long-term results. Upon normal scheduled vesting, each grantee will receive a cash payment equal to the product of $1.00 and the number of vested units. The number of vested units will be equal to the number of original performance units granted multiplied by 0% to 200% based on RAI’s actual 2010 EPS performance compared with the pre-established targeted EPS goal. The Compensation Committee approved the targeted 2010 EPS goal based upon consideration of RAI’s five-year operating and strategic plan. As with the annual incentive targets described above, under “Annual Compensation — Annual Incentives,” the targeted EPS goal was established based upon the belief that there is an equal likelihood of RAI’s actual EPS exceeding the targeted goal as there is of RAI’s actual EPS not reaching the targeted goal. An additional adjustment will be made to the number of vested units up to +/- 10%, subject to the 200% cap, based on RAI’s total shareholder return, referred to as TSR, over the three-year period ending December 31, 2010, compared with the TSR of the companies within the Standard & Poor’s Food and Beverage Index as of the grant date, plus Phillip Morris USA, Inc., Carolina Group (now known as Lorillard, Inc.) and UST, Inc. TSR is a measurement of a shareholder’s return on investment that includes both stock price appreciation and dividends paid (which are assumed to be reinvested in the issuer’s stock). Subject to the foregoing, the performance units generally will vest on December 31, 2010.

During 2008, each of the named executive officers, other than Ms. Lambeth, earned LTIP grants that had been made before 2008. One such grant consisted of three-year performance shares granted on March 2, 2005, to each of the named executive officers, other than Ms. Lambeth and Mr. Delen, the vesting of which had been conditioned upon RAI’s payment of a minimum quarterly dividend of $.475 per share (adjusted to reflect RAI’s 2006 two-for-one stock split) during the period from the grant date through the vesting date of March 2, 2008. This dividend condition was satisfied, and the performance shares were settled in cash during the first quarter of 2008. In addition, on December 31, 2008, Mr. Delen earned the second and final installment of the performance shares which had been granted to him as a special LTIP grant on January 1, 2007 (in connection with him joining RJR Tobacco), the vesting of which was subject to the payment of a minimum quarterly dividend of $.75 per share during the period from the grant date through the vesting date of December 31, 2008. The dividend condition was satisfied, and the performance shares were settled in cash during the first quarter of 2009. The value of each such performance share was equal to the closing price of RAI common stock on the vesting date. For more information regarding these performance shares, see the 2008 Option Exercises and Stock Vested table below. Effective May 1, 2008, pursuant to the terms of his amended employment offer letter, Mr. Eckmann vested in the shares of restricted RAI common stock granted to him in

2006, 2007 and 2008. For more information regarding these shares of restricted stock, see footnotes 1, 2 and 3 to the Outstanding Equity Awards at 2008 Fiscal Year-End table below.

2009 LTIP Grants

In February 2009, the Board and Compensation Committee approved LTIP grants, effective March 2, 2009, to a group of approximately 417 employees of RAI and its operating subsidiaries, including the named executive officers (except Mr. Eckmann). The Compensation Committee has committed that at least 50% of equity awards granted will have the grant or vesting tied to pre-established performance conditions. The 2009 LTIP grants were entirely in the form of performance shares, in contrast to the 2007 and 2008 LTIP grants that were split between performance units and restricted stock, with the number of performance shares actually earned being tied to pre-established performance conditions. At the end of a three-year performance period ending December 31, 2011, the number of performance shares will be adjusted based upon the average of RAI’s scores under the AIAP (or any successor plan or program thereto) for each of the three years of the performance period, subject to a cap of 150% on such average AIAP score. In addition, if RAI fails to pay cumulative dividends for the three-year performance period of at least $10.20 per share (an amount equal to the dividend paid for the first quarter of the performance period times the number of quarters in the performance period), then the adjusted number of performance shares in each 2009 LTIP grant will be reduced by an amount equal to three times the percentage of the dividend underpayment for the three-year performance period, up to a maximum performance share reduction of 50 percent. For additional 2009 LTIP payout limitations for certain executive employees, see “Other Compensation Policies — Deductibility of Compensation” below. Subject to the foregoing, the performance shares generally will vest on March 2, 2012, and will be paid in the form of shares of RAI common stock. At the time the performance shares vest, each grantee also will receive a cash dividend equivalent payment equal to the aggregate amount of dividends per share declared and paid to RAI’s shareholders on RAI common stock during the period from the beginning of the performance period through the payment of the performance shares, multiplied by the number of performance shares actually earned by the grantee after the performance adjustments.

The Compensation Committee believes that the shift in 2009 to LTIP grants consisting entirely of performance shares that are subject to the foregoing performance adjustments effectively aligns the interests of senior management with long-term shareholder interests by:

•	requiring dividend maintenance over the entire three-year performance period in order to keep a focus on shareholder return;

•	ensuring that the value of the long-term incentive grant throughout the performance period and upon its payout in shares of RAI common stock is directly tied to the actual stock price; and

•	increasing RAI common stock ownership by management.

In addition, the Committee believes that the return to a performance metric based on an average of the RAI AIAP scores over the three-year performance period more accurately measures the overall performance of RAI both in the short-term and over the entire performance period than a single year EPS target several years into the future, the metric used for LTIP grants in 2007 and 2008. Given the ever-changing regulatory environment faced by RAI’s operating companies, it has become increasingly difficult to make a projection of RAI’s EPS three years into the future. The use of the RAI AIAP scores as the performance measure for all participants in the LTIP, including the executives of RAI’s operating subsidiaries, also ensures a unified focus on RAI’s overall performance.

On February 3, 2009, the Board, upon the Compensation Committee’s recommendation, approved the Omnibus Plan, subject to shareholder approval at the 2009 annual meeting of shareholders. Upon such shareholder approval, all subsequent long-term incentive awards will be made under the Omnibus Plan. See “Item 2: Approval of the Reynolds American Inc. 2009 Omnibus Incentive Compensation Plan.”

Severance Benefits

RAI maintains severance arrangements with its executives, including the named executive officers. The Compensation Committee believes that providing these benefits in appropriate circumstances is necessary for RAI to remain competitive in the marketplace for executive talent. Given the senior positions they hold in the organization and the limited number of similar positions available in the market, senior executives are more likely than other employees in the organization to encounter difficulties in finding comparable employment following the end of their employ with RAI or its subsidiaries. The severance benefits offered to these executives are designed to provide them, following certain terminations of employment, with a level of economic security that would be sufficient for them to find comparable employment elsewhere. In addition, the protections provided under the severance arrangements promote stability during uncertain times, and the benefits payable in connection with a change of control event are designed to motivate senior management to advise the Board about a potential transaction in the best interests of shareholders in general, rather than being unduly influenced or distracted by personal considerations, such as the fear of job loss due to the transaction.

Severance Agreements

RAI has entered into a standard form of severance agreement, referred to as the severance agreement, with each of Ms. Ivey and Messrs. Adams and Payne. RAI also entered into the severance agreement with Mr. Eckmann, as described more fully below. Ms. Lambeth and Mr. Delen are not a party to the severance agreement, but instead participate in RAI’s Executive Severance Plan, the terms of which are described below under “— Executive Severance Plan.”

Under the terms of the severance agreement, upon an executive’s qualifying termination, namely, if the executive’s employment is involuntarily terminated other than for “cause” or if the executive terminates his or her employment for “good reason,” then he or she will receive (1) in the case of Ms. Ivey, three years base salary plus target bonus, and benefit continuation for three years, and (2) in the case of Messrs. Adams and Payne, two years base salary plus target bonus, and benefit continuation for three years. Currently, the base salary and target bonus amounts under the severance agreement are payable in monthly installments over a three-year period. In the third quarter of 2007, the Board, upon the recommendation of the Compensation Committee, modified the severance agreement to provide that the base salary and target bonus amounts payable thereunder for qualifying terminations occurring after December 31, 2009, will be made in a lump sum, instead of in installments. Also, in the third quarter of 2007, the Board, upon the recommendation of the Compensation Committee, approved certain amendments to the severance agreement so that the severance agreement would comply with newly adopted regulations under the Code. In the absence of an amendment to an executive’s severance agreement, such as the amendment described below which RAI entered into with Mr. Eckmann, no executive is entitled to receive severance benefits if the executive retires or otherwise voluntarily terminates his or her employment unless such termination satisfies the agreement’s definition of “good reason.”

Pursuant to the severance agreement, each of Ms. Ivey and Messrs. Adams and Payne also is entitled to certain benefits upon a change of control of RAI. See the Potential Payments Upon Termination of Employment and/or a Change of Control table below, and related footnotes, for further information about these change in control benefits, and for definitions of “cause,” “good reason” and “change of control.”

Under the terms of his employment offer letter entered into with RAI in connection with the Business Combination, as such letter was amended, Mr. Eckmann was entitled to receive certain payments upon his termination other than for cause, provided he remained employed with RAI through August 31, 2006. Specifically, Mr. Eckmann was, upon his termination of employment other than for cause, entitled to receive the payments and benefits set forth in the severance agreement, and was vested in the outstanding grants made under the LTIP, other than his outstanding one-year performance units granted under the LTIP. The payments and other benefits to which Mr. Eckmann was entitled in connection with his employment termination (including the amounts payable under the severance agreement) are described in detail below under “— Termination and Change of Control Payments.”

Executive Severance Plan

In 2006, the Compensation Committee, with the assistance of Hewitt Associates and RAI’s outside counsel, undertook a comprehensive review of RAI’s severance and change of control benefits offered to executives. Based on such review, RAI determined to revise these benefits for persons who at any time after July 1, 2006, are newly hired or promoted into executive level positions, and adopted the Executive Severance Plan, referred to as the ESP. Such executives participate in the ESP, instead of being offered benefits under a severance agreement. As a result, Ms. Lambeth, who joined RAI in September of 2006, and Mr. Delen, who joined RJR Tobacco in January of 2007, participate in the ESP and are not parties to a severance agreement. Ms. Lambeth and Mr. Delen are the only named executive officers who participate in the ESP.

The severance and change of control benefits under the ESP are similar to, but not the same as, the benefits payable under the severance agreement. Although both the severance agreement and the ESP serve the same objectives, the Committee believes that the ESP is more consistent with currently prevailing executive compensation practices. RAI also has greater flexibility to amend, if appropriate, the terms of the ESP than the terms of the severance agreement. Under the terms of a severance agreement, RAI generally is not able to amend such agreement without the consent of the individual executive who is a party to the agreement. In contrast, upon giving 12-months notice, RAI is free to amend the ESP without the consent of the participants in the plan, except that any modification to the ESP adopted by RAI during either the two-year period after a change in control or the one-year period prior to a change in control, and any modification reducing the benefits of an executive already receiving benefits under the ESP, will not be enforceable against a participant, unless he or she agrees to the modification in writing.

The benefits payable under the ESP generally are less generous than the benefits which an executive otherwise would have been entitled to under a severance agreement. Under the ESP, upon a qualifying termination, a participant who is a “Tier II Executive” for purposes of the Plan (including Ms. Lambeth and Mr. Delen) is entitled to receive an amount equal to one and one-half times his or her base salary and target bonus, generally payable in 18 monthly installments, plus benefit continuation for 18 months. Prior to the adoption of the ESP, an executive officer at Ms. Lambeth’s or Mr. Delen’s job level would have been entitled under a severance agreement to a payment in an amount equal to two times his base salary and target bonus, and benefit continuation for three years. The ESP provides that upon certain qualifying terminations in connection with a change in control, a participant at Ms. Lambeth’s or Mr. Delen’s job level would be entitled to receive an amount equal to two times base salary and target bonus (like the provisions of a severance agreement), generally payable in 24 monthly installments, and benefit continuation for two years (instead of benefit continuation for three years, as under a severance agreement). In the third quarter of 2007, the Board, upon the recommendation of the Compensation Committee, approved certain amendments to the ESP so that the ESP would comply with newly adopted regulations under the Code. In the fourth quarter of 2008, the Board, upon the recommendation of the Compensation Committee, approved additional amendments to the ESP consisting of:

•	modifications to benefits for notifications of termination after December 31, 2009, including the form of payouts, elimination of service accruals during the severance period, elimination of 401(k) make-whole payments, reduction of the medical coverage make-whole period and cessation of all other benefits at termination;

•	addition of a clawback provision for breaches of non-competition, non-disclosure or similar obligations;

•	clarification of the change of control definition;

•	addition of an employer right to cure in the event of an alleged “good reason” termination; and

•	certain other non-material changes.

In the first quarter of 2009, the Board, upon the recommendation of the Compensation Committee, approved an amendment to the ESP eliminating excise tax gross-ups, effective February 1, 2009, for all new participants and current participants not currently eligible for such benefit. For further information about the benefits under the ESP, see the Potential Payments Upon Termination of Employment and/or a Change of Control table below, and related footnotes.

The payment of benefits to any named executive officer pursuant to his or her severance agreement or the ESP is conditioned upon the executive complying with certain non-compete and confidentiality obligations owing to RAI and its subsidiaries, and cooperating with RAI and its subsidiaries in the prosecution or defense of any litigation.

Retirement Benefits

Generally, the retirement benefits provided by RAI and its subsidiaries, summarized below, are targeted to replace approximately one-third of an employee’s final annual cash compensation, provided that the employee retires at age 55 or older with at least 30 years of service. We expect each employee, upon retirement, to be responsible for replacing the remainder of his or her final cash compensation through a combination of personal savings and social security benefits.

RAI sponsors a defined contribution plan which is qualified under Sections 401(a) and 401(k) of the Code, and which is available generally to eligible employees of RAI and certain of its operating subsidiaries, including the named executive officers. RAI also sponsors non-qualified excess benefit plans which provide benefits to those employees, including the named executive officers, whose benefits under the 401(k) plan are limited by virtue of certain provisions of the Code. Under the foregoing plans, RAI provides a matching contribution in an amount equal to either 50% or 100% (depending upon, among other things, whether an individual is eligible to participate in one of RAI’s defined benefit plans) of the first 6% of a participant’s pre-tax contribution. In addition to the matching contribution, RAI contributes on behalf of each eligible participant in the 401(k) plan an amount ranging from 3% to 9% of such participant’s annual cash compensation. The eligibility to receive such supplemental contribution and the amount of such contribution depend upon, among other factors, whether an employee participates in certain of our defined benefit plans and the employee’s years of service. All of the named executive officers, other than Ms. Ivey and Mr. Eckmann, are eligible to receive RAI’s supplemental contribution under the 401(k) plan. See footnote 11 to the Summary Compensation Table below for additional information regarding RAI’s contributions to the accounts of the named executive officers under the foregoing plans. In addition to such plans, the named executive officers, other than Ms. Lambeth and Mr. Delen, participate in certain noncontributory defined benefit retirement plans maintained by RAI. Subject to certain limited exceptions, employees hired on or after January 1, 2004, are not eligible to participate in these defined benefit plans. Ms. Ivey and Mr. Eckmann participate in a B&W retirement plan, the obligations of which, with respect to Ms. Ivey, Mr. Eckmann and certain other former B&W employees, were assumed by RAI in connection with the Business Combination. See “— Retirement Benefits” below for more information about the defined benefit plans in which the named executive officers participate.

Other Compensation Policies

Special Incentives

In certain circumstances, the Compensation Committee may provide a key executive with compensation elements in addition to, or different than, those described above in this Compensation Discussion and Analysis. For example, special compensation may be offered to attract an executive to join RAI or to retain the services of an existing executive. The Compensation Committee believes that the flexibility to structure compensation arrangements to address individual situations is necessary, because a one-size fits all approach to executive compensation is neither practical nor desirable.

In 2006, in connection with Mr. Eckmann’s promotion to RAI Group President and his agreement to extend his projected employment termination date, RAI’s Board, upon the Compensation Committee’s recommendation, approved, among other things, the payment to Mr. Eckmann of a retention bonus of

$1,000,000 provided he remained employed with RAI through April 30, 2008. Such retention bonus was paid to Mr. Eckmann in May 2008.

As part of Mr. Adams’ compensation package at the time of his promotion to Chief Accounting Officer of RAI in March 2007, RAI’s Board, upon the Compensation Committee’s recommendation, approved the payment to Mr. Adams of a retention bonus of $100,000 provided he remained employed with RAI through May 1, 2008. Such retention bonus was paid to Mr. Adams in May 2008.

Stock Ownership Guidelines

The Board believes that executives, such as the named executive officers, whose business decisions have a profound and direct impact on the operations and results of RAI, should have a reasonable equity stake in RAI. Further, the greater the responsibilities an executive has, the greater his or her equity stake should be. As a result, the Board established stock ownership guidelines for the named executive officers and other senior management. (We also maintain stock ownership guidelines for our directors, which are described above under “The Board of Directors — Equity Ownership Guidelines.”) Pursuant to the current stock ownership guidelines for the named executive officers, which became effective as of January 1, 2006, each executive is expected to own, within seven years after the later of January 1, 2006, and his or her appointment as an executive officer, an amount of RAI common stock valued at a multiple of his or her annual base salary as follows — three times annual base salary for Ms. Ivey, two and one-half times annual base salary for Ms. Lambeth and Messrs. Adams, Delen and Eckmann (while he was employed with RAI), and two times annual base salary for Mr. Payne. Any stock options or unvested shares of restricted stock held by a named executive officer are not counted toward satisfaction of the stock ownership guidelines. The Compensation Committee is responsible for approving any amendments to the executive stock ownership guidelines and periodically reviews each executive’s progress towards satisfying the stock ownership guidelines. If any executive were to fail to satisfy the applicable stock ownership guidelines, then the Compensation Committee would consider such failure as one factor in determining the extent to which such executive should receive any stock-based awards in the future.

Deductibility of Compensation

Section 162(m) of the Code generally disallows a federal income tax deduction to publicly traded companies for compensation paid to certain executives, referred to as covered employees, to the extent such compensation exceeds $1 million per executive in any fiscal year. Compensation that satisfies the Code’s requirements for “performance-based” compensation is not subject to that deduction limitation.

The performance-based compensation exception to Section 162(m) of the Code requires, in part, that compensation be paid pursuant to a shareholder approved plan. The AIAP (the plan under which eligible employees who are not covered employees currently receive annual cash bonuses), however, has not been approved by the shareholders of RAI. Therefore, having the covered employees participate in, and receive annual cash bonuses under, the AIAP would cause such cash bonuses to fail to satisfy the performance-based compensation exception to Section 162(m). Instead, for 2008, the Committee denominated the annual cash bonus opportunity of the covered employees, except for that portion related to the Snus performance metric, in the form of annual performance units granted under the LTIP, which has been approved by the shareholders of RAI. The annual performance units granted in 2008 under the LTIP (and paid in the first quarter of 2009) were designed to qualify for the performance-based exception to Section 162(m). In addition, the long-term incentives in the form of three-year performance units and restricted stock granted under the LTIP in 2008 also were designed to qualify for the performance-based exception to Section 162(m).

For 2009, the annual and long-term incentive opportunities of the covered employees continue to be provided under the LTIP, but now will be limited by compensation formulas based on RAI’s cash net income established by the Committee at its February 2009 meeting and designed to qualify for the performance-based exception to Section 162(m) of the Code. The awards to the covered employees will be in the form of grants of annual performance units and three-year performance shares from the individual award pools determined under the formulas which, in conjunction with the award limitations contained in the LTIP, establish the maximum amounts that can be paid to each covered employee. The Committee, however, has retained the ability to reduce any awards, taking into account any criteria it deems appropriate, utilizing the negative discretion permitted by Section 162(m). The awards under the LTIP are not intended to increase award levels beyond those that the Committee would otherwise approve consistent with its compensation policies described previously.

As noted in “Item 2: Approval of the Reynolds American Inc. 2009 Omnibus Incentive Compensation Plan” below, at the annual meeting, shareholders will vote on the Omnibus Plan. If that plan is approved by the shareholders, then the AIAP will terminate after the payment of the 2009 annual incentive awards and no additional long-term incentive grants will be made under the LTIP; subsequent annual and long-term incentives will be paid under the Omnibus Plan.

Although the Compensation Committee plans to continue taking actions intended to limit the impact of Section 162(m) of the Code, the Committee also believes that the tax deduction is only one of several relevant considerations in setting compensation. The Committee believes that the tax deduction limitation should not be permitted to compromise RAI’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with RAI’s management. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in RAI’s 2008 Annual Report on Form 10-K.

Respectfully submitted,

Joseph P. Viviano (Chair)
Betsy S. Atkins
Nana Mensah
H.G.L. (Hugo) Powell
John J. Zillmer

Summary Compensation Table

The following table shows the annual and long-term compensation paid or accrued by RAI and its subsidiaries to RAI’s Chief Executive Officer, Chief Financial Officer and its other three most highly compensated executive officers for the fiscal years ended December 31, 2008, 2007 and 2006. The table below also includes compensation information for Mr. Eckmann who, but for his retirement from RAI effective May 1, 2008, would have been among the three most highly compensated executive officers.

Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
					Stock	Incentive Plan	Compensation	All Other
		Salary	Bonus		Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position(1)	Year	($)	($)		($)(8)	($)(9)	($)(10)	($)(11)	($)

Susan M. Ivey	2008	1,252,750	0		1,294,052	5,186,075	956,808	211,416	8,901,101
Chairman of the Board,	2007	1,190,350	0		3,114,421	4,243,000	688,848	231,241	9,467,860
Chief Executive Officer and President	2006	1,135,000	0		3,604,102	2,223,000	1,000,923	206,897	8,169,922
Thomas R. Adams	2008	512,225	100,000	(5)	152,088	688,089	657,764	115,746	2,225,912
Executive Vice President and Chief Financial Officer(2)
Daniel M. Delen	2008	783,175	0		608,162	674,000	0	139,786	2,205,123
President and Chief Executive Officer,	2007	760,000	125,000	(6)	1,743,949	658,000	0	212,532	3,499,481
RJR Tobacco(3)
E. Julia (Judy) Lambeth	2008	548,050	0		283,498	1,177,800	0	73,348	2,082,696
Executive Vice President – Corporate Affairs, General Counsel and Assistant Secretary
Tommy J. Payne	2008	399,275	0		148,672	832,197	66,932	123,555	1,570,631
Executive Vice	2007	383,725	0		493,984	730,064	43,139	227,425	1,878,337
President – Public Affairs	2006	369,475	0		615,402	379,308	151,779	126,623	1,642,587
Jeffrey A. Eckmann	2008	214,733	1,000,000	(7)	340,015	1,024,815	2,719,219	4,341,035	9,639,818
Former RAI Group	2007	629,250	0		985,602	1,401,325	887,663	269,821	4,173,661
President(4)	2006	512,675	125,000	(7)	1,755,463	705,000	1,681,259	189,861	4,969,258

(1)	All of the named executive officers, other than Mr. Delen who is employed by RJR Tobacco, are (or, in the case of Mr. Eckmann, were) employed by RAI.

(2)	Mr. Adams became Executive Vice President and Chief Financial Officer of RAI on January 1, 2008.

(3)	Mr. Delen joined RJR Tobacco on January 1, 2007.

(4)	Mr. Eckmann retired from RAI effective May 1, 2008. For information regarding the payments and benefits to which Mr. Eckmann is entitled in connection with his termination of employment, see “— Termination and Change of Control Payments” below.

(5)	This amount represents a retention bonus paid to Mr. Adams in May 2008, in consideration for his remaining employed by RAI through May 1, 2008. See “Compensation Discussion and Analysis — Other Compensation Policies — Special Incentives” above for additional information about this bonus.

(6)	This amount represents a sign-on bonus paid to Mr. Delen in connection with his joining RJR Tobacco as President, effective January 1, 2007.

(7)	These amounts represent retention bonuses paid to Mr. Eckmann in consideration for his agreeing to extend his projected employment termination date through at least April 2008. Mr. Eckmann retired from RAI effective May 1, 2008.

(8)	The amounts shown in this column represent the amount of compensation expense RAI recorded in its financial statements (pursuant to FAS 123(R)), with respect to each year shown, for the stock-based LTIP awards that have been made to each named executive officer during such year and any such awards made in previous years. The assumptions upon which these amounts are based are set forth in note 18 to consolidated financial statements contained in our 2008 Annual Report on Form 10-K. The amounts shown in this column do not equal the actual value that any named executive officer received during the years shown with respect to his or her LTIP awards. For the value that the named executive officers actually received in 2008 in connection with the vesting of certain performance shares, and the value that Mr. Eckmann received in 2008 upon the vesting of his restricted stock, see the 2008 Option Exercises and Stock Vested table below. None of the named executive officers, except Mr. Eckmann, vested in any shares of restricted stock during 2008. Subject otherwise to the terms of the grant documentation and of any person’s employment agreement, any outstanding, unvested performance shares and restricted RAI common stock held by the named executive officers as of December 31, 2008, will be cancelled if the minimum dividend condition is not satisfied, unless the condition is waived by the Board. If any named executive officer does vest in his or her outstanding, unvested performance shares or restricted RAI common stock, then the actual value such officer will receive upon vesting may differ significantly from the amounts shown in this column.

The value of dividends or dividend equivalents on executives’ LTIP awards is not included in this table. The dividend equivalents charged to expense during 2008 with respect to the executives’ performance shares were as follows:

Name	2008 ($)

Ms. Ivey	0
Mr. Adams	0
Mr. Delen	78,146
Ms. Lambeth	0
Mr. Payne	0
Mr. Eckmann	0

(9)	The amounts in this column for 2008 were paid in the first quarter of 2009 and represent (a) annual incentive payments with respect to 2008 performance and (b) the cash settlement of performance units granted in 2006 to each named executive officer (other than Mr. Delen, who joined RJR Tobacco in 2007), with the units’ value based on the average AIAP scores for the three-year period ended December 31, 2008. The amount of each of the foregoing payments made to each named executive officer is shown below:

	2008 Annual	Performance
Name	Incentives ($)	Units ($)

Ms. Ivey	1,730,000	3,456,075
Mr. Adams	418,000	270,089
Mr. Delen	674,000	—
Ms. Lambeth	447,000	730,800
Mr. Payne	283,000	549,197
Mr. Eckmann	178,000	846,815

For information regarding the foregoing annual incentives, see “Compensation Discussion and Analysis — Annual Compensation — Annual Incentives” above, and for further information regarding the one-year performance units in which the annual incentive opportunity for each named executive officer was denominated, see footnote 2 to the 2008 Grants of Plan-Based Awards table below. The amounts in this column for 2007 and 2006 represent annual incentive payments made in the first quarter of 2008 and 2007, respectively, with respect to performance during 2007 and 2006, respectively (payments upon vesting of one-year performance units in the case of Ms. Ivey, and Messrs. Delen and Eckmann, and payment in connection with participation in the AIAP in the case of Mr. Payne).

(10)	The amounts in this column for each named executive officer represent the total change, for each year shown, in the actuarial present value of the executive’s accumulated benefit under all defined benefit plans, including supplemental plans. For additional information regarding the defined benefit plans in which the named executive officers participate, see the 2008 Pension Benefits table below.

(11)	The amounts shown in this column for 2008 include, among other items:

(a)	contributions made by RAI to the named executive officers under RAI’s qualified defined contribution plans, and amounts credited by RAI to the accounts of the named executive officers in RAI’s non-qualified excess benefit plans (with such excess benefit plans described in greater detail in the footnotes to the 2008 Non-Qualified Deferred Compensation table below), as follows:

	Qualified Plan	Non-Qualified Plan
	Contribution	Credit
Name	($)	($)

Ms. Ivey	6,900	76,433
Mr. Adams	23,000	45,628
Mr. Delen	20,700	109,006
Ms. Lambeth	13,800	43,122
Mr. Payne	23,000	42,342
Mr. Eckmann	6,900	14,062

(b) the perquisites described below:

•	a payment of $79,000 to Ms. Ivey, a payment of $46,300 to Mr. Adams, a payment of $54,300 to Mr. Payne, and a payment of $70,200 to Mr. Eckmann, in each case in lieu of such person’s participation in RAI’s former executive perquisites program,

•	the cost of a club membership in the amount of $30,000 to Ms. Ivey,

•	a payment of $6,000 to each of Ms. Lambeth and Mr. Delen representing a financial planning allowance,

•	the cost of a mandatory physical examination in the case of Mmes. Ivey and Lambeth, and Messrs. Adams, Delen and Payne (and a related tax gross-up amount),

•	the cost of premiums paid by RAI for certain excess liability insurance covering each of the named executive officers (and a related tax gross-up amount), and

•	the value (based upon the aggregate incremental cost to RJR Tobacco) ascribed to personal flights taken by Mmes. Ivey and Lambeth, and Mr. Eckmann, or their respective guests, on aircraft owned or leased by RJR Tobacco (with such value, in Mr. Eckmann’s case, being $31,188) (the aggregate incremental cost for purposes of the foregoing calculation includes the variable costs of operating the aircraft, such as fuel costs, airport handling fees and catering costs, plus the amount associated with RAI’s lost tax deduction due to the personal usage of the aircraft, but excludes fixed costs, such as labor costs of the aircraft crew and hangar lease payments);

(c)	in the case of Ms. Ivey and Mr. Eckmann, the change in the value of the accrued post-retirement health benefit from December 31, 2007 to December 31, 2008, as follows — Ms. Ivey: $7,989; and Mr. Eckmann: $68,348;

(d)	in the case of Ms. Lambeth, and Messrs. Payne and Eckmann, an amount designed to compensate them for the reduction in the multiple on which their respective annual LTIP grant is based (as described above under “Compensation Discussion and Analysis — Long-Term Incentive Compensation”) as follows — Ms. Lambeth: $133,800; Mr. Payne: $96,900; and Mr. Eckmann: $159,800; and

(e)	in the case of Mr. Eckmann, pursuant to the terms of his amended employment offer letter, (i) severance payments in the aggregate amount of $597,380 in connection with his retirement from RAI effective May 1, 2008, and (ii) tax gross-up payments in an aggregate amount of $3,549,946 related to the payments under the B&W Supplemental Plan and the contractual additional retirement benefit described below in footnote 9 to the 2008 Pension Benefits table. The commencement of Mr. Eckmann’s severance payments was deferred until November 2008 due to the operation of Section 409A of the Code; the amount listed in clause (i) above includes the interest paid as a result of such deferral of the severance payments. For additional information regarding Mr. Eckmann’s severance benefits, see “— Termination and Change of Control Payments” below.

The severance payment amount represents the aggregate value of Mr. Eckmann’s severance payments (determined in accordance with the terms of the severance agreement described above under “Compensation Discussion and Analysis — Severance Agreements”) earned for the period from May 1, 2008 to December 31, 2008, but such amount does not include additional severance payments in the aggregate amount of $2,043,410, which he may be paid, subject to the terms of his severance agreement.

Equity and Non-Equity Incentive Awards

The following table sets forth certain information concerning each grant of an award made to a named executive officer during 2008 under any plan.

2008 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity					Estimated Future Payouts Under Equity
			Incentive Plan Awards					Incentive Plan Awards(3)
											Grant Date
		Board or									Fair Value of
		Committee	Award								Stock and
	Grant	Approval	Amount in		Threshold	Target	Maximum	Threshold	Target	Maximum	Option Awards
Name	Date	Date	Units (#)		($)	($)	($)	(#)	(#)	(#)	($)(4)

Susan M. Ivey	3/6/2008	2/5/2008	0		—	—	—	—	35,157	—	2,175,867
	3/6/2008	2/5/2008	5,076,960	(1)	50,770	5,076,960	10,153,920	—	—	—	—
	2/5/2008	2/5/2008	1,603	(2)	16,030	1,603,000	3,206,000	—	—	—	—
Thomas R. Adams	3/6/2008	2/5/2008	0		—	—	—	—	6,059	—	374,992
	3/6/2008	2/5/2008	875,000	(1)	8,750	875,000	1,750,000	—	—	—	—
	2/5/2008	2/5/2008	387	(2)	3,870	387,000	774,000	—	—	—	—
Daniel M. Delen	3/6/2008	2/5/2008	0		—	—	—	—	11,052	—	684,008
	3/6/2008	2/5/2008	1,596,000	(1)	15,960	1,596,000	3,192,000	—	—	—	—
	2/5/2008	2/5/2008	672	(2)	6,720	672,000	1,344,000	—	—	—	—
E. Julia (Judy) Lambeth	3/6/2008	2/5/2008	0		—	—	—	—	6,483	—	401,233
	3/6/2008	2/5/2008	936,250	(1)	9,363	936,250	1,872,500	—	—	—	—
	2/5/2008	2/5/2008	414	(2)	4,140	414,000	828,000	—	—	—	—
Tommy J. Payne	3/6/2008	2/4/2008	0		—	—	—	—	3,757	—	232,521
	3/6/2008	2/4/2008	542,500	(1)	5,425	542,500	1,085,000	—	—	—	—
	2/4/2008	2/4/2008	262	(2)	2,620	262,000	524,000	—	—	—	—
Jeffrey A. Eckmann	3/6/2008	2/5/2008	0		—	—	—	—	7,744	—	479,276
	3/6/2008	2/5/2008	1,118,250	(1)	11,183	1,118,250	2,236,500	—	—	—	—
	2/5/2008	2/5/2008	495	(2)	4,950	495,000	990,000	—	—	—	—

(1)	These awards represent performance units granted under the LTIP. Upon vesting of the performance units, each grantee will receive a cash payment equal to the product of $1 and the number of vested units. The number of units, if any, that will vest will depend upon RAI’s actual EPS for 2010 compared with certain pre-established EPS goals. If RAI’s actual 2010 EPS were to equal the targeted EPS goal, then each grantee would vest in 100% of his or her performance units (subject to the adjustment described below). If

RAI’s actual EPS were to equal or exceed the maximum EPS goal, then each grantee would vest in two times the number of his or her performance units (subject to adjustment). If RAI’s actual 2010 EPS were to be below the pre-established EPS floor, then no grantee would vest in any of his or her performance units. If RAI’s actual 2010 EPS were between the pre-established EPS floor and the maximum EPS goal, then the number of performance units each grantee would vest in would be determined using interpolation. The number of vested performance units, if any, are subject to further adjustment based upon the TSR of RAI over the three-year period ending December 31, 2010, compared with the TSR of the companies within the Standard & Poor’s Food and Beverage Index as of the grant date, plus Phillip Morris USA, Inc., Carolina Group (now known as Lorillard, Inc.) and UST Inc. as shown in the table below:

RAI TSR Relative to	Adjustment
TSR of	to #
Comparator	of Vested
Companies	Units

Top Third	+10%
Middle Third	0
Bottom Third	−10%

Notwithstanding RAI’s actual 2010 EPS, no grantee will vest in any of his or her performance units, unless RAI pays a quarterly dividend of at least $.85 per share (the amount of the quarterly dividend declared by the Board at its February 5, 2008 meeting) during the three-year period ending December 31, 2010 (unless the Board otherwise modifies the foregoing minimum dividend vesting condition, which it may not do for any person who is a “covered employee” under Section 162(m) of the Code).

In the event of a grantee’s death, permanent disability, and (other than in the case of Mr. Eckmann) retirement or involuntary termination of employment without cause, any outstanding performance units will vest on a pro rata basis, with payment of such units to be made after the performance period. Notwithstanding the foregoing, in the event of a change of control of RAI, any outstanding performance units will vest on a pro rata basis and will be paid as soon as practicable after the change of control. Upon vesting after a change of control, each grantee will receive a cash payment equal to the product of (a) the number of vested units and (b) the greater of (i) $1.00 and (ii) $1.00 multiplied by (A) an amount representing the hypothetical percentage (from 0 to 200%) of RAI’s targeted 2010 EPS goal that would have been met based upon the assumption that RAI’s EPS growth from the grant date through the change of control event continued at the same rate from the change of control event through December 31, 2010, and (B) an amount determined in accordance with the table set forth in the preceding paragraph based upon RAI’s TSR compared with the TSR of the peer group companies described in that paragraph from the grant date through the change of control event. In the event of a grantee’s voluntary termination of employment (except in the case of Ms. Ivey and Mr. Payne, who are eligible for retirement, and in the case of Mr. Eckmann, as described below) or termination of employment for cause, such grantee’s outstanding performance units will be cancelled. The vesting provisions described in this paragraph are subject to the terms of any employment contract between RAI and the grantee.

As described above under “Compensation Discussion and Analysis — Severance Agreements,” pursuant to his amended employment offer letter, Mr. Eckmann vested in his outstanding LTIP awards (other than his one-year performance units) upon his retirement from RAI effective May 1, 2008; the payment of these performance units, however, will be made after the completion of the performance period ending December 31, 2010.

(2)	These awards represent performance units, each of which has an initial value of $1,000, granted under the LTIP to Mmes. Ivey and Lambeth, and Messrs. Adams, Delen, Payne and Eckmann in lieu of their participation in the AIAP. The ultimate value of such awards is based upon the performance metrics described under “Compensation Discussion and Analysis — Annual Compensation — Annual Incentives” above. The payment with respect to each executive’s award was made, in accordance with its terms, in the first quarter of 2009. The amounts shown with respect to these awards in the “Threshold,” “Target” and “Maximum” columns represent hypothetical payouts; the actual payments made by RAI relating to these performance units are included in the “Non-Equity Incentive Plan Compensation” column in the Summary

Compensation Table above. RAI’s payment to Mr. Eckmann was a pro rata amount, based on his four months of employment with RAI during 2008, of the total 495 performance units granted to him. Similarly, the hypothetical “Target” and “Maximum” amounts shown for Mr. Eckmann in the above table are based upon the total 495 performance units granted to him.

(3)	These awards represent shares of restricted RAI common stock awarded under the LTIP. These shares will vest on March 6, 2011, provided RAI pays to its shareholders a quarterly dividend of at least $.85 per share during the three-year period ending on December 31, 2010. If RAI fails to pay the minimum dividend in any fiscal quarter during such period, then the restricted stock will be cancelled, unless RAI’s Board otherwise approves the non-cancellation of the restricted stock (except that the Board may not approve the non-cancellation of the restricted stock for any person who is a “covered employee” under Section 162(m) of the Code). Prior to the vesting of the restricted stock, a grantee will receive dividends with respect to his or her outstanding unvested restricted stock to the same extent that any dividends generally are paid by RAI on outstanding shares of RAI’s common stock. Prior to the vesting of the restricted stock, each grantee will be prohibited from selling, pledging or otherwise transferring, but will have voting rights with respect to, the restricted stock. Upon vesting, the restrictions will lapse and the restricted stock will become freely transferable by the grantee, subject to any restrictions arising under applicable federal or state securities laws.

In the event of a grantee’s death or permanent disability, or a change of control of RAI, any outstanding unvested restricted stock will immediately vest. Except in the case of Mr. Eckmann, in the event of a grantee’s involuntary termination of employment without cause or retirement, any outstanding unvested restricted stock will vest pro rata. In the event of a grantee’s voluntary termination of employment (except in the case of Ms. Ivey and Mr. Payne, who are eligible for retirement, and in the case of Mr. Eckmann, as described below) or termination of employment for cause, such grantee’s outstanding restricted stock will be cancelled. The vesting provisions described in this paragraph will be subject to the terms of any employment contract between RAI and the grantee. As described above under “Compensation Discussion and Analysis — Severance Agreements,” pursuant to his amended employment offer letter, Mr. Eckmann vested in his outstanding LTIP awards (other than his one-year performance units) upon his retirement from RAI effective May 1, 2008.

(4)	The amounts in this column represent for the restricted stock granted on March 6, 2008, the product of $61.89, the closing price of RAI common stock on that date, and the number of shares of such restricted stock awarded to the executive.

The following table sets forth certain information concerning equity incentive plan awards outstanding as of the end of 2008 for each named executive officer.

Outstanding Equity Awards At 2008 Fiscal Year-End

	Stock Awards
	Equity Incentive Plan Awards:		Equity Incentive Plan Awards:
	Number of Unearned		Market or Payout Value of
	Shares, Units or Other		Unearned Shares, Units or Other Rights
	Rights That Have Not Vested		That Have Not Vested
Name	(#)		($)(5)

Susan M. Ivey	35,157	(1)	1,417,179
	37,770	(2)	1,522,509
	53,944	(3)	2,174,483

Thomas R. Adams	6,059	(1)	244,238
	2,602	(2)	104,887
	4,286	(3)	172,769

Daniel M. Delen	11,052	(1)	445,506
	12,645	(2)	509,720

E. Julia (Judy) Lambeth	6,483	(1)	261,330
	7,352	(2)	296,359
	9,084	(3)	366,176

Tommy J. Payne	3,757	(1)	151,445
	4,647	(2)	187,321
	8,572	(3)	345,537

Jeffrey A. Eckmann	0	(4)	0 (4)

(1)	These amounts represent shares of restricted RAI common stock granted on March 6, 2008, pursuant to the LTIP. The material terms governing such awards are described in footnote 3 to the 2008 Grants of Plan-Based Awards table above.

(2)	These awards represent shares of restricted RAI common stock granted, under the LTIP, on March 6, 2007. These shares will vest on March 6, 2010, provided RAI pays to its shareholders a dividend of at least $.75 per share during the three-year period ending on December 31, 2009. If RAI fails to pay the minimum dividend in any fiscal quarter during such period, then the restricted stock will be cancelled, unless RAI’s Board otherwise approves the non-cancellation of the restricted stock. Prior to the vesting of the restricted stock, a grantee will receive dividends with respect to his or her outstanding unvested restricted stock to the same extent that any dividends generally are paid by RAI on outstanding shares of RAI’s common stock. Prior to the vesting of the restricted stock, each grantee will be prohibited from selling, pledging or otherwise transferring, but will have voting rights with respect to, the restricted stock. Upon vesting, the restrictions will lapse and the restricted stock will become freely transferable by the grantee, subject to any restrictions arising under applicable federal or state securities laws.

The terms governing these shares of restricted stock with respect to such events as termination of employment and a change of control of RAI generally are the same as the terms governing the shares of restricted RAI common stock granted on March 6, 2008, which are set forth in the second paragraph of footnote 3 to the 2008 Grants of Plan-Based Awards table above.

(3)	These amounts represent shares of restricted RAI common stock granted in 2006 pursuant to the LTIP. These shares vested, in accordance with their terms, on March 6, 2009. The vesting of such shares had been subject to the condition (which was satisfied) that RAI pay to its shareholders a quarterly dividend of at least $.625 per share during the three-year period ended December 31, 2008. Such minimum dividend, which was adjusted to reflect RAI’s 2006 two-for-one stock split, is equal to the per share amount of the last dividend paid by RAI prior to the grant of these shares of restricted stock. Prior to the vesting of his or her restricted stock, each named executive officer received dividends with respect to his or her outstanding unvested restricted stock to the same extent that any dividends generally were paid by RAI on outstanding shares of RAI common stock. Prior to the vesting of the restricted stock, each named executive officer was prohibited from selling, pledging or otherwise transferring, but had voting rights with respect to, the restricted stock. Upon vesting, the restrictions lapsed and the restricted stock became freely transferable by the named executive officer, subject to any restrictions arising under applicable federal or state securities laws.

(4)	As described above under “Compensation Discussion and Analysis — Severance Agreements,” pursuant to his amended employment offer letter, Mr. Eckmann vested in his then outstanding equity incentive plan awards upon his retirement from RAI effective May 1, 2008. See the 2008 Option Exercises and Stock Vested table below, and “— Termination and Change of Control Payments” below, for additional information.

(5)	The amounts shown in this column represent the product of $40.31, the per share closing price of RAI common stock on December 31, 2008, and the number of shares of restricted stock not yet vested and held by the executive on December 31, 2008.

The following table provides information concerning the performance shares (and restricted stock in the case of Mr. Eckmann) which the named executive officers vested in during 2008.

2008 Option Exercises and Stock Vested (1)

	Stock Awards
	Number of Shares Acquired	Value Realized
Name	on Vesting (#)(2)	on Vesting ($)(3)

Susan M. Ivey	42,414	2,702,620
Thomas R. Adams	4,642	295,788
Daniel M. Delen	22,984	926,485
E. Julia (Judy) Lambeth	—	—
Tommy J. Payne	7,426	473,185
Jeffrey A. Eckmann	44,427	2,654,125

(1)	None of the named executive officers beneficially owned at any time during 2008 any options to acquire shares of RAI common stock. Except for Mr. Eckmann, none of the named executive officers vested in any shares of restricted RAI common stock during 2008.

(2)	Except as otherwise provided below, the amounts in this column represent the number of performance shares that the named executive officers vested in during 2008. The vesting of the performance shares entitled each named executive officer to receive a cash payment equal to the number of vested shares multiplied by the per share closing price of RAI common stock on the vesting date, except that such payment will be deferred for six months to the extent required for the income inclusions of Section 409A of the Code not to apply to the executive; no actual shares of RAI common stock were delivered upon the vesting of the performance shares. For all the named executive officers, other than Ms. Lambeth and Mr. Delen, the amounts shown in this column represent performance shares that vested on March 2, 2008, from a grant made on March 2, 2005, pursuant to the LTIP. The vesting of the performance shares had been subject to the condition, which was satisfied, that RAI pay to its shareholders a minimum quarterly dividend of $.475 per share during the three-year period ended December 31, 2007 (with that minimum dividend having been adjusted to reflect RAI’s 2006 two-for-one stock split). For Mr. Delen, the amount shown in this column represents performance shares that vested on December 31, 2008, the remaining 66% of the total performance share grant made to him effective January 1, 2007, when he joined RJR Tobacco as President. In the case of Mr. Eckmann, the amounts shown in this column also include 13,218; 9,151; and 7,744 shares of restricted RAI common stock granted in 2006, 2007 and 2008, respectively, which vested on May 1, 2008, pursuant to the terms of his amended employment offer letter. See footnotes 1, 2 and 3 to the Outstanding Equity Awards at 2008 Fiscal Year-End table for additional information regarding the terms of the restricted stock that vested.

(3)	These amounts represent the cash payments made to the named executive officers upon the vesting of the performance shares (and, in the case of Mr. Eckmann, the value of restricted stock, based on the per share closing price of RAI common stock on the vesting date of such restricted stock) as described in the preceding footnote.

Retirement Benefits

The following table sets forth information concerning each plan that provides the named executive officers with payments or other benefits at, following, or in connection with retirement.

2008 Pension Benefits (1)

		Number of
		Years of	Present	Payments
		Credited	Value of	During Last
		Service	Accumulated	Fiscal Year
Name	Plan Name	(#)(2)	Benefit ($)(3)	($)

Susan M. Ivey	Reynolds American Retirement Plan(4)	4.337	99,866	0

	Reynolds American Additional Benefits Plan(5)	4.337	1,594,651	0

	Retirement Plan for Salaried Employees of Brown & Williamson Tobacco Corporation and Certain Affiliates(6)	18.100	674,220	0

	Supplemental Pension Plan for Executives of Brown & Williamson Tobacco Corporation(7)	23.100	874,356	0

Thomas R. Adams	Reynolds American Retirement Plan(4)	9.552	262,692	0

	Reynolds American Additional Benefits Plan(5)	9.552	0	0

	Contractual Benefit(8)	23.496	1,819,248	0

Daniel M. Delen	—	—	—	—

E. Julia (Judy) Lambeth	—	—	—	—

Tommy J. Payne	Reynolds American Retirement Plan(4)	19.502	373,586	0

	Reynolds American Additional Benefits Plan(5)	19.502	721,004	0

Jeffrey A. Eckmann	Reynolds American Retirement Plan(4)	3.335	140,280	140,280

	Reynolds American Additional Benefits Plan(5)	3.335	1,049,399	52,712

	Retirement Plan for Salaried Employees of Brown & Williamson Tobacco Corporation and Certain Affiliates(6)	22.300	1,233,906	47,476

	Supplemental Pension Plan for Executives of Brown & Williamson Tobacco Corporation(7)	24.300	4,024,262	3,838,189

	Contractual Benefit(9)	30.900	677,135	897,525

(1)	RAI has maintained two defined benefit plans — the Reynolds American Retirement Plan, a tax-qualified pension equity plan, referred to as the PEP, and the non-qualified Additional Benefits Plan, referred to as the ABP — in which all of the named executive officers participate, other than Ms. Lambeth and Mr. Delen, who are not eligible to participate based upon their hire dates. In addition, Ms. Ivey and Mr. Eckmann have accrued benefits for service with B&W before the Business Combination under two additional defined benefit plans, the obligations of which were assumed by RAI in connection with the Business Combination — the Retirement Plan for Salaried Employees of Brown & Williamson Tobacco

Corporation and Certain Affiliates, referred to as the Legacy Plan, and the Supplemental Pension Plan for Executives of Brown & Williamson Tobacco Corporation, referred to as the B&W Supplemental Plan.

(2)	The number of years of credited service is shown as of December 31, 2008 (except for Mr. Eckmann, whose years of credited service are shown as of April 30, 2008). Ms. Ivey’s and Mr. Eckmann’s years of credited service for purposes of the PEP and the ABP represent their service with RAI after the Business Combination, and their years of credited service for purposes of the Legacy Plan and the B&W Supplemental Plan represent their service with B&W before the Business Combination. In addition, pursuant to contracts incorporated by reference into the B&W Supplemental Plan, Ms. Ivey and Mr. Eckmann were granted 5 and 2 additional years of service credit, respectively, for purposes of the B&W Supplemental Plan. This grant of additional service increased the present value of the accumulated benefit under the B&W Supplemental Plan by $1,598,657 for Ms. Ivey and $710,431 for Mr. Eckmann. In addition, pursuant to a letter agreement between Mr. Adams and RJR Tobacco, Mr. Adams was credited with 13.945 years of additional service for purposes of the special retirement benefit, as described in more detail in footnote 8 below, provided under such letter agreement.

(3)	The present value of accumulated benefit is shown as of December 31, 2008. The calculation of the present value of each accumulated benefit assumes a discount rate of 6.40% (the rate used by RAI in determining the accumulated pension obligations for financial reporting purposes) and post-commencement mortality based on the 1994 Group Annuity Mortality Table, projected 10 years by Scale AA to 2004, for males and females. Benefit values of the PEP and the ABP are based on immediate payment at January 1, 2009 (except for Mr. Eckmann), as these plans have no special provisions for unreduced benefits. Benefit values for the Legacy Plan and the B&W Supplemental Plan are based on payment at age 60 for Ms. Ivey, the age at which her unreduced benefits could commence. The benefit values for Mr. Eckmann listed in this column are shown as of the effective date of his retirement — May 1, 2008.

The present value of accumulated benefit under the ABP shown in this column has been reduced by the value of benefits under this plan previously waived in connection with an elective funding of a portion of certain named executive officers’ qualified and non-qualified pension benefits. In 2000, RJR offered its current employees who had earned non-qualified pension benefits a one-time opportunity to elect to have at least 75% of their total earned qualified and non-qualified pension benefits funded under an existing retention trust over a three-year period. For any eligible named executive officer who elected such funding, the accumulated benefits under the ABP were reduced to give effect to the fact that non-qualified benefits waived under the ABP would be paid from the retention trust rather than from the ABP. The reductions were in the following amounts — Mr. Adams: $1,101,796; and Mr. Payne: $209,748. In addition, the present value of accumulated benefits in this column for the B&W Supplemental Plan does not reflect the value of benefits under this plan, the obligation for which was retained by B&W in connection with the Business Combination. The value of these retained benefits is $6,144,925 for Ms. Ivey and $3,373,528 for Mr. Eckmann.

(4)	The PEP provides a lump sum benefit that is a multiple of final average earnings payable after termination of employment at any age. The multiple is the sum of the participant’s core earned percentages (ranging from 4% to 13% per year depending on age) and excess earned percentages (ranging from 0% to 4% per year depending on age) while covered by the PEP. A participant’s lump sum benefit is equal to his or her total final average earnings multiplied by his or her total core percentage, plus his or her final average earnings in excess of Social Security covered compensation multiplied by his or her total excess percentage. For purposes of the PEP, final average earnings is the annualized sum of base salary and bonus in the year earned, and is determined by considering the 36 consecutive months that yield the highest average during the participant’s last 60 months of service. Each year’s compensation for the PEP is limited by the compensation limits under the Code.

(5)	The ABP provides a benefit equal to the benefit that would be paid under the PEP if the limits on compensation and benefits under the Code did not apply and if certain extraordinary items of income that are excluded from compensation under the PEP were included. This benefit is reduced by the PEP benefit and is paid upon termination of employment in monthly annuity payments. Lump sum payments above $10,000 are not available. The ABP is a non-qualified unfunded plan designed to allow participants in the plan to receive a pension benefit equal to the benefit that would have been paid under the PEP had the PEP not been subject to the limits on compensation and benefits under the Code and had the compensation thereunder been recognized under the PEP. All benefits under the ABP are payable out of the general corporate assets of RAI.

(6)	The Legacy Plan provides monthly benefits equal to the product of a participant’s years of pensionable service (to a maximum of 38 years) multiplied by his or her pensionable salary, divided by 57 and reduced by a proportionate amount of the participant’s Social Security benefit. A participant’s pensionable salary is the average of the participant’s base rate of pay in effect for the 36-month period immediately before his or her termination of employment. Ms. Ivey’s and Mr. Eckmann’s service with RAI is not considered pensionable service, but their base rate of pay with RAI is taken into account in determining their pensionable salary.

Benefits are payable at age 65. In addition, early retirement benefits may commence before age 65 to a participant who terminates employment either after attaining age 55 with at least ten years of service or with at least ten years of service when his or her age plus years of service equal at least 65. If early retirement benefits commence before age 65, they are reduced 1/4 of 1% per month for each month that commencement precedes age 60, unless the participant has 30 years of service at termination, in which case benefits may commence without reduction on or after age 55. An employee who was a participant on July 1, 1994, who terminates employment with at least ten years of service when his or her age plus years of service equal at least 60 may commence benefits after attaining age 50 with the reduction for commencement before age 60 described above. Ms. Ivey is currently eligible for early retirement under the Legacy Plan. Ms. Ivey is eligible for 70% of her full retirement benefit commencing at age 50.

(7)	The B&W Supplemental Plan is a non-qualified pension plan that provides a benefit equal to the benefit that would have been paid under the Legacy Plan had the Legacy Plan included bonuses and deferred compensation in pensionable salary, included additional service in pensionable service for Ms. Ivey and Mr. Eckmann, and not been subject to the limits on compensation under the Code, reduced by the actuarial value of the benefit payable under the Legacy Plan. For purposes of this plan, for the period after the Business Combination, a participant’s bonus is deemed to be an amount equal to the participant’s salary rate multiplied by the average rating under B&W’s Performance Incentive Plan for the three years preceding the Business Combination. Benefits are payable in a lump sum upon termination of employment from the general assets of RAI.

(8)	Pursuant to the letter agreement described in footnote 2 above, Mr. Adams is vested in a special retirement benefit in an amount equal to his final average compensation multiplied by his total years of credited service (including the additional credited service described above) multiplied by 0.0175. His final average compensation is defined as the highest consecutive three years of pay (base salary plus actual bonus) out of the last five years of service. This special retirement benefit will be offset by any amounts paid under the PEP and ABP.

(9)	Pursuant to an agreement between RAI and Mr. Eckmann, Mr. Eckmann was entitled to receive additional benefits in an amount equal to the difference between what he would have received from the PEP, ABP, the Legacy Plan and the B&W Supplemental Plan, as shown in the “Present Value of Accumulated Benefit” column with respect to him, and the amount he would have received under the Legacy Plan and the B&W Supplemental Plan based on his combined service with RAI and B&W. In addition, he received a tax gross-up payment related to the taxes on such amount and the amount payable under the B&W Supplemental Plan. The amount of this tax gross-up payment, which is not reflected in the “Present Value of Accumulated Benefit” column (but is included in the “All Other Compensation” column of the Summary Compensation Table above), was $3,549,946.

The following table sets forth information regarding each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

2008 Non-Qualified Deferred Compensation (1)

				Aggregate
	Executive	Registrant		Withdrawals/
	Contributions	Contributions	Aggregate Earnings	Distributions	Aggregate Balance
Name	in Last FY ($)	in Last FY ($)(2)	in Last FY ($)(3)	($)(4)	at Last FYE ($)(5)

Susan M. Ivey	0	76,433	2,046	78,479	0
Thomas R. Adams	0	45,628	794	46,421	0
Daniel M. Delen	0	109,006	2,655	111,660	0
E. Julia (Judy) Lambeth	0	43,122	1,247	44,369	0
Tommy J. Payne	0	42,342	847	43,189	14,450
Jeffrey A. Eckmann	0	14,062	470	14,532	0

(1)	RAI maintains two non-qualified excess benefit plans for those employees, including the named executive officers, whose benefits under RAI’s tax-qualified 401(k) plan are limited by virtue of certain provisions of the Code. All information in this table reflects activity under such plans. Pursuant to these non-qualified plans, RAI credits to each named executive officer’s account an amount, referred to as the principal amount, equal to the amount RAI would have contributed to such executive’s account in the tax-qualified 401(k) plan, but for the Code’s limitations. In addition, RAI credits the principal amount with interest at the same rate as is earned by a certain interest income fund offered under RAI’s tax-qualified 401(k) plan. Unlike with respect to the tax-qualified 401(k) plan, RAI does not contribute any funds to the non-qualified excess benefit plans, but instead credits amounts by book entry to participants’ accounts.

Commencing with the amounts credited for the 2004 plan year, RAI distributes, in the first quarter of each year, to each participant in the non-qualified excess benefit plans the amounts that have been credited to such participant’s account during the prior year. Prior to January 1, 2004, a participant in the non-qualified excess benefit plans had the election to defer receipt of the amounts credited to his or her account in any year until the beginning of the next year or until his or her termination of employment. Any participant in the non-qualified excess benefit plans who elected to defer receipt, until after termination of employment, of any amounts that had been credited to his or her account prior to January 1, 2004, will continue to earn interest on such amounts until termination of employment.

(2)	The amounts in this column represent the principal amounts credited during 2008 and also are included in the “All Other Compensation” column of the Summary Compensation Table above.

(3)	The amounts in this column represent the aggregate interest credited during 2008 on each named executive officer’s account in the non-qualified excess benefit plans.

(4)	These amounts, which were paid to the respective named executive officers during the first quarter of 2009, represent the sum of the principal amounts and interest credited during 2008.

(5)	These amounts represent the balance in each named executive officer’s account in the non-qualified excess benefit plans as of December 31, 2008, after taking into account the payment, described in the preceding footnote, made with respect to each executive’s account.

Termination and Change of Control Payments

RAI has entered into agreements and has adopted plans that require it to provide compensation and/or other benefits to each named executive officer in the event of such executive’s termination of employment under certain circumstances, or upon a change of control of RAI occurring during the executive’s term of employment. The following table sets forth the amounts payable to each named executive officer, other than Mr. Eckmann, if such executive’s employment had terminated under different scenarios, and/or a change of control of RAI had occurred, on December 31, 2008. Mr. Eckmann retired from RAI effective May 1, 2008 and, therefore, the information provided below for Mr. Eckmann reflects the amounts payable to him based on the nature of his actual termination of employment.

The table below does not include certain payments or benefits that do not discriminate in favor of RAI’s executive officers and that generally would be available to any salaried employee of RAI or its operating subsidiaries upon termination of employment, or upon a change of control of RAI. For instance, any participant in RAI’s annual cash incentive plan whose employment were terminated, for any reason other than cause, on the last business day of any year would be entitled to receive an annual cash incentive for such year. As a result, the annual cash incentive for 2008 paid to each of the named executive officers (and included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above) is not included in the table below.

Except as otherwise expressly indicated, the amounts set forth in the following table do not represent the actual sums a named executive officer would receive if his or her employment were terminated or there were a change of control of RAI. Rather, the amounts below generally represent only estimates, based upon assumptions described in the footnotes to the table, of certain payments and benefits that the named executive officers who were employed by RAI or any of its subsidiaries on December 31, 2008, would have been entitled to receive had any of the identified events occurred on such date. Moreover, for all of the named executive officers (except Mr. Eckmann), the amounts set forth in the table necessarily are based upon the benefit plans and agreements that were in effect as of December 31, 2008. Payments which RAI may make in the future upon an employee’s termination of employment or upon a change of control of RAI will be based upon benefit plans and agreements in effect at that time, and the terms of any such future plans and agreements may be materially different than the terms of RAI’s benefit plans and agreements as of December 31, 2008.

Potential Payments Upon Termination of Employment and/or a Change of Control

					Qualifying	Termination
			Involuntary		Termination	due to
		Voluntary	Termination	Termination	on Change of	Death or		Change of
		Termination	not for Cause	for Cause	Control	Disability		Control
Name	Benefits and Payments	($)	($)(1)	($)(1)	($)(2)(3)	($)		($)(3)(4)

Susan M. Ivey
	Cash Severance(5)	0	8,769,126	0	8,769,126	0		0
	Restricted Stock(6)	1,314,952	3,360,604	0	5,114,171	5,114,171		5,114,171
	Performance Units(7)	4,874,859	4,874,859	0	6,528,173	4,874,859		6,528,173
	Incremental Pension Benefit(8)	0	3,743,793	0	3,743,793	0	(9)	0
	Insurance Benefits(10)	0	25,143	0	25,143	0		0
	Health-Care Benefits(11)	207,326	185,644	207,326	185,644	207,326	(12)	0
	280G Tax Gross-up(13)	0	0	0	7,449,022	0		0
Thomas R. Adams
	Cash Severance(5)	0	1,951,099	0	1,951,099	0		0
	Restricted Stock(6)	0	293,497	0	521,894	521,894		521,894
	Performance Units(7)	0	511,275	0	625,195	511,275		625,195
	Incremental Pension Benefit(8)	0	1,937,711	0	1,937,711	0		0
	Insurance Benefits(10)	0	34,164	0	34,164	0		0
	Health-Care Benefits(11)	73,794	48,474	73,794	48,474	73,794	(14)	0
	280G Tax Gross-up(13)	0	0	0	2,148,047	0		0
Daniel M. Delen
	Cash Severance(5)	0	2,206,138	0	2,937,588	0		0
	Restricted Stock(6)	0	432,325	0	955,226	955,226		955,226
	Performance Units(7)	0	1,597,457	0	2,150,990	1,597,457		2,150,990
	Incremental Pension Benefit(8)	0	197,527	0	263,370	0		0
	Insurance Benefits(10)	0	48,117	0	64,156	0		0
	280G Tax Gross-up(13)	0	0	0	2,938,929	0		0
E. Julia (Judy) Lambeth
	Cash Severance(5)	0	1,457,387	0	1,940,587	0		0
	Restricted Stock(6)	0	591,791	0	923,865	923,865		923,865
	Performance Units(7)	0	931,526	0	1,253,340	931,526		1,253,340
	Incremental Pension Benefit(8)	0	130,505	0	174,006	0		0
	Insurance Benefits(10)	0	13,149	0	17,532	0		0
	280G Tax Gross-up(13)	0	0	0	1,969,781	0		0
Tommy J. Payne
	Cash Severance(5)	0	1,497,749	0	1,497,749	0		0
	Restricted Stock(6)	155,516	480,616	0	684,303	684,303		684,303
	Performance Units(7)	572,338	572,338	0	775,748	572,338		775,748
	Incremental Pension Benefit(8)	0	406,354	0	406,354	0		0
	Insurance Benefits(10)	0	20,613	0	20,613	0		0
	Health-Care Benefits(11)	0	30,261	0	30,261	0		0
	280G Tax Gross-up(13)	0	0	0	0	0		0
Jeffrey A. Eckmann
	Cash Severance(15)	2,529,902	—	—	—	—		—
	Restricted Stock(16)	1,742,036	—	—	—	—		—
	Performance Units(17)	2,273,250	—	—	—	—		—
	Incremental Pension Benefit(8)	0	—	—	—	—		—
	Insurance Benefits(18)	4,485	—	—	—	—		—
	Health-Care Benefits(11)	324,723	—	—	—	—		—
	280G Tax Gross-up(13)	0	—	—	—	—		—

(1)	Generally, under the severance agreement and ESP, the term “cause” is defined to mean (a) the executive’s criminal conduct, (b) the executive’s deliberate and continued refusal to (i) perform employment duties on a substantially full-time basis or (ii) act in accordance with instructions of a more senior employee or of the Board, or (c) the executive’s deliberate misconduct which would be damaging to RAI without a reasonable good faith belief that the conduct was in the best interest of RAI, except that under the ESP, an executive at the level of Ms. Lambeth and Mr. Delen (who are the only named executive officers who are not parties to a severance agreement, but instead participate in the ESP) will not be deemed to have been terminated for cause unless the Board, by an affirmative vote of at least two-thirds of the Board, adopts a resolution finding that the executive committed an act constituting “cause.” Under the severance agreement, a termination for cause is required to be made by RAI’s senior human resources executive.

(2)	The amounts in this column are based on the assumption that on December 31, 2008, (a) a change of control of RAI occurred, and (b) (i) in the case of each named executive officer, after such change of control, either RAI terminated the executive’s employment without cause or the executive terminated his or her employment for good reason or (ii) in the case of Ms. Lambeth and Mr. Delen, who participate in the ESP, that during the one-year period prior to the change in control, her or his employment was terminated without cause at the request of a party involved in the change in control transaction (a termination described in this clause (b) is referred to as a qualifying termination). Under both the severance agreement and ESP, a participant is eligible to receive severance benefits if he or she terminates his or her employment for good reason, or his or her employment is terminated without cause, within two years after a change in control. A party to the severance agreement, unlike a participant in the ESP such as Ms. Lambeth or Mr. Delen, is not eligible to receive severance benefits under the circumstances described in preceding clause (b)(ii).

Under both the severance agreement and ESP, an executive may terminate his or her employment for “good reason,” in the absence of a change of control event, if the executive experiences a more than 20% reduction in the total amount of his or her base salary, targeted annual incentive and targeted LTIP award. In addition, under the severance agreement, unlike under the ESP, an executive may terminate his or her employment for “good reason,” in the absence of a change of control event, if the executive’s responsibilities are substantially reduced in importance or if the executive is forced to relocate a certain distance from his current place of employment. Following the occurrence of a change of control event, the circumstances that would entitle an executive under the severance agreement or an executive, at Ms. Lambeth’s or Mr. Delen’s level, under the ESP to terminate his or her employment for good reason, generally, would be (a) a material reduction in the executive’s duties from those in effect prior to the change in control, (b) the executive having to relocate a certain distance from the executive’s current place of employment, (c) a material breach of the severance agreement or ESP, as the case may be, (d) a reduction in certain employee benefits, or (e) in the case of the ESP, RAI’s failure to obtain an agreement from any successor to perform RAI’s obligations under the ESP.

(3)	A “change of control” of RAI is defined, for purposes of the severance agreement and ESP, to mean the first to occur of the following — (a) the acquisition by a person of 30% or more of the voting power of RAI’s securities ordinarily having the right to vote for the election of directors, except that BAT’s acquisition of RAI’s common stock pursuant to the Business Combination or as expressly permitted by the Governance Agreement will not be deemed to be a change of control, (b) the failure of the persons who constituted RAI’s Board of Directors on July 30, 2004 (or the failure of individuals elected or nominated either by a supermajority of such persons or pursuant to certain provisions of the Governance Agreement) to be a majority of the Board, and (c) in the case of the severance agreement, the approval by RAI’s shareholders, and in the case of the ESP, the consummation, of certain extraordinary transactions involving RAI, including certain merger transactions or certain sales of all or substantially all of RAI’s assets.

(4)	The amounts in this column are based on the assumption that a change of control of RAI occurred on December 31, 2008, but that the executive’s employment continued after such date.

(5)	These amounts represent the value of the following sums that would be payable upon the occurrence of the events set forth in the table pursuant to the severance agreement (in the case of the named executive officers other than Ms. Lambeth and Mr. Delen) and pursuant to the ESP (in the case of Ms. Lambeth and Mr. Delen) (as each of the severance agreement and ESP is described above under “Compensation Discussion and Analysis — Severance Benefits”):

(a)	three times annual base salary and three times target annual incentive in the case of Ms. Ivey, two times annual base salary and two times target annual incentive in the case of the other named executive officers, except Ms. Lambeth and Mr. Delen, payable in installments as follows — six months of annual base salary and six months of target annual incentive, payable in a single lump sum on July 1, 2009, and the balance of the base salary and target annual incentive amounts payable in 30 equal monthly installments thereafter;

(b)	in the case of Ms. Lambeth and Mr. Delen, one and one-half times annual base salary and one and one-half times target annual incentive upon an involuntary termination of employment without cause, and two times annual base salary and two times target annual incentive upon a qualifying termination, in either case payable in installments as follows — six months of annual base salary and six months of target annual incentive, payable in a single lump sum on July 1, 2009, and the balance of the base salary and target annual incentive amounts payable in 12 equal monthly installments (in the case of involuntary termination of employment without cause) and 18 equal monthly installments (in the case of a qualifying termination);

(c)	six months of interest on the lump sum payment described in the preceding clauses, at the rate of 3.25% per annum, the assumed average prime rate of interest during the first six months of 2009, with such interest payable on July 1, 2009; and

(d)	three years of such person’s respective annual perquisite payments (as described in footnote 11 to the Summary Compensation Table above), other than Ms. Lambeth and Mr. Delen, who are not entitled to such payments, with such amounts payable in three equal installments (in July 2009, and in January of each of 2010 and 2011) (the three-year period over which the executive will receive the foregoing payments is referred to as the severance period).

As indicated in the preceding sentence, the amounts in these rows are based on the assumption that the commencement of payments under the severance agreement will be deferred for a period of six months. An executive officer, however, may elect to receive such payments immediately upon termination of employment in which case he or she will be responsible for satisfying any interest and taxes arising from such immediate payment, including interest and taxes arising under Section 409A of the Code. The interest payment described in clause (c) above is intended to compensate an executive who defers the commencement of severance payments.

The payment of the amounts described in this footnote, and of the benefits described in footnote 10, are subject to the named executive officer complying with certain non-compete and confidentiality obligations owing to RAI and its subsidiaries, and cooperating with RAI and its subsidiaries in the prosecution or defense of any litigation. If the named executive officer refuses to execute a document evidencing the foregoing obligations, then the named executive officer will not be entitled to receive the payments and benefits described in this footnote and in footnote 10; in such event, the executive will be entitled to a lesser benefit under RAI’s Salary and Benefits Continuation Program, provided he executes a release of claims against RAI. Under such program, the period during which a person receives severance benefits is based upon years of service, with such period in no event exceeding 18 months.

(6)	The values in these rows represent the product of $40.31, the per share closing price of RAI common stock on December 31, 2008, and the number of shares of restricted stock that would vest upon the occurrence of the particular events identified in the table. As of December 31, 2008, Ms. Ivey and Mr. Payne are eligible for retirement under the terms of the LTIP and the amounts set forth in the “Voluntary Termination” column for each of them are based on the assumption that they voluntarily retired on December 31, 2008. Upon an executive’s involuntary termination without cause, he or she would vest immediately in a pro rata amount of his or her outstanding restricted stock. Upon an executive’s qualifying termination on or after a change of control, or an executive’s death or disability, or upon a change of control in the absence of the executive’s termination of employment, the executive would vest immediately in all of his or her outstanding restricted stock. The value of the restricted stock shown in the table is based on those shares of restricted stock granted in 2006, 2007 and 2008 to all named executive officers (except that Mr. Delen, who joined RJR Tobacco in 2007, did not receive a grant in 2006), in each case based on those shares that had not yet vested on or prior to December 31, 2008. The shares of restricted stock which were granted in 2006 and vested on March 6, 2009, are included in this table because they remained unvested as of December 31, 2008, the date as of which the information in this table is presented. For additional information on such restricted stock, see the Outstanding Equity Awards at 2008 Fiscal Year-End table above and the 2008 Grants of Plan-Based Awards table above.

(7)	These amounts represent the value of the performance units in which the executive would vest, if the employment of the executive had terminated on December 31, 2008, under the circumstances set forth in the table; such vested performance units are a pro rata amount of the total number of performance units granted on March 6 in each of 2007 and 2008 (for all named executive officers). As of December 31, 2008, Ms. Ivey and Mr. Payne are eligible for retirement under the terms of the LTIP and the amounts set forth in the “Voluntary Termination” column for each of them are based on the assumption that they voluntarily retired on December 31, 2008. The value of the performance units granted on March 6, 2006 (or during 2006 in the case of Ms. Lambeth), to each named executive officer (other than Mr. Delen, who did not join RJR Tobacco until 2007) are not reflected in this table. The conditions to the vesting of such units were satisfied effective December 31, 2008, entitling such persons to a cash payment with respect thereto in accordance with the applicable normal vesting schedule. The value of such units are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. The terms governing the performance units granted on March 6, 2008, are summarized in footnote 1 to the 2008 Grants of Plan-Based Awards table above. The terms governing the performance units granted on March 6, 2007, are essentially the same as the terms governing the performance units granted on March 6, 2008, except that the three-year performance period applicable to the 2007 performance units ends on December 31, 2009, the performance metric applicable to the 2007 performance units is RAI’s EPS for 2009, the last year of that performance period, and the minimum quarterly dividend payment that is a condition to vesting is $.75 per share. In contrast, for the 2008 performance units, the three-year performance period ends on December 31, 2010, the applicable performance metric is RAI’s EPS for 2010, the last year of that performance period, and the minimum quarterly dividend payment that is a vesting condition for such units is $.85 per share.

The value of the performance units shown in the table if the named executive officer’s employment had terminated on December 31, 2008, due to voluntary termination, involuntary termination without cause, death or disability, is based on the assumption that RAI’s EPS for 2009 and 2010 would be equal to the targeted EPS goals for such years. The value of the performance units shown in the table if a change of control of RAI had occurred on December 31, 2008 (irrespective of whether an executive’s employment continued thereafter or ended on such date due to a qualifying termination), is based on (a) in the case of the 2007 performance units, the assumption that RAI’s EPS growth from the grant date through December 31, 2008, would continue at the same rate from January 1, 2009, through December 31, 2009, and that there would be no adjustment to the number of vested units based on RAI’s TSR and (b) in the case of the 2008 performance units, the assumption that RAI’s EPS growth from the grant date through December 31, 2008, would continue at the same rate from January 1, 2009, through December 31, 2010, and that there would be no adjustment to the number of vested units based on RAI’s TSR.

(8)	These amounts represent the value of the incremental benefit under RAI’s qualified and non-qualified pension and/or defined contribution plans (and for Mr. Adams, his contractual benefit described in the 2008 Pension Benefits table above) resulting from the additional service and age credit the named executive officers will accrue during the severance period and the treatment of salary and annual incentives as if they were paid at 100% versus two-thirds, where applicable. In addition to the amounts in this row, each named executive officer (other than Ms. Lambeth and Mr. Delen, who do not participate in the pension plans) would receive in these circumstances his or her accumulated pension benefit; the present value of such accumulated benefit is set forth in the 2008 Pension Benefits table above.

(9)	Ms. Ivey would be entitled to an unreduced pension benefit under a certain RAI retirement plan, the obligations of which, with respect to her and other former B&W employees, were assumed by RAI in connection with the Business Combination. The value of such benefit is not included in this table because all participants in such plan are entitled to such an unreduced benefit upon termination of employment due to disability.

(10)	The insurance benefits represent the value of (a) the premiums which would be paid by RAI on behalf of each named executive officer (other than Mr. Eckmann) during the severance period for health care, excess liability and life insurance, (b) a tax-reimbursement amount associated with the excess liability insurance premium payment and (c) contributions by RAI for the benefit of the named executive officers (other than Ms. Ivey and Mr. Eckmann, who are eligible to receive benefits under a former B&W plan) to RAI’s post-retirement health-savings account program.

(11)	The amounts listed for Ms. Ivey represent the present value, discounted to December 31, 2008, of the health-care benefits that would commence (a) immediately in the event of voluntary termination or termination for cause or (b) immediately after the severance period in the event of involuntary termination not for cause or qualifying termination on change of control. Ms. Ivey was already vested in her retiree health benefit as of such date. The health-care benefits for Ms. Ivey are reflected in this table because the benefits she would receive pursuant to a former B&W plan, which RAI assumed in the Business Combination, are more generous than the health-care benefits provided under the RAI sponsored plan in which the other named executive officers participate and which is generally available to salaried employees of RAI.

The amounts listed for Mr. Adams represent the present value, discounted to December 31, 2008, of the health-care benefits that would commence (a) immediately in the event of voluntary termination or termination for cause or (b) immediately after the severance period in the event of involuntary termination not for cause or qualifying termination on change of control. The health-care benefits for Mr. Adams are reflected in this table because he would receive such benefits as a result of additional service credit provided under the terms of certain letter agreements between RJR Tobacco and Mr. Adams.

The amounts listed for Mr. Payne represent the present value, discounted to December 31, 2008, of the health-care benefits that would commence immediately after the severance period in the event of involuntary termination not for cause or qualifying termination on change of control. The health-care benefits for Mr. Payne are reflected in this table because the benefits he would receive under his severance agreement are more generous than those health-care benefits generally available to salaried employees of RAI.

The amount listed for Mr. Eckmann represents the present value, discounted to December 31, 2008, of the health care benefits that commenced immediately upon his retirement under the former B&W plan described above for Ms. Ivey. In the event of his death, such benefits also include a survivor benefit of $168,613.

The amounts listed under this footnote are based upon the same assumptions (including a discount rate of 6.4%) used by RAI in determining post-retirement health-care expense in its 2008 financial statements in accordance with U.S. generally accepted accounting principles, referred to as GAAP.

(12)	This amount represents the present value, discounted to December 31, 2008, of the health-care benefits that would commence immediately for Ms. Ivey in the event of termination due to disability under the former B&W plan described in footnote 11; in the event of her termination due to death, there would be no benefit.

(13)	This amount represents RAI’s payment, as soon as practicable after the hypothetical change of control, of (a) the excise tax that would be imposed on the executive by virtue of the executive’s receipt of an “excess parachute payment” within the meaning of Section 280G of the Code and (b) a tax gross-up amount relating to the payment of such tax. Under the ESP, unlike the severance agreement, an eligible participant is entitled to a tax reimbursement payment only if the participant receives “total parachute payments,” within the meaning of the Code, that exceed 110% of the amount the participant would be entitled to receive without being subject to the excise tax.

(14)	This amount represents the present value, discounted to December 31, 2008, of the health-care benefits that would commence immediately for Mr. Adams in the event of termination due to disability under the terms of the letter agreements between RJR Tobacco and Mr. Adams described above in footnote 11; in the event of his termination due to death, the amount of the survivor benefit would be $37,500.

(15)	This amount represents the following payments to which Mr. Eckmann is entitled under the severance agreement: (a) two times annual base salary and two times target annual incentive, payable in installments as follows — six months of annual base salary and six months of target annual incentive, which was paid in a single lump sum on or about November 1, 2008, and the remaining 18 months of annual base salary and 18 months of target annual incentive, payable in 30 equal monthly installments commencing on November 30, 2008; (b) six months of interest on the lump sum payment described in the preceding clause, at the rate of 5.0% per annum, the average prime interest rate during the six-month period, which interest payment was made on or about November 1, 2008; and (c) the value of two years of annual perquisites payments (as described in footnote 11 to the Summary Compensation Table above), with such amount to be payable in three equal installments (in January of each of 2009 (already paid), 2010 and 2011). The payment to Mr. Eckmann of the amounts described in this footnote and of the benefits described in footnote 18 are subject to the same conditions as set forth in the last paragraph of footnote 5 above.

(16)	This amount represents the product of $57.85, the per share closing price of RAI common stock on April 30, 2008 (the last day Mr. Eckmann was employed with RAI), and 30,113, the number of shares of restricted RAI common stock that vested upon Mr. Eckmann’s retirement from RAI. See footnotes 1, 2 and 3 to the Outstanding Equity Awards at 2008 Fiscal Year-End table above for additional information regarding the terms of the restricted stock.

(17)	This amount represents the value of the performance units (granted on March 6 of each of 2007 and 2008, as described in footnote 7 above) in which Mr. Eckmann contingently vested upon his retirement, and which will be paid to him in the first quarters of 2010 and 2011, respectively, provided RAI pays the minimum quarterly dividend during the respective performance period that also is a condition to the vesting of each of the grants. The value of each such grant is based upon the assumption that the EPS scores in the last year of the performance period and the TSR scores for the three-year performance period for each of the grants will be the target scores, or 100. The value of the performance units granted on March 6, 2006, to Mr. Eckmann are not reflected in this table. Such units contingently vested upon his retirement, and the additional vesting condition was satisfied on December 31, 2008. The value of such units is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(18)	The insurance benefits represent the value of (a) the insurance premiums which will be paid by RAI on behalf of Mr. Eckmann during the severance period for excess liability insurance and (b) a tax reimbursement amount associated with the excess liability insurance premium payment.

Item 2:	Approval of the Reynolds American Inc. 2009 Omnibus Incentive Compensation Plan

On February 3, 2009, the Board unanimously approved and adopted, subject to the approval of our shareholders at the 2009 annual meeting, the Reynolds American Inc. 2009 Omnibus Incentive Compensation Plan. The Omnibus Plan affords the Board the ability to design compensatory awards that are responsive to our needs, and includes authorization for a variety of awards designed to advance our interests and long-term success by encouraging stock ownership among our officers and other employees. These awards include equity and cash awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

We have historically granted equity awards under various plans, including most recently the Amended and Restated Reynolds American Inc. Long-Term Incentive Plan. Although the LTIP has shares available for awards that have not been granted at the date of this proxy statement, it is scheduled to expire by its terms in June of this year. If the Omnibus Plan is approved by shareholders as proposed, no further awards will be made under the LTIP.

The principal features of the Omnibus Plan are summarized below, but the following summary is qualified in its entirety by reference to the Omnibus Plan itself, a copy of which is attached to this proxy statement as Appendix A.

Summary of the Omnibus Plan

Administration

The Omnibus Plan will be administered by the Board, which may delegate all or any part of its authority under the Plan to the Compensation Committee. The Board, or its delegate, has full and exclusive discretionary power to interpret the terms and the intent of the Omnibus Plan and any award agreement or other document relating to the Plan, to determine eligibility for awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering the Plan as it may deem necessary or proper. Such authority, subject otherwise to the terms of the Omnibus Plan, includes selecting award recipients, establishing all award terms and conditions, including the terms and conditions set forth in an award agreement, granting awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of RAI, construing any ambiguous provision of the Plan or any award agreement or document relating to the Plan, and adopting modifications and amendments to the Plan or any award agreement or other document relating to the Plan.

To the extent permitted by applicable law, including any rule of the NYSE, the Board or Compensation Committee may delegate its duties under the Omnibus Plan to one or more senior officers of RAI, referred to as a secondary committee, subject to such conditions and limitations as the Board or Compensation Committee prescribes. However, only the Board or the Compensation Committee may grant an award to a participant who is subject to Section 16 of the Exchange Act. In addition, only the Board or the Compensation Committee may grant an award designed to be a qualified performance-based award (that is, an award that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code). No secondary committee may grant an award to a member of such secondary committee. The resolution providing for delegation to the secondary committee must set forth the total number of shares and/or the pool dollar value of the awards the secondary committee may grant, and the secondary committee must report periodically to the Board or the Compensation Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

Awards

Awards under the Omnibus Plan may take the form of cash awards, incentive stock options, non-incentive stock options, shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, performance units or other awards. Awards may be made singly, or in combination with other forms of awards.

The principal terms and features of the various forms of awards are set forth below:

Stock Options.  Stock options entitle the participant to purchase shares of RAI common stock at a price not less than the market value per share at the date of grant. Each stock option grant will specify whether the option is payable:

•	in cash or by check or by wire transfer of immediately available funds;

•	by the actual or constructive transfer to RAI of shares of RAI common stock owned by the participant having a value at the time of exercise equal to the total exercise price;

•	by withholding by RAI from the shares of RAI common stock otherwise deliverable to the participant upon the exercise of the stock option, a number of shares of RAI common stock having a value at the time of exercise equal to the total exercise price;

•	by a combination of such methods of payment; or

•	by such other methods as may be approved by the Board.

To the extent permitted by law, any grant of an option right may provide for deferred payment of the exercise price from the proceeds of sale through a broker of some or all of the shares of RAI common stock to which the exercise relates. Each grant will specify the period or periods of continuous service by the participant with RAI or any RAI subsidiary that is necessary before the stock options or installments of stock options become exercisable. Any grant of stock options may specify management objectives that must be achieved as a condition to the exercise of the rights.

No option right will be exercisable more than 10 years from the date of grant. Stock options may be stock options that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision, stock options that are not intended to qualify as incentive stock options, or any combination of the two.

The Board may substitute, without receiving the participant’s permission, stock appreciation rights payable only in shares of RAI common stock (or stock appreciation rights payable in shares of RAI common stock or cash, or a combination of both, at the Board’s discretion) for outstanding stock options. However, the terms of the substituted stock appreciation rights must be substantially the same as the terms for the stock options at the date of substitution and the difference between the market value of the underlying shares of RAI common stock and the base price of the stock appreciation rights is equivalent to the difference between the market value of the underlying shares of RAI common stock and the exercise price of the stock options.

Stock Appreciation Rights.  A stock appreciation right is a right to receive from RAI an amount equal to 100%, or such lesser percentage as the Board may determine, of the spread between the base price (which may not be less than the market value per share of RAI common stock on the date of grant) and the market value of the shares of RAI common stock on the date of exercise. Any grant may specify that the amount payable on exercise of a stock appreciation right may be paid by RAI in cash, in shares of RAI common stock, or in any combination of the two, and may either grant to the participant or retain in the Board the right to elect among those alternatives. Any grant may specify that the amount payable on exercise of a stock appreciation right may not exceed a maximum specified by the Board as well as waiting periods before exercise and permissible exercise dates or periods. Each grant will specify the period or periods of continuous service by the participant with RAI or any RAI subsidiary that is necessary before the stock appreciation rights or installment of stock appreciation rights become exercisable. Any grant of stock appreciation rights may specify management objectives that must be achieved as a condition to exercise such rights. No stock appreciation right will be exercised more than 10 years from the date of grant.

Restricted Stock.  A grant of restricted stock constitutes an immediate transfer to the participant of the ownership of shares of RAI common stock in consideration of the performance of services, entitling the participant to voting, dividend and other ownership rights, but such rights will be subject to such restrictions and the fulfillment of conditions (which may include the achievement of management objectives) during the restriction period as the Board may determine. The transfer may be made without additional consideration or in consideration of a payment by the participant that is less than the market value per share of RAI common stock at the date of grant.

For restricted stock that vests upon the passage of time, each respective grant will provide that the restricted stock will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Board at the date of grant. Each grant will provide that during, and may provide that after, the period for which such substantial risk of forfeiture is to continue, the transferability of the restricted stock will be prohibited or restricted in the manner and to the extent prescribed by the Board at the date of grant (which restrictions may include, without limitation, rights of repurchase or first refusal in RAI or provisions subjecting the restricted stock to a continuing substantial risk of forfeiture in the hands of any transferee).

Any grant of restricted stock may specify management objectives that, if achieved, will result in termination or early termination of the restrictions applicable to the restricted stock. Grants of restricted stock may provide for the earlier termination of restrictions on such restricted stock in the event of the retirement, death or disability, or other termination of employment, of a participant, or a change of control of RAI. However, no award intended to be a qualified performance-based award may provide for such early termination of restrictions in the event of retirement or other termination of employment to the extent such provision would cause such award to fail to be a qualified performance-based award.

Grants of restricted stock may require that any or all dividends or other distributions paid during the period of the restrictions be automatically deferred and reinvested in additional shares of restricted stock or paid in cash, which may be subject to the same restrictions as the underlying award.

Restricted Stock Units.  A grant of restricted stock units constitutes an agreement by RAI to deliver shares of RAI common stock or cash to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the restriction period as the Board may specify. During the restriction period, the participant has no right to transfer any rights under his or her award and no right to vote such restricted stock units, but the Board may, at the date of grant, authorize the payment of dividend equivalents on such restricted stock units on either a current, deferred or contingent basis, either in cash, in additional restricted stock units or in shares of RAI common stock. Awards of restricted stock units may be made without additional consideration or in consideration of a payment by such participant that is less than the market value per share of RAI common stock at the date of grant.

Any grant of restricted stock units may provide for the earlier lapse or modification of the restriction period in the event of the retirement, death or disability, or other termination of employment of a participant, or a change of control of RAI. However, no award intended to be a qualified performance-based award may provide for such early lapse or modification in the event of retirement or other termination of employment to the extent such provision would cause such award to fail to be a qualified performance-based award.

Performance Shares and Performance Units.  A performance share is the equivalent of one share of RAI common stock, and a performance unit is the equivalent of $1.00 or such other value as determined by the Board. Each grant of performance shares or performance units will specify either the number of, or amount payable with respect to, the performance shares or performance units to which it pertains, which number or amount payable may be subject to adjustment to reflect changes in compensation or other factors. Any grant of performance shares or performance units will specify management objectives that, if achieved, will result in payment or early payment of the award and may set forth a formula for determining the number of, or amount payable with respect to, performance shares or performance units that will be earned if performance is at or above the minimum or threshold level or levels.

Each grant will specify the time and manner of payment of performance shares or performance units that have been earned. Any grant of performance shares or performance units may specify that the amount payable may be paid by RAI in cash, in shares of RAI common stock or in any combination of the two, and may either grant to the participant or retain in the Board the right to elect among those alternatives. Any grant of performance shares or performance units may specify that the amount payable or the number of shares issued with respect to the performance shares or performance units may not exceed maximums specified by the Board at the date of grant.

The performance period with respect to each performance share or performance unit will be a period of time (not less than one year) determined by the Board at the time of grant, which may be subject to earlier lapse or other modification in the event of the retirement, death or disability, or other termination of employment, of a participant, or a change of control of RAI. However, no award intended to be a qualified performance-based award may provide for such early lapse or modification in the event of retirement or other termination of employment to the extent such provision would cause such award to fail to be a qualified performance-based award.

The Board may, at the date of grant of performance shares, provide for the payment of dividend equivalents to the holder of the performance shares on either a current, deferred or contingent basis, either in cash or in additional shares of RAI common stock.

Annual Incentive Awards.  An annual incentive award is a cash award based on management objectives with a performance period of one year or less. Any grant of an annual incentive award will specify management objectives that, if achieved, will result in payment or early payment of the award and may set forth a formula for determining the amount payable if performance is at or above the minimum or threshold level or levels.

The performance period with respect to each annual incentive award will be determined by the Board at the time of grant, which may be subject to earlier lapse or other modification in the event of the retirement, death or disability, or other termination of employment, of a participant, or a change of control of RAI. However, no award intended to be a qualified performance-based award may provide for such early lapse or modification in the event of retirement or other termination of employment to the extent such provision would cause such award to fail to be a qualified performance-based award. Each grant will specify the time and manner of payment of annual incentive awards that have been earned. Any grant of annual incentive awards may specify that the amount payable may not exceed maximums specified by the Board at the date of grant.

Other Awards.  The Board may, subject to limitations under applicable law, grant to any participant other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of RAI common stock or factors that may influence the value of such shares, including, without limitation:

•	awards consisting of securities or other rights convertible or exchangeable into shares of RAI common stock,

•	purchase rights for shares of RAI common stock,

•	awards with value and payment contingent upon performance of RAI or specified subsidiaries, affiliates or other business units or any other factors designated by the Board, and

•	awards valued by reference to the book value of shares of RAI common stock or the value of securities of, or the performance of specified subsidiaries or affiliates or other business units of RAI.

The Board will determine the terms and conditions of such awards. Shares of RAI common stock delivered pursuant to an award in the nature of a purchase right granted under the Omnibus Plan must be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without cash, shares of RAI common stock, other awards, notes or other property, as the Board will determine.

Except as otherwise provided in the Omnibus Plan, cash awards, as independent awards or as an element of or supplement to any other award granted under the Plan, also may be granted. The Board may grant shares of RAI common stock as a bonus, or may grant other awards in lieu of obligations of RAI or a subsidiary to pay cash or deliver other property under the Omnibus Plan or under other plans or compensatory arrangements, subject to terms that will be determined by the Board in a manner that is intended to comply with Section 409A of the Code.

Because benefits under the Omnibus Plan depend upon the Board’s actions, and the market value of the shares of RAI common stock in the future and/or the future performance of RAI, or one or more of its subsidiaries, it is not possible to determine the value of benefits that will be received by participants in the Plan with respect to any awards made in the future. Benefits under the Omnibus Plan, however, will be subject in any event to the limits described below under “— Limitations on Awards.”

Eligibility

Awards may be awarded to our employees and employees of our subsidiaries or any person selected by the Board who provides services to RAI or a subsidiary, including any person providing services to any entity in which RAI or any of its subsidiaries has an ownership interest of at least 20 percent. However, incentive stock options may be granted only to employees of RAI or its subsidiaries. Currently, approximately 5000 persons are eligible to receive awards under the Omnibus Plan. Subject to the terms of the Omnibus Plan, the Board will determine to whom awards are granted.

Shares Available for Grants

Subject to adjustment as provided in the Omnibus Plan, the maximum number of shares of RAI common stock that may be issued upon the exercise of stock options or stock appreciation rights, in payment or settlement of restricted stock and released from substantial risks of forfeiture thereof, in payment or settlement of restricted stock units, in payment or settlement of performance shares or performance units that have been earned, in payment or settlement of other awards, or in payment of dividend equivalents paid with respect to awards made under the Omnibus Plan, in the aggregate will not exceed 19,000,000 shares. Shares of RAI common stock issued under any plan assumed by RAI in any corporate transaction will not count against the aggregate share limit.

Shares of RAI common stock covered by an award granted under the Omnibus Plan are not counted against the aggregate share limit unless and until they are actually issued and delivered to a participant and, therefore, the total number of shares of RAI common stock available under the Omnibus Plan as of a given date is not reduced by any shares of RAI common stock relating to prior awards that have expired or have been forfeited or cancelled. To the extent of payment in cash of the benefit provided by any award granted under the Omnibus Plan, any shares of RAI common stock that were covered by that award will be available for issue or transfer under the Plan. If, under the Omnibus Plan, a participant has elected to give up the right to receive compensation in exchange for shares of RAI common stock based on market value, such shares of RAI common stock will not count against the aggregate share limit. In addition, upon the full or partial payment of any exercise price by the transfer to RAI of shares of RAI common stock or upon satisfaction of tax withholding provisions in connection with any such exercise or any other payment made or benefit realized under the Omnibus Plan by the transfer or relinquishment of shares of RAI common stock, there will be deemed to have been issued under the Omnibus Plan only the net number of shares of RAI common stock actually issued by RAI.

Limitations on Awards

Subject to adjustment as provided in the Plan, the Omnibus Plan has the following limitations on the awards:

•	The aggregate number of shares of RAI common stock actually issued by RAI upon the exercise of incentive stock options will not exceed 3,000,000 shares of RAI common stock;

•	No participant will be granted stock options or stock appreciation rights, in the aggregate, for more than 3,000,000 shares of RAI common stock during any calendar year;

•	No participant will be awarded qualified performance-based awards of restricted stock, restricted stock units, performance shares or other awards, in the aggregate, for more than 1,500,000 shares of RAI common stock during any calendar year;

•	In no event will any participant in any calendar year receive a qualified performance-based award of performance units having an aggregate maximum value in excess of $20,000,000;

•	In no event will any participant in any calendar year receive a qualified performance-based award that is an annual incentive award having an aggregate maximum value in excess of $20,000,000; and

•	In no event will any participant in any calendar year receive a qualified performance-based award in the form of other awards of cash having an aggregate maximum value in excess of $20,000,000.

Management Objectives

The Omnibus Plan requires that the Board establish “management objectives” for purposes of performance shares, performance units and annual incentive awards. When so determined by the Board, stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents or other awards under the Omnibus Plan may also specify management objectives. Management objectives may be described in terms of RAI-wide objectives or objectives that are related to the performance of the individual participant or a subsidiary, division, department, region or function within RAI or any subsidiary. The management objectives may be made relative to the performance of other companies. The management objectives applicable to any qualified performance-based award to a “covered employee” (within the meaning of Section 162(m) of the Code or any successor provision) will be based on specified levels of or growth in one or more of the following criteria:

•	Profits: Operating income, earnings before interest and taxes, earnings before taxes, net income, cash net income, earnings per share, residual or economic earnings or economic profit;

•	Cash Flow: Earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, free cash flow, free cash flow with or without specific capital expenditure targets or ranges, including or excluding divestments and/or acquisitions, total cash flow, cash flow in excess of cost of capital, residual cash flow or cash flow return on investment;

•	Returns: Economic value added or profits or cash flow returns on: sales, assets, invested capital, net capital employed or equity;

•	Working Capital: Working capital divided by sales, days’ sales outstanding, days’ sales inventory or days’ sales in payables;

•	Profit Margins: Profits divided by revenues or sales, gross margins divided by revenues or sales, or operating margin divided by revenues or sales;

•	Liquidity Measures: Debt-to-capital ratios, debt-to-EBITDA ratios or total debt;

•	Sales Growth, Margin Growth, Unit Growth, Cost Initiative and Stock Price Metrics: Revenues, revenue growth, sales, sales growth, gross margin, operating margin, shipment volume, unit growth, stock price appreciation, total return to shareholders, expense targets, productivity targets or ratios, sales and administrative expenses divided by sales, or sales and administrative expenses divided by profits; and

•	Strategic Initiative Key Deliverable Metrics: Consisting of one or more of the following: product development or launch, strategic partnering, research and development, regulatory compliance or submissions, vitality or sustainability index, market share or penetration, geographic business expansion goals, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, or goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

At the Board’s discretion, any management objective may be measured before special items, and may or may not be determined in accordance with GAAP. The Board will have the authority to make equitable adjustments to the management objectives (and to the related minimum, target and maximum levels of achievement or performance) as follows:

•	in recognition of unusual or non-recurring events affecting RAI or any subsidiary or affiliate or the financial statements of RAI or any subsidiary or affiliate;

•	in response to changes in applicable laws or regulations;

•	to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles; or

•	in recognition of any events or circumstances, including, without limitation, changes in the business, operations, corporate or capital structure of RAI or the manner in which it conducts its business, that render the management objectives unsuitable.

However, no such adjustment will be made to any management objective applicable to a qualified performance-based award to the extent such adjustment would cause such award to fail to meet the requirements for qualified performance-based compensation under Section 162(m) of the Code, unless the Board determines that the satisfaction of such requirements is neither necessary or appropriate.

In order for awards to meet the requirements for qualified performance-based compensation under Section 162(m) of the Code, the Omnibus Plan containing the management objectives must be approved by our shareholders in a separate vote by a majority of the votes cast on the proposal. As indicated above on page 4, the rules of the NYSE also require that the total votes cast represent over 50% of the shares of RAI common stock entitled to vote on the proposal. Accordingly, if our shareholders do not approve the Omnibus Plan by the vote described in the immediately preceding two sentences, no awards will be granted under the Omnibus Plan, and it will not become effective.

Amendment and Termination

The Board may at any time amend the Omnibus Plan in whole or in part; provided, however, that if an amendment to the Omnibus Plan must be approved by the shareholders of RAI in order to comply with applicable law or the rules of the NYSE or, if the shares of RAI common stock are not traded on the NYSE, the principal national securities exchange upon which the shares of RAI common stock are traded or quoted, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

Except in connection with a corporate transaction or event described in the adjustments provision of the Omnibus Plan (as described below under “— Adjustments; Change of Control”), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding stock options or the base price of outstanding stock appreciation rights, or cancel outstanding stock options or stock appreciation rights in exchange for other awards or stock options or stock appreciation rights with an exercise price or base price, as applicable, that is less than the exercise price of the original stock options or base price of the original stock appreciation rights, as applicable, without shareholder approval.

If permitted by Sections 409A and 162(m) of the Code in the case of a qualified performance-based award, in case of termination of employment by reason of death, disability, or normal or early retirement, or in the case of unforeseeable emergency or other special circumstances of a participant who holds a stock option or stock appreciation right not immediately exercisable in full, or any shares of restricted stock or any restricted stock units as to which the restriction period has not been completed, or any annual incentive awards, performance shares or performance units that have not been fully earned, or any other awards subject to any vesting schedule or transfer restriction, or who holds shares of RAI common stock subject to any transfer restriction imposed pursuant to the Omnibus Plan, the Board may, in its sole discretion, accelerate the time at which such stock option, stock appreciation right or other award may be exercised or the time when such restriction period will end for such restricted stock or restricted stock units or the time at which such annual incentive awards, performance shares or performance units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

The Board may amend the terms of any award granted under the Omnibus Plan prospectively or retroactively, but subject to the adjustments provision of the Omnibus Plan, no amendment may impair the rights of any participant without his or her consent, except as necessary to comply with changes in law or accounting rules applicable to RAI. The Board may, in its discretion, terminate the Omnibus Plan at any time. Termination of the Omnibus Plan will not affect the rights of participants or their successors under any awards outstanding on the date of termination.

Adjustments; Change of Control

The Board will make or provide for adjustments in the numbers of shares of RAI common stock covered by outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units granted under the Omnibus Plan and, if applicable, in the number of shares of

RAI common stock covered by other awards, in the exercise price and base price provided in outstanding stock options or stock appreciation rights, and in the kind of shares of RAI common stock covered by such awards, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of participants that otherwise would result from

•	any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of RAI,

•	any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or

•	any other corporate transaction or event having an effect similar to any of the foregoing.

Moreover, in the event of any such transaction or event or in the event of a change of control (as defined in the Omnibus Plan), the Board, in its discretion, may substitute any or all outstanding awards under the Omnibus Plan with such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or stock appreciation right with an exercise price or base price greater than the consideration offered in connection with any such termination or event or change of control, the Board may in its sole discretion elect to cancel such stock option or stock appreciation right without any payment to the person holding such stock option or stock appreciation right. The Board will also make or provide for such adjustments in the aggregate number of shares available under the Omnibus Plan and the individual participant limits as the Board, in its sole discretion, exercised in good faith, may determine is appropriate to reflect any such transaction or event. However, any such adjustment to the number of shares available for incentive stock options will be made only if and to the extent that such adjustment would not cause any stock option intended to qualify as an incentive stock option to fail to qualify.

Recoupment

Award agreements or documents relating to awards granted under the Omnibus Plan may provide for recoupment by RAI of all or any portion of the award upon such terms and conditions as the Board or Compensation Committee may specify in the award agreement or document.

Effective Date/Termination

The Omnibus Plan will be effective as of the date it is approved by our shareholders. No grants will be made under the LTIP on or after the effective date of the Omnibus Plan, except that outstanding awards granted under the LTIP will continue unaffected, in accordance with the terms of the LTIP as in effect on the effective date of the Omnibus Plan. No grant will be made under the Omnibus Plan more than 10 years after the effective date of the Plan, but all grants made on or prior to such date will continue in effect thereafter subject to the terms of the award agreement conveying such grants and of the Omnibus Plan.

United States Federal Income Tax Consequences

The following is a brief summary of some of the U.S. federal income tax consequences of certain transactions under the Omnibus Plan based on U.S. federal income tax laws in effect on January 1, 2009. This summary is not intended to be complete and does not describe state or local tax consequences.

Tax Consequences to Participants

Non-qualified Stock Options.  In general,

•	no income will be recognized by an optionee at the time a non-qualified option right is granted;

•	at the time of exercise of a non-qualified option right, ordinary income will be recognized by the optionee in an amount equal to the difference between the exercise price paid for the shares and the market value of the shares, if unrestricted, on the date of exercise; and

•	at the time of sale of shares acquired pursuant to the exercise of a non-qualified option right, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options.  No income generally will be recognized by an optionee upon the grant or exercise of an incentive stock option. The exercise of an incentive stock option, however, may result in alternative minimum tax liability. If shares of RAI common stock are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the exercise price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of RAI common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess, if any, of the market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Stock Appreciation Rights.  No income will be recognized by a participant in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the market value of any unrestricted shares of RAI common stock received on the exercise.

Restricted Stock.  The recipient of restricted stock generally will be subject to tax at ordinary income rates on the market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code, referred to as Restrictions. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of grant of the shares will have taxable ordinary income on the date of grant of the shares equal to the excess of the market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

Restricted Stock Units.  No income generally will be recognized upon the award of restricted stock units. The recipient of a restricted stock unit award generally will be subject to tax at ordinary income rates on the market value of unrestricted shares of RAI common stock on the date that such shares are transferred or settled in cash, as the case may be, to the participant under the award (reduced by any amount paid by the participant for such restricted stock units), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Shares, Performance Units and Annual Incentive Awards.  No income generally will be recognized upon the grant of performance shares, performance units or annual incentive awards. Upon payment in respect of the earn-out of performance shares, performance units or annual incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the market value of any unrestricted shares of RAI common stock received.

Tax Consequences to RAI or the Relevant Subsidiary

To the extent that a participant recognizes ordinary income in the circumstances described above, RAI or the subsidiary for which the participant performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

On March 9, 2009, the closing market price of a share of RAI common stock was $32.94.

Equity Compensation Plan Information

The table below summarizes certain information regarding our equity compensation plans as of December 31, 2008.

	Equity Compensation Plan Information
			Number of Securities
			Remaining Available
			for Future Issuance
	Number of Securities	Weighted Average	under Equity
	to be Issued Upon	Exercise Price of	Compensation Plans
	Exercise of	Outstanding	(Excluding Securities
	Outstanding Options,	Options, Warrants	Reflected in Column
Plan Category	Warrants and Rights	and Rights ($)	(a))
	(a)	(b)	(c)

Equity Compensation Plan Approved by Security Holders(1)	345,374	13.49	9,290,609
Equity Compensation Plan Not Approved by Security Holders(2)	42,800	24.95	599,266

Total	388,174	14.75	9,889,875

(1)	The LTIP is the only equity compensation plan approved by RAI’s shareholders.

(2)	The EIAP is the only equity compensation plan not approved by RAI’s or RJR’s public shareholders. The EIAP was approved by RJR’s sole shareholder, Nabisco Group Holdings Corp., prior to RJR’s spin-off on June 15, 1999. For additional information on the EIAP, see note 18 to consolidated financial statements contained in RAI’s 2008 Annual Report on Form 10-K.

As of the record date, the LTIP and EIAP had 7,370,565 shares and 612,922 shares, respectively, remaining available for future issuance under such plans. RAI does not anticipate granting any new awards under the LTIP between the record date and the date of the annual meeting. In addition, as of the record date, under the LTIP and EIAP combined, RAI had total outstanding awards of 354,954 stock options, with a weighted average exercise price of $14.87 and a weighted average remaining contractual term of 1.4 years, and 2,703,325 full-value awards, representing 92,148 deferred stock units; 537,812 shares of restricted stock; and 2,073,365 performance shares (which amount represents the maximum number of performance shares that ultimately may be earned pursuant to the terms of the 2009 LTIP grants). As indicated above, if the Omnibus Plan is approved by shareholders as proposed, no further awards will be made under the LTIP.

Your Board of Directors recommends a vote FOR the approval of the Reynolds American Inc. 2009 Omnibus Incentive Compensation Plan.

Audit Matters

Audit Committee Report

Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee of RAI’s Board of Directors submits the following report:

The Board of Directors of RAI has adopted a written Audit and Finance Committee Charter which incorporates requirements mandated by the Sarbanes-Oxley Act of 2002 and the NYSE listing standards. All members of the Audit Committee are independent as defined by SEC rules and NYSE listing standards. At least one member of the Audit Committee is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.

The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2008 with management and has discussed with the independent auditors the matters required to be discussed by SAS No. 114 (AICPA, Professional Standards, Vol. 1 AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditors the auditors’ independence.

Based on review and discussions of the audited financial statements for fiscal year 2008 with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal year 2008 be included in RAI’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC.

Respectfully submitted,

Thomas C. Wajnert (Chair)
Martin D. Feinstein
Luc Jobin
Holly K. Koeppel
Lionel L. Nowell, III

Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee’s current policy is to pre-approve on an annual basis all audit and non-audit services performed by the independent auditors to assure that the provision of these services does not impair the independent auditors’ independence. Such pre-approved services are described in appendices to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy. Such policy (including appendices) is publicly available, as set forth below.

The Audit Committee also generally establishes approved fees for pre-approved audit and non-audit services on an annual basis. The Audit Committee is required to approve any fee expected to exceed a pre-approved level by more than $100,000, and is required to be notified at its next meeting if any fee is expected to exceed a pre-approved level by less than $100,000. In addition, to the extent that the Audit Committee does not establish a fee level for a specific service that falls within a broad category of a pre-approved audit or non-audit service, the Audit Committee is required to pre-approve any fee for such service expected to exceed $100,000, and is required to be notified at its next meeting if any fee for such service is expected to be less than $100,000. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to approve any such services.

The Audit Committee’s current Audit and Non-Audit Services Pre-Approval Policy was adopted by the Audit Committee in August 2004 and last revised in February 2009. The Audit and Non-Audit Services Pre-Approval Policy describes the procedures and conditions pursuant to which services proposed to be performed by the independent auditors may be pre-approved by the Audit Committee, or its Chair pursuant to delegated authority. The Policy provides that the Chair of the Audit Committee may make pre-approval decisions for proposed services that are not covered by specific reference in the Policy and have not been previously approved by the full Committee. Under the Policy, the Chair is required to report any such pre-approval decisions to the full Audit Committee at its next scheduled meeting.

A copy of the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy can be found in the “Governance” section of the www.reynoldsamerican.com web site, or can be requested free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

Fees of Independent Auditors

The following table shows the aggregate fees billed to RAI by KPMG LLP for services rendered during each of the fiscal years ended December 31, 2008 and 2007:

	Amount of Fees
	2008	2007

Audit Fees	$5,570,469	$6,165,932
Audit-Related Fees	628,615	596,274
Tax Fees	315,077	140,410
All Other Fees	0	0

Total Fees	$6,514,161	$6,902,616

Audit Fees

Audit fees principally constitute fees billed for professional services rendered by KPMG LLP for the audit of RAI’s financial statements for the fiscal years ended December 31, 2008 and 2007, the reviews of the condensed financial statements included in RAI’s Quarterly Reports on Form 10-Q filed during the fiscal years ended December 31, 2008 and 2007, and the audits of certain subsidiaries where legally or statutorily required. Also, audit fees for 2007 include professional fees for services related to RAI’s preparation of Registration Statements on Form S-4 in connection with the issuance of certain debt securities.

Audit-Related Fees

Audit-related fees constitute fees billed for assurance and related services rendered by KPMG LLP that are reasonably related to the performance of the audit or review of RAI’s financial statements, other than the services reported above under “— Audit Fees,” in the fiscal years ended December 31, 2008 and 2007. In fiscal 2008 and 2007, audit-related fees consisted principally of fees for audits of certain subsidiaries, audits of the financial statements of certain employee benefit plans and other agreed upon procedures performed under Statements on Auditing Standards and Statements on Standards for Attestation Engagements. The Audit Committee pre-approved 100% of the audit-related services in 2008 and 2007.

Tax Fees

Tax fees constitute fees billed for professional services rendered by KPMG LLP for tax compliance, tax consulting and tax planning in each of the fiscal years ended December 31, 2008 and 2007. In fiscal 2008 and 2007, tax fees consisted principally of fees for tax compliance advice. The Audit Committee pre-approved 100% of the tax services in 2008 and 2007.

All Other Fees

All other fees constitute the aggregate fees billed, if any, for services, other than the services reported above under “— Audit Fees,” “— Audit-Related Fees” and “— Tax Fees,” provided by KPMG LLP in each of the fiscal years ended December 31, 2008 and 2007.

Item 3:	Ratification of the Appointment of KPMG LLP as Independent Auditors

The Audit Committee has appointed KPMG LLP, independent registered public accounting firm, to audit the financial statements of RAI for the fiscal year ending December 31, 2009. We are submitting this selection to you for your ratification. KPMG LLP audited RAI’s financial statements for the fiscal year ended December 31, 2008, and has been RAI’s independent auditors since RAI’s organization in 2004. KPMG LLP also had served as RJR’s independent auditors from 2000 to 2004. Representatives of KPMG LLP are expected to be present at the 2009 annual meeting to make a statement, if KPMG LLP desires, and to answer your questions.

If the shareholders do not ratify the appointment of KPMG LLP, then the Audit Committee may reconsider its appointment, but is not obligated to appoint a different independent accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of RAI and its shareholders.

Your Board of Directors considers KPMG LLP to be well qualified and recommends a vote FOR ratification of KPMG’s appointment as our independent auditors for fiscal year 2009.

Shareholder Proposals

Certain of our shareholders have submitted the four proposals described under Items 4, 5, 6 and 7. We will furnish the names, addresses and claimed share ownership positions of the proponents of these proposals promptly upon written or oral request directed to the Secretary of RAI. The following proposals have been carefully considered by the Board, which has concluded that their adoption would not be in the best interests of RAI or its shareholders. For the reasons stated after each proposal and its supporting statement, the Board recommends a vote AGAINST each of the four proposals.

Proposals of shareholders intended to be included in RAI’s 2010 annual meeting proxy statement and form of proxy must be received by the Secretary of RAI, in writing, no later than November 23, 2009, at our corporate offices: Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. The rules of the SEC contain detailed requirements for submitting proposals for inclusion in our 2010 proxy statement and permit us to exclude proposals from our proxy statement in specified circumstances.

In accordance with RAI’s Bylaws, shareholders who do not submit a proposal for inclusion in our 2010 annual meeting proxy statement, as described in the immediately preceding paragraph, but who intend to present a proposal, nomination for director or other business for consideration at our 2010 annual meeting, must notify the Secretary of RAI, in writing, that they intend to submit their proposal, nomination or other business at our 2010 annual meeting by no earlier than October 24, 2009, and no later than November 23, 2009. RAI’s Bylaws contain detailed requirements that a shareholder’s notice must satisfy. If a shareholder does not comply with the notice requirements, including the deadlines specified above, then the persons named as proxies in the form of proxy for the 2010 annual meeting will use their discretion in voting the proxies on any such matters raised at the 2010 annual meeting. Any shareholder notice should be in writing and addressed to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. RAI’s Bylaws can be found in the “Governance” section of the www.reynoldsamerican.com web site or may be obtained, free of charge, from the Office of the Secretary.

For a further discussion of the Board nomination process, see “The Board of Directors — Governance Agreement” and “The Board of Directors — Committees and Meetings of the Board of Directors — Corporate Governance and Nominating Committee” above.

Item 4:	Shareholder Proposal on Elimination of Classified Board

A shareholder has submitted the following proposal, which will be voted upon at our annual meeting if presented by its proponent:

“Resolved: that the shareholders of Reynolds American Inc. (the ‘Company’) urge the Board of Directors to take the necessary steps to eliminate the classification of the Board of Directors of the Company and to require that all directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of directors previously elected.”

The proponents have submitted the following statement in support of this proposal:

“We believe the election of directors is the most powerful way our Company’s shareholders influence the strategic direction of our Company. Currently, the Board is divided into three classes of three members each. Each class serves staggered three-year terms. Because of this structure, shareholders may only vote on roughly one-third of the directors each year.

“The staggered term structure of the Company’s Board is not in the best interest of shareholders because it reduces accountability and is an unnecessary anti-takeover device. Shareholders should have the opportunity to vote on the performance of the entire Board of Directors each year. We feel that such annual accountability serves to keep directors closely focused on the performance of top executives and on increasing shareholder value. Annual election of all directors gives shareholders the power to either completely replace their board, or replace a majority of directors, if a situation arises which warrants such drastic action.

“We do not believe de-staggering the Board of our Company will be destabilizing to our Company or impact the continuity of director service. Our directors, like the directors of the overwhelming majority of other public companies, are routinely elected with over 95 percent shareholder approval, although the last two years a significant number of shareholders withheld votes for board members because shareholders’ request for annual elections has not been implemented.

“There are indications from studies that classified boards and other anti-takeover devices have an adverse impact on shareholder value. A 1991 study by Lilli Gordon of the Gordon Group and John Pound of Harvard University found that companies with restrictive corporate governance structures, including those with classified boards, are ‘significantly less likely to exhibit outstanding long-term performance relative to their industry peers.’ ’’

Your Board of Directors recommends a vote AGAINST this proposal.

The Board believes that this shareholder proposal seeking to eliminate the classification of the Board and to require that all directors stand for election annually would not be in the best interests of RAI and its shareholders. Your Board unanimously recommends that you vote AGAINST this proposal.

RAI’s classified board structure was put in place in 2004 in connection with the Business Combination, a transaction that was approved by RJR’s shareholders. In that transaction, B&W acquired approximately 42% of our common stock and entered into a Governance Agreement with RAI. The Governance Agreement gives certain rights to B&W, including board representation and the right to approve certain amendments to our Articles of Incorporation or Bylaws, and contemplates a classified board of directors. Our Articles of Incorporation provide that our Board is divided into three equal classes, as nearly as may be reasonably possible, with directors serving three-year terms. Our classified board is part of a carefully balanced governance structure designed to take into account B&W’s desire to protect and enhance its investment in RAI, while retaining RAI’s independence.

These provisions of the Articles of Incorporation and Governance Agreement were clearly disclosed to RJR’s shareholders prior to the shareholder vote on the Business Combination.

Our 13-member Board is composed of five directors (three of whom are independent) who have been designated by our largest shareholder, B&W; our Chief Executive Officer; and seven other independent directors. As such, the composition of our Board is designed to vigorously represent the long-term interests of shareholders without any motivation to entrench management.

Furthermore, directors elected for three-year terms have the same fiduciary duties as, and are not any more insulated from responsibility to RAI’s shareholders than, directors elected annually, and therefore are equally accountable to RAI’s shareholders. In addition, corporate governance requirements of the NYSE rules and the Sarbanes-Oxley Act of 2002 impose additional responsibilities on RAI directors. RAI has implemented policies and procedures focused on the quality of directors and the effective functioning and regular evaluation of the Board and its committees. Electing one-third of RAI’s directors each year provides shareholders with an orderly manner in which to effect change and communicate their views on the performance of RAI and its directors.

A staggered board allows RAI to attract highly qualified directors who are willing to commit the time and resources necessary to understand RAI’s business, operations and strategy, thereby providing continuity and stability in decision making. Directors who have served RAI for multiple years are well positioned to take a long-term perspective and make the decisions necessary to maximize shareholder value in the long-run while being sensitive to short-term needs or objectives.

The classified structure of the RAI Board enhances the ability of the Board to obtain the best outcome for its shareholders in the event of an unsolicited takeover proposal by incentivizing the proponent for change to negotiate with the Board and evaluate a variety of alternatives. The existence of a classified board will not prevent a person from acquiring control of the Board. If all directors were elected at a single annual meeting, the short-term objectives of those proposing an alternative slate could deprive other shareholders from realizing long-term value the experienced and knowledgeable Board was working to enhance. The structure also serves to prevent precipitous changes in corporate policies and strategies that were implemented by a Board focused on improving RAI’s long-term value proposition.

You should note that, if approved, this proposal would not automatically eliminate RAI’s classified board structure. It is a non-binding proposal that requests that RAI’s Board take the steps necessary to declassify the Board. A formal amendment to RAI’s Articles of Incorporation repealing the provisions classifying the Board would need to be recommended by RAI’s Board and submitted to shareholders for approval at a subsequent shareholders’ meeting. In order for an amendment to the Articles of Incorporation to be approved, the holders of shares representing the affirmative vote of a majority of all votes cast on the amendment must vote to adopt the amendment.

Therefore, your Board of Directors urges you to vote AGAINST this proposal.

Item 5:	Shareholder Proposal on Food Insecurity and Tobacco Use

A shareholder has submitted the following proposal, which will be voted upon at our annual meeting if presented by its proponent:

“Food Insecurity and Tobacco Use

“WHEREAS our profits as a tobacco company are coming mainly from people who cannot afford the product: those who are poor. In the U.S.A. in 2005, an estimated $82 billion was spent to purchase cigarettes, with the average price of a pack of cigarettes being more than $4. Families with low income, in general, are more likely to experience food insecurity, spend less on food, and spend a larger percentage of available money on tobacco compared with more affluent families (Archives of Pediatrics and Adolescent Medicine 162.11 [November, 2008], 1056).

“Such studies also show that, because many such people are not stopping smoking, their own health and that of their housemates are compromised by direct and sidestream tobacco smoke. The primary reason they do not quit is because of their addiction to the nicotine in cigarettes.

“Studies show that many such people are buying our cigarettes rather than feeding their children. Food insecurity is strongly associated with household income. Families with at least one smoker spend 2% to 20% of their income on tobacco. Therefore, household smokers can significantly affect financial resources because most smokers in the United States are poor or near poor. Approximately 13 million children in the US live in food-insecure households, experiencing periods during which they skip meals, are hungry, and even have entire days or longer without eating. These children, and those who may not experience food insecurity directly but live in households with adults who do, demonstrate measurably negative effects on their physical health, neuropsychological development, scores on standardized tests of academic achievement, and quality of life.

“The study above found that approximately 23% of households with children included at least one adult smoker. 32% of children in low-income households lived with a smoker compared with 15% of those in more affluent households. Black and Hispanic families had higher rates of child food insecurity in both smoking and nonsmoking households compared with white and other families. The highest rates of food insecurity exist among children living in low-income households with smokers (25% vs 17% for those in low-income homes with and without smokers, respectively; P=.01).

“RAI’s menthol brands are the most popular brands among African American smokers, many of whom come from low-income families. Smoking menthol has been found harder to quit than smoking regular brands.

“RESOLVED: that shareholders recommend that the Board of Directors commission a study and issue a resulting report on the affect of our company’s marketing on the purchasing practices of poor people and what might be done to mitigate the harm to innocent children, such as food insecurity, of such poor people who smoke, including reducing the nicotine in cigarettes to non-addictive levels. Shareholders ask that such a report include recommendations as to whether our Company should continue marketing its products in census tracts proven to have over 50% poverty. Barring competitive information, this report shall be made available to requesting shareholders within six months of the Company’s annual meeting.”

Your Board of Directors recommends a vote AGAINST this proposal.

Public policy allows adult American tobacco consumers the choice to purchase and consume legal, age-restricted products such as cigarettes regardless of their income, race, gender or residence. As a result, RAI’s operating companies have responsibly competed and intend to continue to responsibly compete for the business of adult tobacco consumers across all income, geographic and demographic segments.

The cost of a pack of cigarettes is fundamentally driven by government-imposed federal, state and local excise taxes and ongoing payments to the states under the Master Settlement Agreement between the major cigarette manufacturers and the states, referred to as the MSA. This government-imposed cost burden on adult smokers now exceeds 50 percent of the average retail cigarette pack price in the United States. The government-imposed cost burden falls most heavily on Americans with lower to middle incomes and shows no signs of abating. There have been more than 100 federal and state tax increases since 1997, despite the fact that 55 percent of adult smokers are “working poor” and one in four adult smokers live below the poverty line.

Despite these facts, federal, state and local governments continue to advocate and legislate disproportionate and regressive tobacco tax increases on adult tobacco consumers in the face of the massive job losses and economic insecurity brought on by the current recession. Most recently, Congress voted to increase the federal excise tax on tobacco products, bringing the federal excise tax on cigarettes to $1.01 per pack. As a result, the combined profit collected by all governments resulting from the sale of each pack of cigarettes will be, on average, nine times the profit RJR Tobacco makes from the sale. Additional proposals under consideration in many states to increase state excise taxes will only exacerbate the cost burden on adult American smokers of all incomes. RAI and its operating companies will continue to fight these tax increases and encourage all shareholders to join in opposition to increased tobacco taxation and the excessive cost burden it imposes on low-income Americans.

As stated earlier, RAI’s operating companies strive to market cigarette and tobacco products responsibly to adult tobacco consumers. They adhere to an extensive framework of external regulations and internal policies that reflect the core commitment of RAI’s operating companies to responsible consumer engagement.

The most comprehensive set of marketing restrictions is contained in the MSA, which has been in force for more than a decade. Domestic cigarette brands marketed by RJR Tobacco and Santa Fe, and the roll-your-own cigarette products of both Lane, Limited and Santa Fe fall under MSA restrictions.

A number of additional practices that impact interactions with adult consumers have been adopted at the operating company level. To review RAI’s operating companies’ approaches to responsible consumer and customer engagement, please see the RAI 2008 Corporate Social Responsibility report that can be found at www.reynoldsamerican.com. These provisions can be found in the Responsible Consumer and Customer Engagement section of the RAI 2008 Corporate Social Responsibility report.

Therefore, your Board of Directors urges you to vote AGAINST this proposal.

Item 6:	Shareholder Proposal on Making Future New and/or Expanded Brands Non-Addictive

Three shareholders have submitted the following proposal, which will be voted upon at our annual meeting if presented by one of its proponents:

“Making Future New and/or Expanded Brands Non-Addictive

“WHEREAS Reynolds American International (RAI) says it does not want children to smoke and acknowledges the addictiveness of nicotine in its cigarettes.

“Because a cigarette’s nicotine is a drug (and people smoke to get the drug), ‘one cigarette may be all it takes to get hooked’ for adolescents. (The Journal of Family Practice, 56.12, Dec. 2007, 1017; Addictive Behaviors, 2008): doi: 10.1016/j.addbeh.2007.12.002.

“Most new smokers begin as children. ‘Nicotine addiction is more powerful in teen-agers than adults.’ Unlike adults, children as young as 12 have evidenced ‘addiction within days of their first cigarette’ (The Detroit News, 09.12.00).

“New brands and brand extensions developed, marketed and made available by companies like ours are generally geared toward new smokers rather than existing smokers (because once-addicted smokers tend to remain faithful to their original brands).

“Tobacco companies regularly manipulate nicotine and other added constituents in cigarettes. Cigarette nicotine levels rose nearly 10% between 1998 and 2004. Consequently, people trying to quit now are more highly addicted to nicotine than two decades ago (Sachs, Chest, 10.28.08).

“When Reynolds reformulated Camels from a brand popular with adult males by making it more appealing to youth (even though it said it did not market to youth), male adolescent smoking rates soared for these Camels.

“In reporting its third quarter (2008) earnings, RAI noted that menthol brands constitute 28.1% of the cigarette market. With its Kool brand and new ‘focus’ on Camel Menthol, RAI has the most popular brands of menthol cigarettes in the United States.

“Noting that menthol cigarettes are most popular among African Americans, a 09.08 American Journal of Public Health article stated: ‘Tobacco companies manipulate the sensory characteristics of cigarettes, including menthol content, thereby facilitating smoking initiation and nicotine dependence. Menthol brands that have used this strategy have been the most successful in attracting youth and young adult smokers and have grown in popularity.’

“Cigarettes can be made non-addictive (Benowitz and Henningfield, New England Journal of Medicine 331:123-125).

“The chairman of our main cigarette competitor has stated that ‘manufacturers such as ourselves [could] develop successfully and make available products that reduce smokers’ exposure to harmful compounds compared to conventional cigarettes.’ He stated: ‘we firmly believe that kids should not smoke.’

“Despite our own programs to dissuade children from smoking and efforts to stop illegal sales of tobacco to children, high numbers of them still obtain cigarettes.

“RESOLVED: since it is clear the majority of new smokers are youth and the most easily addicted to cigarettes and because the Company does not want youth to smoke (thus becoming addicted): shareholders request that, by January 1, 2010, the Board of Directors make as company policy the goal of reducing the nicotine content and nicotine enhancers in all new brands and brand extensions to a level so that they will not cause or sustain addiction among adolescents.”

The proponents have submitted the following statement in support of this proposal:

“Please support this resolution as the moral minimum necessary to preserve the lives of others, especially the youth, the most vulnerable and manipulable segment of our population.”

Your Board of Directors recommends a vote AGAINST this proposal.

RAI and its operating companies do not market tobacco products to youth and do not want anyone who is underaged to smoke or use any other tobacco products. RJR Tobacco has financed and supported a youth anti-smoking program called “Right Decisions Right Now” that has been taught in thousands of middle-schools throughout the country since 1991. That program has been evaluated by the Federal government’s Substance

Abuse and Mental Health Services Administration, which added it in 2008 to a national registry of evidence-based programs that have been found to be effective.

In addition, according to the National Institute on Drug Abuse, “cigarette smoking rates among American teens in 2008 are at the lowest levels since at least as far back as the early 1990s” and “these rates reflect large declines since the recent peaks in the mid-1990s: 8th graders’ smoking rates are down by two thirds, 10th graders’ by more than half, and 12th graders’ by nearly half.”

RAI and its operating companies are pleased that great progress is being made in reducing, and hopefully eliminating, youth tobacco use. RAI believes that reducing the diseases and deaths associated with the use of cigarettes serves public health goals and is in the best interest of consumers, manufacturers and society. The company further believes that harm reduction should be the critical element of any comprehensive public policy surrounding the health consequences of tobacco use. RAI and its operating companies are committed to playing a part in reducing the harm caused by tobacco products.

However, the actions called for in this shareholder proposal would not help the company or the public move any closer to that harm-reduction goal for a number of reasons. First, nicotine in tobacco products is addictive but is not considered a significant threat to health. Rather, it is the smoke inhaled from burning tobacco which poses the most significant risk of serious diseases. Second, at least two cigarette manufacturers have marketed a nicotine-free cigarette or a cigarette with substantially reduced nicotine levels, but were unable to gain any meaningful consumer acceptance of the products.

More than 40 million American adults continue to smoke cigarettes, and it is likely that that will remain the case for many decades to come. All tobacco products are harmful, but the health risks associated with cigarettes are significantly greater than those associated with the use of smoke-free tobacco and nicotine products.

RAI and its operating companies believe that significant reductions in the harm associated with the use of cigarettes can be achieved by providing accurate information regarding the comparative risks of tobacco products to adult tobacco consumers, encouraging cigarette smokers who will not quit to migrate to lower-risk products.

Harm reduction has proven to be a very effective public-health strategy in many areas, including needle-exchange programs to reduce the spread of HIV-Aids; mandatory helmet laws for motorcyclists; and enforcement of laws requiring automotive safety belts.

An article in the Journal of Health Care Law & Policy by Sweanor and Grunberger in 2008 noted that, “Reducing risks for continuing users of tobacco/nicotine products without requiring abstinence should be integrated into public health campaigns. The application of harm reduction principles to public health issues has a very long and successful history, and failure to apply these principles to tobacco policy would be a public health failure of enormous significance.”

According to Nitzkin and Rodu, of the American Association of Public Health Physicians, “In practical terms, enhancement of current policies based on the premise that all tobacco products are equally risky will yield only small and barely measurable reductions in tobacco-related illness and death. Addition of a harm reduction component, however, could yield a 50% to 80% reduction in tobacco-related illness and death over the first ten years, and a likely reduction of up to 90% within 20 years.”

RAI and its operating companies have already begun implementing strategies consistent with these harm-reduction objectives. RAI’s acquisition of Conwood, with its portfolio of smokeless tobacco products, and RJR Tobacco’s introductions of Camel Snus and Camel Dissolvables are good examples of efforts to provide smokers with offerings in tobacco categories that have been shown to present less harm than cigarettes. RAI and its operating companies are also actively working, consistent with applicable laws, to help identify methods of appropriately and accurately educating tobacco consumers on the differences in risk between cigarettes and non-burning products.

Therefore, your Board of Directors urges you to vote AGAINST this proposal.

Item 7:	Shareholder Proposal on Human Rights Protocols for the Company and its Suppliers

Three shareholders have submitted the following proposal, which will be voted upon at our annual meeting if presented by one of its proponents:

“Create Human Rights Protocols for the Company and Its Suppliers

“Whereas, corporations have a responsibility to ensure their total ‘supply chain’ is uncorrupted by practices that deny basic human rights for workers, especially corporations with global sourcing like ours.

“Corporations incur a reputational risk when their suppliers deny, undermine or don’t ensure workers’ basic human rights. The right to health is core in various international documents like the Universal Declaration of Human Rights (25), the Covenant on Economic, Social and Cultural Rights (Art. 12) and the ILO Convention (155).

“While RAI doesn’t directly hire farm workers, it contracts with suppliers who do. When their farm workers are not organized, basic worker rights are easily violated. This abuse is aggravated when they are undocumented, as often happens in the U.S.A.

“A key problem of workers harvesting tobacco for RAI, in the U.S.A. or abroad, is acute nicotine poisoning, Green Tobacco Sickness (GTS). This ‘hazard’ occurs when the skin absorbs nicotine from touching tobacco plants (McKnight, Spiller: Public Health Rep. 2005; 120.6). GTS threatens 33 million + tobacco farm workers globally (WHO, 1999 World Bank).

“Health problems due to transdermal nicotine absorption are frequent among tobacco harvesters. They include severe nausea and vomiting, which can lead to dehydration and heat illness in summer work environments. GTS is particularly hazardous for migrant and Hispanic tobacco farm workers. Not that long ago Mexican farm workers were hospitalized in Kentucky for GTS. ‘Non-smoking tobacco harvesters show similar cotinine and nicotine levels compared to active smokers in the general population.’ (Schmidt, Journal of Public Health, 15:4, 2007).

“ ‘Many farm workers believe they will be fired and lose their income if they get sick or work too slowly. Green tobacco sickness is an environmental justice issue, part of the growing concern that poor, minority and medically underserved populations bear a disproportionate share of environmental and occupational health risks’ Sara A. Quandt, Ph.D., Science Daily, 02.24.00, Quandt argues that poor enforcement of existing field sanitation and housing regulations increase the health threat of GTS for farm workers.

“ ‘Conditions are shamefully bad for most farm workers,’ says Virginia Nesmith, of the National Farmworkers Ministry. Even though tobacco companies might not have direct control, she concludes: ‘they have the power to make a major difference for thousands of workers.’

“RESOLVED shareholders request Reynolds American Tobacco International Board of Directors to commit itself to create procedures to implement the internationally agreed-upon core human rights conventions in the countries in which it operates and to find ways to ensure that its suppliers are enforcing these as well.”

The proponents have submitted the following statement in support of this proposal:

“This resolution’s sponsors believe the Company cannot dismiss the above problem simply by saying its suppliers report they are complying with codes covering farm workers’ basic rights. There must be independent verification — as many other companies have discovered — vis-à-vis all its suppliers. Because farm workers continue to make this Company healthy; this Company has the obligation to ensure their health. Please support this proposal to ensure our profits and dividends are not being realized by exploiting ‘the least’ of our brothers and sisters.”

Your Board of Directors recommends a vote AGAINST this proposal.

RAI and its operating companies believe that universally recognized fundamental human rights should be respected. This principle and its day-to-day practice is one of the foundations of how we conduct our business, and RAI and its operating companies will continue to respond to these issues in appropriate ways.

As part of its Corporate Social Responsibility program, RAI and its operating companies will continue to update, refine and communicate, as appropriate, the expectations our companies have for suppliers. The companies plan to develop and provide Supplier Guides to current and prospective supply chain partners that reinforce our expectations that suppliers comply with all applicable laws and regulations and adhere to responsible operating practices. In addition, RAI and its operating companies will continue to partner with suppliers to help achieve our Corporate Social Responsibility objectives.

RJR Tobacco, as the largest buyer of leaf tobacco among RAI’s operating companies, has taken a number of specific steps to encourage appropriate practices for worker safety, health and working conditions at its major suppliers of leaf tobacco. RJR Tobacco’s contracts with independent farmers across North Carolina and other states require the farmers to comply with all laws, including labor laws covering issues such as employment and working and living conditions of workers. RJR Tobacco meets with growers regularly and encourages them to follow all applicable laws and regulations.

RJR Tobacco also has contracted with LeafTc Ltd, an independent company, to monitor RJR Tobacco’s leaf suppliers worldwide for purposes of evaluating such matters as the impact suppliers’ activities have on the environment and safety conditions at the suppliers’ farms. Since 2007, LeafTc has monitored key tobacco suppliers in six different countries. To date, LeafTc has not reported any major deficiencies. If deficiencies are identified in the course of future audits, LeafTc will work with the supplier to help develop an appropriate remediation plan.

To further encourage tobacco farm safety, RJR Tobacco has made available two DVDs, produced by North Carolina State University and the North Carolina Department of Labor, referred to as the NCDOL, to RJR Tobacco’s contract growers. One DVD focuses on farm safety practices and the other focuses on the safe and proper use of pesticides. RJR Tobacco also will provide funding and support to the NCDOL to produce a third safety oriented DVD for growers and workers that focuses on preventing green tobacco sickness. This safety DVD will be completed by NCDOL during 2009, and copies will be made available to all RJR Tobacco contract growers.

RJR Tobacco also encourages contract growers to sign up for the NCDOL’s Gold Star program. This voluntary program involves NCDOL inspections of farm worker housing and worker safety conditions and provides growers with the opportunity to be certified as a Gold Star grower. RJR Tobacco has provided additional support to the Gold Star program by helping to fund the annual NCDOL Gold Star awards banquet for participating growers.

RJR Tobacco will continue to identify appropriate opportunities to encourage improved farm safety conditions and safe and sanitary housing for farm workers on farms that have contracted to grow leaf tobacco for RJR Tobacco. The responsibility for ensuring a safe workplace, appropriate farm worker housing and other responsible operating practices, however, remains with the independent farmers and their employees. Both the federal and state governments have extensive laws and regulations that govern and enforce workplace standards, as well as voluntary programs that help growers and their employees meet these expectations. In the event that these standards are not being met, RAI and its operating companies encourage anyone who is aware of potential violations to report these to the appropriate regulatory authorities.

Therefore, your Board of Directors urges you to vote AGAINST this proposal.

Certain Relationships and Related Transactions

Related Person Transaction Policy

Effective February 6, 2007, RAI’s Board adopted a Related Person Transaction Policy, referred to as the Policy. The Policy generally requires that certain transactions in which (1) RAI, or one of its subsidiaries, is a participant and (2) a related person has a direct or indirect interest, be approved in advance by a designated executive officer, the Audit Committee, the Board or a sub-set of the Board. The arbiter in any particular case may only approve a proposed related person transaction if it has determined in good faith that such transaction is in, or not inconsistent with, the best interests of RAI and its shareholders. The definition of “related person” for purposes of the Policy is based upon the definition set forth in the applicable rules of the SEC; a “related person” of RAI means a director or director nominee of RAI, an executive officer of RAI, a greater than 5% shareholder of RAI or an immediate family member of any of the foregoing.

The Policy’s pre-approval requirements depend upon the related person and the dollar amount involved in a proposed transaction, as summarized below:

Related Person:	Dollar Amount of Transaction:	Approval Required by:

• Transactions in which an RAI director, executive officer or an immediate family member of either of the foregoing has an interest	• Less than or equal to $25,000 • Greater than $25,000	• Chief Executive Officer or Chief Financial Officer • Audit Committee

• Transactions in which BAT, or an affiliate thereof, has an interest	• Less than $1 million	• Chief Executive Officer, Chief Financial Officer or General Counsel
	• Greater than or equal to $1 million and less than $20 million	• Audit Committee
	• Greater than or equal to $20 million	• independent directors (excluding any independent directors who have been designated by B&W)

• Transactions in which any related person other than those listed above has an interest	• Less than $1 million	• Chief Executive Officer, Chief Financial Officer or General Counsel
	• Greater than or equal to $1 million and less than $20 million	• Audit Committee
	• Greater than or equal to $20 million	• Board of Directors

Under the Policy, any contract in existence on the effective date of the Policy (February 6, 2007) involving a related person is not required to be pre-approved under the Policy; provided, however, that if a material amendment or modification of any such pre-existing contract is adopted after February 6, 2007, then such material amendment or modification shall be subject to the Policy’s pre-approval requirements. Further, any compensation, benefit or indemnification arrangement involving an RAI director, executive officer or an immediate family member of any of the foregoing, which arrangement is approved by the RAI Board or another Board committee, is not required to be pre-approved under the Policy.

The approval requirements of the Policy are in addition to other measures already in place. For example, under the Governance Agreement, the independent directors of RAI (excluding any independent directors who have been designated by B&W) are required to approve any material contract or transaction involving RAI or any of its subsidiaries, on the one hand, and BAT or any of its subsidiaries, on the other hand, if the terms of that contract or transaction are not governed by either an agreement existing on the date of the Business Combination or a provision of the Articles of Incorporation or Bylaws.

The full text of the Policy can be found in the “Governance” section of the www.reynoldsamerican.com web site, or can be requested free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

2008 Related Person Transactions

RAI paid BAT an aggregate of $254,927 during 2008 in consideration for the services of Messrs. Durante and Withington as directors of RAI. In addition, at the direction of BAT, RAI paid Mr. Monteiro de Castro the sum of $220,073 during 2008, which amount normally would have been paid to BAT, in consideration for his service as a director of RAI. For further information on this arrangement, see “The Board of Directors — Director Compensation — Payment for Services of Certain Board Designees,” above.

In connection with the consummation of the Business Combination on July 30, 2004, RJR Tobacco entered into contract manufacturing agreements with two subsidiaries of BAT (BAT and its subsidiaries, including B&W, are referred to as the BAT Group), pursuant to which RJR Tobacco manufactures certain of BAT’s U.S.-sourced cigarettes and other tobacco products for export outside of the United States. Unless earlier terminated as provided therein, the contract manufacturing agreements may only be terminated without cause by providing notice of at least a specified time period prior to December 31, 2014, or upon any December 31 thereafter. In the absence of such notice of termination, the agreements will continue indefinitely unless the agreements are terminated for cause as provided therein or the parties mutually agree to terminate the agreements. Sales by RJR Tobacco to the BAT Group pursuant to such contract manufacturing agreements during 2008 were $424,094,000. In addition to sales pursuant to the above contract manufacturing agreements, RJR Tobacco sold a variety of fixed assets to the BAT Group during 2008 in the amount of $1,453,000. Also, during 2008, the BAT Group purchased from Lane, Limited, a wholly owned subsidiary of RAI referred to as Lane, little cigars and semi-cut tobacco filler in the amount of $8,859,000. Lane and a member of the BAT Group are parties to a trademark license agreement pursuant to which Lane licenses certain trademarks to such BAT Group member in consideration for the payment of royalties. Unless earlier terminated in accordance with the terms thereof, such trademark license agreement will expire on July 31, 2030. During 2008, Lane recorded $368,000 in royalties under such trademark license agreement.

During 2008, the BAT Group purchased tobacco leaf from RJR Tobacco in the amount of $35,690,000. Also during 2008, the BAT Group agreed to purchase additional tobacco leaf from RJR Tobacco in the amount of $49,784,000. In accordance with GAAP, none of the $49,784,000 (including that portion of the purchase price that was paid by the BAT Group in 2008) was recorded as sales in RAI’s 2008 financial statements, but will be recognized as sales when the product is shipped to the BAT Group. In addition, during 2008, the BAT Group purchased from RJR Tobacco expanded tobacco and re-constituted tobacco, and other tobacco products, in the amount of $6,000.

B&W and RAI also entered into a leaf purchase agreement upon the consummation of the Business Combination. Such agreement relates to certain leaf purchase commitments of RAI and its operating subsidiaries (RAI and its operating subsidiaries are referred to as the RAI Group), commitments B&W had previously agreed to in connection with the settlement of third-party litigation and that the RAI Group had assumed pursuant to the Business Combination. If such leaf commitments exceed certain manufacturing needs of the RAI Group, then B&W is required either to make a cash payment to the RAI Group directly based upon the amount of the excess leaf purchased, or otherwise take such action so that the RAI Group has no liability for such excess. During 2008, B&W made no payments to the RAI Group under the above leaf purchase agreement.

RJR Tobacco and a member of the BAT Group are also parties to a technology sharing and development services agreement, which was entered into on July 30, 2004. Pursuant to this agreement, each party may license or otherwise transfer rights to the other in its respective technologies, and may pursue joint technology projects with the other party. Each party or its respective affiliates also may provide certain contract services to the other party or its affiliates. Unless earlier terminated as provided therein, the technology sharing and development services agreement will remain in effect through December 31, 2009, and shall automatically renew for additional one-year periods thereafter, unless one of the parties provides a notice of non-renewal at least 12 months prior to the December 31 date on which termination is to become effective. During 2008, the RAI Group billed the BAT Group $2,902,000, and the BAT Group billed the RAI Group approximately $17,000, pursuant to such agreement.

The RAI Group also purchases from the BAT Group tobacco leaf and cigarettes, and pays royalties to the BAT Group relating to the sale by the RAI Group of certain cigarette brands outside of the United States. The parties entered into the agreements evidencing such arrangements, which have various expiration dates, following the consummation of the Business Combination. During 2008, the RAI Group paid the BAT Group $13,062,000 pursuant to the foregoing arrangements. In addition, as of the end of 2008, the RAI Group had $2,952,000 in accounts payable to the BAT Group under such arrangements.

In connection with the Business Combination, RJR Tobacco agreed to indemnify B&W and its affiliates for certain litigation liabilities, arising out of the U.S. cigarette and tobacco business of B&W. As a result of this indemnity, RJR Tobacco has assumed the defense of pending B&W-specific tobacco-related litigation, has paid the judgments and costs related to certain pre-Business Combination tobacco-related litigation of B&W, and has posted bonds on behalf of B&W, where necessary, in connection with cases decided since the Business Combination. In 2008, pursuant to this indemnity, RJR Tobacco recorded $600,000 in expenses for funds to be reimbursed to BAT for costs and expenses incurred arising out of tobacco-related litigation.

Each of RJR Tobacco and the BAT Group has seconded certain of its employees to the other or a member of such entity’s group of companies in connection with particular assignments. During their service with the other entity or a member of such entity’s group of companies, the seconded employees will continue to be paid by the original employer and participate in employee benefit plans sponsored by such employer. Each of RJR Tobacco and the BAT Group will reimburse members of the other party’s group of companies certain costs of the seconded employees’ compensation and benefits during the secondment period. For 2008, RJR Tobacco billed the BAT Group $518,000, and paid the BAT Group $551,000, in connection with such secondment arrangements.

In connection with the share repurchase programs authorized by RAI’s Board in 2008, RAI and B&W entered into an agreement, pursuant to which B&W agreed to participate in the repurchase program on a basis approximately proportionate with B&W’s 42% ownership of RAI’s equity. During 2008, RAI repurchased 1,387,095 shares of RAI common stock from B&W for the aggregate amount of $75,251,000 under such agreement.

Lisa J. Caldwell, currently Executive Vice President — Human Resources of RAI, is married to Alan L. Caldwell, who is currently Director — Corporate and Civic Engagement of RAI, and previously served in a variety of positions with RJR Tobacco since joining RJR Tobacco in 1981. During 2008, Mr. Caldwell earned approximately $202,889 in salary and bonus, and vested in LTIP awards valued at approximately $22,812.

Other

The Board is not aware of any matters to be presented for action at the 2009 annual meeting other than those described herein and does not intend to bring any other matters before the annual meeting. However, if other matters shall come before the 2009 annual meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion.

By Order of the Board of Directors,

McDara P. Folan, III
Secretary

Dated: March 23, 2009

APPENDIX A

REYNOLDS AMERICAN INC.

2009 Omnibus Incentive Compensation Plan

1.   Purpose.  The purpose of the Reynolds American Inc. 2009 Omnibus Incentive Compensation Plan is to attract, motivate and retain exceptional talent to RAI and its Subsidiaries, and to reward employees for strong performance and the successful execution of RAI’s business plans and strategies.

2.   Definitions.  As used in the Plan,

(a) “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

(b) “Aggregate Share Limit” means the aggregate maximum number of shares available under the Plan pursuant to Section 3(a)(i) of the Plan.

(c) “Annual Incentive Award” means a cash award granted pursuant to Section 8 of the Plan, where such award is based on Management Objectives and a Performance Period of one year or less.

(d) “Appreciation Right” means a right granted pursuant to Section 5 of the Plan.

(e) “Award” means any Annual Incentive Award, Option Right, Restricted Stock, Restricted Stock Unit, Appreciation Right, Performance Share, Performance Unit or Other Award granted pursuant to the terms of the Plan.

(f) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.

(g) “BAT” means, collectively, British American Tobacco p.l.c., a public limited company incorporated under the laws of England and Wales, and its Affiliates.

(h) “Beneficial Owner” or “Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(i) “Board” means the Board of Directors of RAI.

(j) “Change of Control” means the first to occur of the following events:

(i)	an individual, corporation, partnership, group, associate or other entity or Person, other than any employee benefit plans sponsored by RAI, is or becomes the Beneficial Owner, directly or indirectly, of thirty percent (30%) or more of the combined voting power of RAI’s outstanding securities ordinarily having the right to vote at elections of directors; provided, however, that the acquisition of RAI securities by BAT pursuant to the Business Combination Agreement, dated as of October 27, 2003, between R.J. Reynolds Tobacco Holdings, Inc. (“RJR”) and Brown & Williamson Tobacco Corporation (“B&W”), as thereafter amended (the “BCA”), or as expressly permitted by the Governance Agreement, dated as of July 30, 2004, among British American Tobacco p.l.c., B&W and RAI, as thereafter amended (the “Governance Agreement”), shall not be considered a Change of Control for purposes of this subsection (i);

(ii)	individuals who constitute the Board (or who have been designated as directors in accordance with Section 1.09 of the BCA) on July 30, 2004 (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to such date whose election, or nomination for election by RAI’s shareholders, was (A) approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of RAI in which such person is named as a nominee of RAI for director) or (B) made in accordance with Section 2.01 of the Governance Agreement, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, shall be, for purposes of this paragraph (ii), considered as though such person were a member of the Incumbent Board; and

(iii)	the consummation of (A) a merger or consolidation of RAI other than with a wholly owned Subsidiary and other than a merger or consolidation that would result in the voting securities of RAI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of RAI or such surviving entity outstanding immediately after such merger or consolidation, or (B) a sale, exchange or other disposition of all or substantially all of the assets of RAI, other than any such transaction where the transferee of all or substantially all of the assets of RAI is a wholly owned Subsidiary or an entity more than fifty percent (50%) of the combined voting power of the voting securities of which is represented by voting securities of RAI outstanding immediately prior to the transaction (either remaining outstanding or by being converted into voting securities of the transferee entity).

(k) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as such law and regulations may be amended from time to time.

(l) “Committee” means the Compensation and Leadership Development Committee of the Board.

(m) “Company” means, collectively, RAI and its Subsidiaries.

(n) “Covered Employee” means a Participant who is, or is determined by the Board to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

(o) “Date of Grant” means the date specified by the Board on which a grant of an Award will become effective (which date with respect to an Option Right or an Appreciation Right will not be earlier than the date on which the Board takes action with respect thereto).

(p) “Director” means a member of the Board of Directors of RAI.

(q) “EBIT” means earnings before interest and taxes.

(r) “EBITDA” means earnings before interest, taxes, depreciation and amortization.

(s) “EBT” means earnings before taxes.

(t) “Effective Date” means the date that the Plan is approved by the shareholders of RAI.

(u) “Evidence of Award” means an agreement, certificate, resolution, notification or other type or form of writing or other evidence approved by the Board that sets forth the terms and conditions of the Awards granted. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of RAI and, unless otherwise determined by the Board, need not be signed by a representative of RAI or a Participant.

(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(w) “Existing Plan” means the Reynolds American Inc. Long-Term Incentive Plan, as amended.

(x) “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

(y) “Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

(z) “Management Objectives” means the performance objective or objectives established pursuant to the Plan for Participants who have received grants of Annual Incentive Awards, Performance Shares or Performance Units or, when so determined by the Board, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or Other Awards pursuant to the Plan. Management Objectives may be described in terms of RAI-wide objectives or objectives that are related to the performance of the individual Participant or a Subsidiary, division, department, region or function within RAI or any Subsidiary. The Management Objectives may be made relative to the performance of other companies. The Management Objectives applicable to any Qualified Performance-Based Award to a Covered Employee will be based on specified levels of or growth in one or more of the following criteria:

(i)	Profits: Operating income, EBIT, EBT, net income, cash net income, earnings per share, residual or economic earnings or economic profit;

(ii)	Cash Flow: EBITDA, free cash flow, free cash flow with or without specific capital expenditure targets or ranges, including or excluding divestments and/or acquisitions, total cash flow, cash flow in excess of cost of capital, residual cash flow or cash flow return on investment;

(iii)	Returns: Economic value added (EVA) or profits or cash flow returns on: sales, assets, invested capital, net capital employed or equity;

(iv)	Working Capital: Working capital divided by sales, days’ sales outstanding, days’ sales inventory or days’ sales in payables;

(v)	Profit Margins: Profits divided by revenues or sales, gross margins divided by revenues or sales, or operating margin divided by revenues or sales;

(vi)	Liquidity Measures: Debt-to-capital ratios, debt-to-EBITDA ratios or total debt;

(vii)	Sales Growth, Margin Growth, Unit Growth, Cost Initiative and Stock Price Metrics: Revenues, revenue growth, sales, sales growth, gross margin, operating margin, shipment volume, unit growth, stock price appreciation, total return to shareholders, expense targets, productivity targets or ratios, sales and administrative expenses divided by sales, or sales and administrative expenses divided by profits; and

(viii)	Strategic Initiative Key Deliverable Metrics: Consisting of one or more of the following: product development or launch, strategic partnering, research and development, regulatory compliance or submissions, vitality or sustainability index, market share or penetration, geographic business expansion goals, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, or goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

At the Board’s discretion, any Management Objective may be measured before special items, and may or may not be determined in accordance with GAAP. The Board shall have the authority to make equitable adjustments to the Management Objectives (and to the related minimum, target and maximum levels of achievement or performance) as follows: in recognition of unusual or non-recurring events affecting RAI or any Subsidiary or Affiliate or the financial statements of RAI or any Subsidiary or Affiliate; in response to changes in applicable laws or regulations; to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles; or in recognition of any events or circumstances

(including, without limitation, changes in the business, operations, corporate or capital structure of the Company or the manner in which it conducts its business) that render the Management Objectives unsuitable; provided, however, that no such adjustment shall be made to any Management Objective applicable to a Qualified Performance-Based Award to the extent such adjustment would cause such Award to fail to meet the requirements for “qualified performance-based compensation” under Section 162(m) of the Code, unless the Board determines that the satisfaction of such requirements is neither necessary or appropriate.

(aa) “Market Value per Share” means as of any particular date the closing sale price of a Share as reported on The New York Stock Exchange composite tape or, if not listed on such exchange, on any other national securities exchange on which the Shares are listed. If the Shares are not traded as of any given date, the Market Value per Share means the closing price for the Shares on the principal exchange on which the Shares are traded for the immediately preceding date on which the Shares were traded. If there is no regular public trading market for the Shares, the Market Value per Share of the Shares shall be the fair market value of the Shares as determined in good faith by the Board. The Board is authorized to adopt another fair market value pricing method, provided such method is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(bb) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(cc) “Option Price” means the purchase price payable on exercise of an Option Right.

(dd) “Option Right” means the right to purchase Shares upon exercise of an option granted pursuant to Section 4 of the Plan.

(ee) “Other Award” means an Award granted pursuant to Section 9 of the Plan.

(ff) “Participant” means a person who is selected by the Board to receive Awards under the Plan and who is at the time an employee of RAI or any one or more of its Subsidiaries. The term “Participant” shall also include any person selected by the Board who provides services to RAI or a Subsidiary, including any person providing services to any entity in which RAI or any of its Subsidiaries has an ownership interest of at least twenty (20) percent.

(gg) “Performance Period” means, in respect of an Award, a period of time within which the Management Objectives relating to such Award are to be achieved.

(hh) “Performance Share” means an Award under the Plan equivalent to the right to receive one Share awarded pursuant to Section 8 of the Plan.

(ii) “Performance Unit” means a unit awarded pursuant to Section 8 of the Plan that is equivalent to $1.00 or such other value as is determined by the Board.

(jj) “Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof and the rules thereunder, except that such term shall not include (i) RAI or any Subsidiary, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of RAI or any Subsidiary, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) an entity owned, directly or indirectly, by the shareholders of RAI in substantially the same proportions as their ownership of stock of RAI.

(kk) “Plan” means this Reynolds American Inc. 2009 Omnibus Incentive Compensation Plan.

(ll) “Qualified Performance-Based Award” means any Award or portion of an Award that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

(mm) “RAI” means Reynolds American Inc., a North Carolina corporation, and any successors thereto.

(nn) “Restricted Stock” means Shares granted pursuant to Section 6 of the Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(oo) “Restriction Period” means the period of time during which Restricted Stock or Restricted Stock Units may be subject to restrictions, as provided in Section 6 and Section 7 of the Plan.

(pp) “Restricted Stock Unit” means an Award made pursuant to Section 7 of the Plan.

(qq) “Secondary Committee” means one or more senior officers of RAI (who need not be members of the Board), acting as a committee established by the Board pursuant to Section 12(b) of the Plan, subject to such conditions and limitations as the Board shall prescribe.

(rr) “Shares” means the shares of common stock, par value $0.0001 per share, of RAI or any security into which such Shares may be changed by reason of any transaction or event of the type referred to in Section 11 of the Plan.

(ss) “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised, or on the date when Option Rights are surrendered in payment of the Option Price of other Option Rights, over the Option Price or Base Price provided for in the related Option Right or Appreciation Right, respectively.

(tt) “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by RAI; except that, for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time RAI owns or controls, directly or indirectly, more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.

3.   Shares Available Under the Plan.

(a)  Maximum Shares Available Under Plan.

(i)	Subject to adjustment as provided in Section 11 of the Plan, the maximum number of Shares that may be issued (A) upon the exercise of Option Rights or Appreciation Rights, (B) in payment or settlement of Restricted Stock and released from substantial risks of forfeiture thereof, (C) in payment or settlement of Restricted Stock Units, (D) in payment or settlement of Performance Shares or Performance Units that have been earned, (E) in payment or settlement of Other Awards, or (F) in payment of dividend equivalents paid with respect to Awards made under the Plan, in the aggregate will not exceed 19,000,000 Shares (the “Aggregate Share Limit”). Shares issued under any plan assumed by RAI in any corporate transaction will not count against the Aggregate Share Limit.

(ii)	Shares covered by an Award granted under the Plan shall not be counted against the Aggregate Share Limit unless and until they are actually issued and delivered to a Participant and, therefore, the total number of Shares available under the Plan as of a given date shall not be reduced by any Shares relating to prior Awards that have expired or have been forfeited or cancelled, and to the extent of payment in cash of the benefit provided by any Award granted under the Plan, any Shares that were covered by that Award will be available for issue or transfer hereunder. If, under the Plan, a Participant has elected to give up the right to receive compensation in exchange for Shares based on fair market value, such Shares will not count against the Aggregate Share Limit. In addition, upon the full or partial payment of any Option Price by the transfer to the Company of Shares or upon satisfaction of tax withholding provisions in connection with any such exercise or any other payment made or benefit realized under this Plan by the transfer or relinquishment of Shares, there shall be deemed to have been issued under this Plan only the net number of Shares actually issued by the Company.

(iii)	Subject to adjustment as provided in Section 11 of the Plan, the aggregate number of Shares actually issued by the Company upon the exercise of Incentive Stock Options will not exceed 3,000,000 Shares.

(b) Individual Participant Limits.  Notwithstanding anything in this Section 3, or elsewhere in the Plan, to the contrary, and subject to adjustment as provided in Section 11 of the Plan:

(i)	No Participant will be granted Option Rights or Appreciation Rights, in the aggregate, for more than 3,000,000 Shares during any calendar year;

(ii)	No Participant will be awarded Qualified Performance Based Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Other Awards, in the aggregate, for more than 1,500,000 Shares during any calendar year;

(iii)	In no event will any Participant in any calendar year receive a Qualified Performance-Based Award of Performance Units having an aggregate maximum value in excess of $20,000,000;

(iv)	In no event will any Participant in any calendar year receive a Qualified Performance-Based Award that is an Annual Incentive Award having an aggregate maximum value in excess of $20,000,000; and

(v)	In no event will any Participant in any calendar year receive a Qualified Performance-Based Award in the form of Other Awards of cash under Section 9(b) having an aggregate maximum value in excess of $20,000,000.

4.   Option Rights.  The Board may, from time to time, authorize the granting to Participants of Option Rights upon such terms and conditions consistent with the following provisions as it may determine:

(a) Each grant will specify the number of Shares to which it pertains subject to the limitations set forth in Section 3 of the Plan.

(b) Each grant will specify an Option Price per share, which may not be less than the Market Value per Share on the Date of Grant.

(c) Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to RAI or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to RAI of Shares owned by the Optionee (or other consideration authorized pursuant to Section 4(d)) having a value at the time of exercise equal to the total Option Price, (iii) by withholding by RAI from the Shares otherwise deliverable to the Optionee upon the exercise of such Option, a number of Shares having a value at the time of exercise equal to the total Option Price, (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Board.

(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to RAI of some or all of the shares to which such exercise relates.

(e) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f) Each grant will specify the period or periods of continuous service by the Optionee with RAI or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable.

(g) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(h) Option Rights granted under the Plan may be (i) options, including, without limitation, Incentive Stock Options, (ii) options that are not intended to qualify as Incentive Stock Options, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(i) The Board may substitute, without receiving Participant permission, Appreciation Rights payable only in Shares (or Appreciation Rights payable in Shares or cash, or a combination of both, at the Board’s discretion) for outstanding Option Rights; provided, however, that the terms of the substituted Appreciation Rights are substantially the same as the terms for the Option Rights at the date of substitution and the difference between the Market Value Per Share of the underlying Shares and the Base Price of the Appreciation Rights is equivalent to the difference between the Market Value Per Share of the underlying Shares and the Option Price of the Option Rights. If, in the opinion of RAI’s auditors, this provision creates adverse accounting consequences for RAI, it shall be considered null and void.

(j) No Option Right will be exercisable more than 10 years from the Date of Grant.

5.   Appreciation Rights.  The Board may, from time to time, authorize the granting to any Participant of Appreciation Rights upon such terms and conditions consistent with the following provisions as it may determine:

(a) An Appreciation Right will be a right of the Participant to receive from RAI an amount determined by the Board, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(b) Each grant will specify the Base Price, which may not be less than the Market Value Per Share on the Date of Grant.

(c) Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by RAI in cash, in Shares or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

(d) Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Board at the Date of Grant.

(e) Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(f) Each grant will specify the period or periods of continuous service by the Participant with RAI or any Subsidiary that is necessary before such Appreciation Right or installments thereof will become exercisable.

(g) Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

(h) Successive grants may be made to the same Participant regardless of whether any Appreciation Rights previously granted to the Participant remain unexercised.

(i) No Appreciation Right granted under the Plan may be exercised more than 10 years from the Date of Grant.

6.   Restricted Stock.  The Board may, from time to time authorize the granting of Restricted Stock to Participants upon such terms and conditions consistent with the following provisions as it may determine:

(a) Each such grant will constitute an immediate transfer of the ownership of Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but such rights shall be subject to such restrictions and the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Board may determine.

(b) Each such grant may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) Each such grant will provide that the Restricted Stock covered by such grant that vests upon the passage of time will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Board at the Date of Grant or upon achievement of Management Objectives referred to in subparagraph (e) below.

(d) Each such grant will provide that during, and may provide that after, the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Board at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in RAI or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).

(e) Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock.

(f) Notwithstanding anything to the contrary contained in the Plan, any grant of Restricted Stock may provide for the earlier termination of restrictions on such Restricted Stock in the event of the retirement, death or disability, or other termination of employment of a Participant, or a Change of Control; provided, however, that no Award intended to be a Qualified Performance-Based Award shall provide for such early termination of restrictions in the event of retirement or other termination of employment to the extent such provision would cause such Award to fail to be a Qualified Performance-Based Award.

(g) Any such grant of Restricted Stock may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional shares of Restricted Stock or paid in cash, which may be subject to the same restrictions as the underlying Award.

(h) Unless otherwise directed by the Board, (i) all certificates representing shares of Restricted Stock will be held in custody by RAI until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares, or (ii) all shares of Restricted Stock will be held at RAI’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such shares of Restricted Stock.

7.   Restricted Stock Units.  The Board may, from time to time authorize the granting of Restricted Stock Units to Participants upon such terms and conditions consistent with the following provisions as it may determine:

(a) Each such grant will constitute the agreement by RAI to deliver Shares or cash to the Participant in the future in consideration of the performance of services, but subject to such restrictions and the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Board may specify.

(b) Each such grant may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) Notwithstanding anything to the contrary contained in the Plan, any grant of Restricted Stock Units may provide for the earlier lapse or modification of the Restriction Period in the event of the retirement, death or disability, or other termination of employment of a Participant, or a Change of Control; provided, however, that no Award intended to be a Qualified Performance-Based Award shall provide for such early lapse or modification in the event of retirement or other termination of employment to the extent such provision would cause such Award to fail to be a Qualified Performance-Based Award.

(d) During the Restriction Period, the Participant will have no right to transfer any rights under his or her Award and will have no rights of ownership in the Restricted Stock Units and will have no right to vote them, but the Board may at the Date of Grant, authorize the payment of dividend equivalents on such

Restricted Stock Units on either a current, deferred or contingent basis, either in cash, additional Restricted Stock Units or in additional Shares.

(e) Each grant of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned.

8.   Annual Incentive Awards, Performance Shares and Performance Units.  The Board may, from time to time, authorize the granting of Annual Incentive Awards, Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Management Objectives during the Performance Period, upon such terms and conditions consistent with the following provisions as it may determine:

(a) Each grant will specify either the number of, or amount payable with respect to, Annual Incentive Awards, Performance Shares or Performance Units to which it pertains, which number or amount payable may be subject to adjustment to reflect changes in compensation or other factors.

(b) The Performance Period with respect to each Annual Incentive Award, Performance Share or Performance Unit will be such period of time (not less than one year in the case of each Performance Share and Performance Unit), as will be determined by the Board at the time of grant which may be subject to earlier lapse or other modification in the event of the retirement, death or disability, or other termination of employment of a Participant, or a Change of Control; provided, however, that no Award intended to be a Qualified Performance-Based Award shall provide for such early lapse or modification in the event of retirement or other termination of employment to the extent such provision would cause such Award to fail to be a Qualified Performance-Based Award.

(c) Any grant of Annual Incentive Awards, Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the Award and may set forth a formula for determining the number of, or amount payable with respect to, Annual Incentive Awards, Performance Shares or Performance Units that will be earned if performance is at or above the minimum or threshold level or levels.

(d) Each grant will specify the time and manner of payment of Annual Incentive Awards, Performance Shares or Performance Units that have been earned. Any grant of Performance Shares or Performance Units may specify that the amount payable with respect thereto may be paid by RAI in cash, in Shares or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

(e) Any grant of Annual Incentive Awards, Performance Shares or Performance Units may specify that the amount payable or the number of Shares issued with respect thereto may not exceed maximums specified by the Board at the Date of Grant.

(f) The Board may at the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof on either a current, deferred or contingent basis, either in cash or in additional Shares.

9.   Other Awards.

(a) The Board may, subject to limitations under applicable law, grant to any Participant such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of such Shares, including, without limitation, awards consisting of securities or other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Board, and Awards valued by reference to the book value of Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of RAI. The Board shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this

Section 9 shall be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without cash, Shares, Other Awards, notes or other property, as the Board shall determine.

(b) Except as otherwise provided in Section 15(b), cash awards, as independent Awards or as an element of or supplement to any other Award granted under the Plan, may also be granted pursuant to this Section 9.

(c) The Board may grant Shares as a bonus, or may grant other Awards in lieu of obligations of RAI or a Subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Board in a manner that complies with Section 409A of the Code.

10.  Transferability.

(a) Except as otherwise determined by the Board, no Awards granted under the Plan shall be transferable by the Participant except by will or the laws of descent and distribution, and in no event shall any such Award granted under the Plan be transferred for value. Except as otherwise determined by the Board, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.

(b) The Board may specify at the Date of Grant that part or all of the Shares that are to be issued by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock or Restricted Stock Units or upon payment under any grant of Performance Shares, Performance Units or Other Awards will be subject to further restrictions on transfer.

11.  Adjustments.  The Board shall make or provide for such adjustments in the numbers of Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of Shares covered by Other Awards, in the Option Price and Base Price provided in outstanding Option Rights or Appreciation Rights, and in the kind of Shares covered thereby, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split- off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change of Control, the Board, in its discretion, may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such termination or event or Change of Control, the Board may in its sole discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Board shall also make or provide for such adjustments in the numbers of shares specified in Section 3 of the Plan as the Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(a)(iii) will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail so to qualify.

12.  Administration of the Plan.

(a) The Plan will be administered by the Board, which may from time to time delegate all or any part of its authority under the Plan to the Committee. To the extent of any such delegation, references in the Plan to the Board will be deemed to be references to such Committee. A majority of the Committee will constitute a quorum, and the action of the members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the Committee.

(b) To the extent permitted by applicable law, including any rule of the New York Stock Exchange, the Board or Committee may delegate its duties under the Plan to a Secondary Committee, subject to such conditions and limitations as the Board or Committee shall prescribe; provided, however, that: (i) only the Board or Committee may grant an Award to a Participant who is subject to Section 16 of the Exchange Act; (ii) only the Board or Committee may grant an Award designed to be a Qualified Performance-Based Award; (iii) no Secondary Committee may grant an Award to a member of such Secondary Committee; (iv) the resolution providing for such delegation sets forth the total number of Shares and/or the pool dollar value of the Awards such Secondary Committee may grant; and (v) the Secondary Committee shall report periodically to the Board or the Committee, as the case may be, regarding the nature and scope of the Awards granted pursuant to the authority delegated. To the extent of any such delegation, references or deemed references in the Plan to the Committee will be deemed to be references to such Secondary Committee. A majority of the Secondary Committee will constitute a quorum, and the action of the members of the Secondary Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the Secondary Committee.

(c) The Board shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Evidence of Award or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Board may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in an Evidence of Award, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any ambiguous provision of the Plan or any Evidence of Award, and, subject to Sections 15 and 18, adopting modifications and amendments to this Plan or any Evidence of Award, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which RAI, its Affiliates, and/or its Subsidiaries operate. The grant of any Award that specifies Management Objectives that must be achieved before such Award can be earned or paid will specify that, before such Award will be earned and paid, the Board must certify that the Management Objectives have been satisfied.

(d) The interpretation and construction by the Board of any provision of this Plan or of any Evidence of Award or other agreement or document ancillary to or in connection with this Plan and any determination by the Board pursuant to any provision of the Plan or of any such Evidence of Award or other agreement or document ancillary to or in connection with this Plan will be final and conclusive. No member of the Board will be liable for any such action or determination made in good faith.

13.  Non U.S. Participants.  In order to facilitate the making of any grant or combination of grants under the Plan, the Board may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by RAI or any Subsidiary outside of the United States of America, as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of the Plan (including without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose, and the Secretary or other appropriate officer of RAI may certify any such document as having been approved and adopted in the same manner as the Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of the Plan as then in effect unless the Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of RAI.

14.  Withholding Taxes.  To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under the Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Shares, and such Participant fails to make arrangements for the payment of tax, the Company shall withhold such Shares having a value that shall not exceed the statutory minimum amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect, or the Company may require the Participant, to satisfy the obligation, in whole or in part, by electing to have withheld, from the Shares required to be delivered to the Participant, Shares having a value equal to the amount required to be withheld, or by delivering to the Company other Shares held by such Participant. The Shares used for tax withholding will be valued at an amount equal to the Market Value per Share of such Shares on the date the benefit is to be included in Participant’s income. Participants shall also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of Shares acquired upon the exercise of Option Rights.

15.  Amendments, Etc.

(a) The Board may at any time and from time to time amend the Plan in whole or in part; provided, however, that if an amendment to the Plan must be approved by the shareholders of RAI in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Shares are traded or quoted, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

(b) Except in connection with a corporate transaction or event described in Section 11 of the Plan, the terms of outstanding Awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding Option Rights or Appreciation Rights in exchange for cash, other Awards, or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without shareholder approval.

(c) If permitted by Section 409A of the Code and Section 162(m) in the case of a Qualified Performance-Based Award, in case of termination of employment by reason of death, disability or normal or early retirement, or in the case of unforeseeable emergency or other special circumstances, of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any Shares of Restricted Stock or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Annual Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any Other Awards subject to any vesting schedule or transfer restriction, or who holds Shares subject to any transfer restriction imposed pursuant to Section 10(b) of the Plan, the Board may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or Other Award may be exercised or the time when such Restriction Period will end or the time at which such Annual Incentive Awards, Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such Award.

(d) Subject to Section 16(b) of the Plan, the Board may amend the terms of any award theretofore granted under the Plan prospectively or retroactively, but subject to Section 11 of the Plan, no such amendment shall impair the rights of any Participant without his or her consent, except as necessary to comply with changes in law or accounting rules applicable to RAI. The Board may, in its discretion, terminate the Plan at any time. Termination of the Plan will not affect the rights of Participants or their successors under any Awards outstanding hereunder on the date of termination.

16.  Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that the Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. The Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in the Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under the Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its affiliates.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by RAI from time to time) and (ii) RAI shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then RAI shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the tenth business day of the seventh month after such six-month period.

(d) Notwithstanding any provision of the Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, RAI reserves the right to make amendments to the Plan and grants hereunder as RAI deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with the Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

17.  Governing Law.  The Plan and all grants and Awards and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of North Carolina, without regard to principles of conflicts of laws.

18.  Effective Date/Termination.  The Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Existing Plan, except that outstanding Awards granted under the Existing Plan will continue unaffected, in accordance with the terms of the Existing Plan as in effect on the Effective Date, following the Effective Date. No grant will be made under the Plan more than 10 years after the Effective Date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms of the Evidence of Award conveying such grants and of the Plan.

19.  Miscellaneous.

(a) Each grant of an Award will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with the Plan, as the Board may approve.

(b) RAI will not be required to issue any fractional Shares pursuant to the Plan. The Board may provide for the elimination of fractional Shares or for the settlement of fractional Shares in cash.

(c) The Plan will not confer upon any Participant any right with respect to continuance of employment or other service with RAI or any Subsidiary, nor will it interfere in any way with any right RAI or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(d) No person shall have any claim to be granted any Award under the Plan. Without limiting the generality of the foregoing, the fact that a target Award is established for the job value or level for an employee shall not entitle any employee to an Award hereunder. Except as provided specifically herein, a Participant or a transferee of an Award shall have no rights as a shareholder with respect to any Shares covered by any Award until the date as of which he or she is actually recorded as the holder of such Shares upon the stock records of the Company.

(e) Determinations by the Board or the Committee under the Plan relating to the form, amount and terms and conditions of grants and Awards need not be uniform, and may be made selectively among persons who receive or are eligible to receive grants and Awards under the Plan, whether or not such persons are similarly situated.

(f) To the extent that any provision of the Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of the Plan.

(g) No Award under the Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Board, contrary to law or the regulations of any duly constituted authority having jurisdiction over the Plan.

(h) Absence or leave approved by a duly constituted officer of RAI or any of its Subsidiaries shall not be considered interruption or termination of service of any employee for any purposes of the Plan or Awards granted hereunder.

(i) The Board may condition the grant of any Award or combination of Awards authorized under the Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by RAI or a Subsidiary to the Participant.

(j) If any provision of the Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Board, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Board, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(k) Any Evidence of Award may: (i) provide for recoupment by the Company of all or any portion of an Award upon such terms and conditions as the Board or Committee may specify in such Evidence of Award; or (ii) include restrictive covenants, including, without limitation, non-competition, non-disparagement and confidentiality conditions or restrictions, that the Participant must comply with during employment by the Company and/or within a specified period after termination as a condition to the Participant’s receipt or retention of all or any portion of an Award. This Section 19(k) shall not be the Company’s exclusive remedy with respect to such matters. This Section 19(k) shall not apply after a Change of Control, unless otherwise specifically provided in the Evidence of Award.

You have the option to submit your proxy by the Internet, telephone or mail. Your vote does not count until we receive it. VOTE BY INTERNET — www.proxyvote.com up until 11:59 P.M. Eastern Time on May 5, 2009 (May 1, 2009 for CIP or SIP participants). Use the Internet to transmit your voting instructions and for electronic delivery of informationHave your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Reynolds American Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 5, 2009 (May 1, 2009 for CIP or SIP participants). Have your proxy card in hand when you call and follow the simple instructions provided to you. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Reynolds American Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned the proxy card. If you vote by telephone or Internet, do not mail back the proxy card. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: REYNO1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. REYNOLDS AMERICAN INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends a vote FOR: number(s) of the nominee(s) on the line below. 1. Election of Directors 0 0 0 Nominees For Class II: Nominee For Class I: 01) Nicandro Durante 05) Luc Jobin 02) Holly K. Koeppel 03) H.G.L. (Hugo) Powell 04) Thomas C. Wajnert For Against Abstain 2. Approval of the Reynolds American Inc. 2009 Omnibus Incentive Compensation Plan 0 0 0 3. Ratification of the Appointment of KPMG LLP as Independent Auditors 0 0 0 The Board of Directors recommends a vote AGAINST: 4. Shareholder Proposal on Elimination of Classified Board 0 0 0 5. Shareholder Proposal on Food Insecurity and Tobacco Use 0 0 0 6. Shareholder Proposal on Making Future New and/or Expanded Brands Non-Addictive 0 0 0 7. Shareholder Proposal on Human Rights Protocols for the Company and its Suppliers 0 0 0 For address changes and/or comments, please check this box and write them on 0 the back where indicated. Note: Please make sure that you complete, sign and date Shares for which an executed proxy is received, but no your proxy card. Please sign exactly as your name(s) appear(s) instruction is given, will be voted by the proxies FOR Items 1, on the account. When signing as a fiduciary, please give your 2 and 3 and AGAINST Items 4, 5, 6 and 7, and by Fidelity, as full title as such. Each joint owner should sign personally. Trustee under the CIP, and Vanguard, as Custodian under the Corporate proxies should be signed in full corporate name by SIP, in the same proportion as the shares for which instructions an authorized officer. are received by Fidelity and Vanguard, respectively. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

YOUR VOTE IS IMPORTANT!
Please complete, sign and date your proxy card and return this proxy card in the enclosed envelope or vote by telephone or Internet as soon as possible!
To: Shareholders of Reynolds American Inc.
Participants in the Reynolds American Capital Investment Plan Participants in the Savings and Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico
Shares of common stock of Reynolds American Inc. will be voted as you direct if this card is completed by you and received by Broadridge on or before May 5, 2009 (May 1, 2009 for CIP or SIP participants). Broadridge is responsible for tabulating the returns.
If you have any questions or need assistance in voting the shares, please contact:
Reynolds American Inc. Shareholder Services 401 North Main Street Winston-Salem, NC 27101
(866) 210-9976 (toll-free)
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Form 10-K and Chairman Letter are available at www.proxyvote.com.
? DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ?
REYNOLDS AMERICAN INC.
PROXY
This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on May 6, 2009.
The undersigned shareholder of Reynolds American Inc. hereby appoints Susan M. Ivey, McDara P. Folan, III and Constantine (Dean) E. Tsipis, and each of them (with full power of substitution and resubstitution), as proxies of the undersigned, to vote all shares of the common stock of Reynolds American Inc. that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 6, 2009 at 9:00 a.m. (Eastern Time) in the Reynolds American Plaza Building Auditorium, 401 North Main Street, Winston-Salem, North Carolina, and at any adjournments or postponements thereof, as designated on the reverse side of this proxy card, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
The undersigned also provides instructions to Fidelity Management Trust Company, as Trustee under the Reynolds American Capital Investment Plan (the “CIP”), and to Vanguard Group, Inc., as Custodian under the Savings and Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico (the “SIP”), to vote shares of the common stock of Reynolds American Inc. allocated, respectively, to accounts of the undersigned under the CIP or the SIP, and which are entitled to be voted at the Annual Meeting, and at any adjournments or postponements thereof, as designated on the reverse side of this proxy card, and to vote all such shares on such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
Change of address:
(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)
(Continued and to be signed and dated on reverse side.)